     As filed with the Securities and Exchange Commission on April 16, 2002
                                            Registration Statement No. 333-75722
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                   ----------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                 PROLOGIS TRUST
             (Exact Name of Registrant as Specified in its Charter)
                                   ----------
          Maryland                                         74-2604728
  (State of organization)                               (I.R.S. Employer
                                                       Identification No.)
                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                          Edward S. Nekritz, Secretary
                                 ProLogis Trust
                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service):
                                   Copies to:

    Michael T. Blair               Adam O. Emmerich                   Raymond O. Gietz
Mayer, Brown, Rowe & Maw    Wachtell, Lipton, Rosen & Katz       Weil, Gotshal & Manges LLP
190 South LaSalle Street   51 West 52nd Street New York, New          767 Fifth Avenue
 Chicago, Illinois 60603              York 10019                  New York, New York 10153
     (312) 782-0600                 (212) 403-1000                     (212) 310-8007

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective with regard to the transaction described in this post-effective amendment and from time to time thereafter with respect to other transactions described in this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
                                   ----------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     The following document consists of the proxy statement of Security Capital Group Incorporated to be used in connection with its special meeting of stockholders to be held on May 14, 2002, and the prospectus of ProLogis Trust with respect to the ProLogis common shares owned by Security Capital Group Incorporated that may be issued in connection with the transactions described herein.

                      SECURITY CAPITAL GROUP INCORPORATED

                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501

                                APRIL 16, 2002

TO OUR STOCKHOLDERS:

   You are cordially invited to attend a special meeting of stockholders of Security Capital Group Incorporated ("Security Capital") to be held on Tuesday, May 14, 2002, at 8:30 a.m., local time, at the Holiday Inn, 4140 West 95th Street, Oak Lawn, Illinois.

   At the special meeting you will be asked to consider and vote upon a proposal to approve a merger between an indirect wholly owned subsidiary of General Electric Capital Corporation ("GE Capital") and Security Capital. If the merger is completed, Security Capital will become an indirect wholly owned subsidiary of GE Capital, and you will receive $26.00 in cash for each of your shares of Security Capital class B stock, subject to the substitution, at the option of GE Capital, of a combination of cash and common shares of beneficial interest of ProLogis Trust owned by Security Capital with an agreed aggregate value of $26.00 per share. The value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002. At and after the closing, Security Capital stockholders will bear all of the economic risk of fluctuations, if any, in the market price of the ProLogis common shares below the average price during the measurement period. Each share of Security Capital class A stock will be converted into the right to receive 50 times the per share class B consideration. GE Capital has informed Security Capital that its current plan is to cause Security Capital to distribute some (but not all) of the ProLogis common shares to Security Capital stockholders. However GE Capital has not made a formal election, and has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans.

   The Security Capital board has determined that the merger is advisable, fair to and in the best interests of Security Capital and its stockholders. ACCORDINGLY, THE SECURITY CAPITAL BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

   The accompanying notice of special meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting.

   Your vote is very important. We cannot complete the merger unless holders of shares entitled to cast a majority of all the votes entitled to be cast on the proposal approve the merger agreement and the merger. Accordingly, failing to vote your shares of Security Capital stock will have the same effect as a vote against the merger agreement and the merger. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. You can also authorize a proxy to vote your shares of Security Capital stock through the Internet or by telephone.

                                          WILLIAM D. SANDERS

                                          /s/ William D. Sanders
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

   This proxy statement/prospectus is dated April 16, 2002, and is first being mailed to stockholders on or about April 16, 2002.

                      SECURITY CAPITAL GROUP INCORPORATED

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 2002

                               -----------------

To Our Stockholders:

   A special meeting of stockholders of Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), will be held on Tuesday, May 14, 2002, at 8:30 a.m., local time, at the Holiday Inn, 4140 West 95th Street, Oak Lawn, Illinois, to do the following:

    1. consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 14, 2001, by and among Security Capital, General Electric Capital Corporation ("GE Capital"), and EB Acquisition Corp., an indirect, wholly owned subsidiary of GE Capital ("Merger Sub"), and approve the merger of Merger Sub with and into Security Capital, with Security Capital surviving the merger as an indirect wholly owned subsidiary of GE Capital. In the merger, each share of Security Capital class B stock will be converted into the right to receive $26.00 in cash, subject to the substitution, at the election of GE Capital as described in the accompanying proxy statement/prospectus, of a combination of cash and common shares of beneficial interest of ProLogis Trust owned by Security Capital with an agreed aggregate value of $26.00. The value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002. Each share of Security Capital class A stock will be converted into the right to receive 50 times the per share class B consideration; and

    2. transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   We have described these matters more fully in the proxy statement/prospectus accompanying this notice. We have attached a copy of the merger agreement as Appendix A to the proxy statement/prospectus. Please read these materials carefully.

   The Security Capital board has fixed April 11, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment of the special meeting of not more than 120 days after the record date of the special meeting. If you are a registered owner and plan to attend the meeting in person, you may request an admission ticket by marking the attendance box on your attached proxy card. Beneficial owners whose ownership is registered under another party's name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Frances Josephic, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. We will admit registered owners and beneficial owners who do not present valid admission tickets at the meeting or who have not pre-registered only upon verification of ownership at the registration counter at the meeting.

   Whether or not you expect to attend the special meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose. You can also authorize a proxy to vote your shares of Security Capital stock through the Internet or by telephone.

   We look forward to seeing you at the special meeting.

                                          By Order of the Board of Directors,
                                          /s/ Jeffrey A. Klopf
                                          Jeffrey A. Klopf

                                          Senior Vice President and Secretary

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET.

                     QUESTIONS & ANSWERS ABOUT THE MERGER

Q: WHY IS SECURITY CAPITAL PROPOSING THE MERGER?
A: Security Capital believes that the merger fulfills its goal of substantially eliminating the trading discount to its net asset value, and that the current transaction presents stockholders with a significant premium to the market prices of Security Capital class A and class B stock over the past three years. Security Capital believes that Security Capital stockholders could expect to realize greater value from the proposed transaction with GE Capital than could be expected to be generated in a reasonable period were Security Capital to remain independent.

   To review the reasons for the merger in greater detail, see pages 14 through 15.

Q: WHAT WILL HAPPEN IN THE MERGER?
A: In the merger, Security Capital will merge with an indirect wholly owned subsidiary of GE Capital and survive as an indirect wholly owned subsidiary of GE Capital. The merger agreement is attached to this document as Appendix
   A. We encourage you to read it carefully.

Q: WHAT WILL I RECEIVE IN THE MERGER?
A: Security Capital class B stockholders:
   In the merger, each share of Security Capital class B stock will be converted into the right to receive $26.00 in cash, subject to the substitution, at the election of GE Capital as described in the accompanying proxy statement/prospectus, of a combination of cash and some or all of the common shares of beneficial interest of ProLogis Trust owned by Security Capital, the total consideration to have an agreed aggregate value of $26.00. GE Capital has informed Security Capital that its current plan is to cause Security Capital to distribute some (but not all) of the ProLogis common shares to Security Capital stockholders, such that each share of class B stock would be entitled to receive approximately 0.19 ProLogis common shares. GE Capital has not made a formal election and has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans.

   For example, if GE Capital were to change its current plans, and elect to substitute all of the ProLogis common shares currently owned by Security Capital for a portion of the merger consideration, each share of class B stock will receive approximately 0.3 ProLogis common shares. The number of ProLogis common shares to be received with respect to each share of class B stock will not change regardless of any decision, election or other action by Security Capital option holders, preferred stockholders or holders of convertible debentures in connection with the merger.

   The ProLogis common shares will be valued based on the average closing prices on the ten consecutive full trading days ending on May 9, 2002 (the day immediately preceding the two consecutive full trading days before the stockholders meeting). Stockholders will also receive cash in lieu of fractional common shares of ProLogis. Class B stockholders will receive the remainder of the consideration in cash so that the total value received, with ProLogis common shares valued as described above, will remain $26.00 per share. Under GE Capital's current plans, the former stockholders of Security Capital will, in the aggregate, own approximately 18.2% of ProLogis and Security Capital will become an indirect wholly owned subsidiary of GE Capital owning approximately 9.8% of ProLogis.

   A prospectus describing the ProLogis common shares which you will receive is included in this document. We encourage you to read it carefully.

   Security Capital class A stockholders:
   In the merger, each share of Security Capital class A stock will be converted into the right to receive 50 times the per share class B consideration.

   Security Capital option holders:
   Following the merger, each option to purchase Security Capital class A or class B stock will be cancelled, and the holder will receive cash in the amount of the difference, or "spread," if any, between $26 in the case of an option to purchase class B stock or $1,300 in the case of an option to purchase class A stock, and the exercise price per share of such option (less applicable withholding taxes).

   If GE Capital elects to substitute some or all of the ProLogis common shares, each option holder may elect to receive the merger consideration (less the applicable exercise price and withholding taxes) in lieu of a payment entirely in cash.

   Security Capital convertible debenture holders: Following the merger, each Security Capital 6.5% convertible subordinated debenture due 2016 which has not been converted will remain outstanding and will be convertible, at the option of the holder, into the merger consideration received by holders of class A stock. Alternatively, prior to the merger, convertible debenture holders may elect to convert such debentures into Security Capital class A stock pursuant to the terms of such debentures, in which case they will receive the same consideration as other holders of class A stock.

   Security Capital series B preferred holders: Following the merger, each share of series B preferred stock which has not been converted will remain outstanding and will be convertible at the option of the holder into the merger consideration received by holders of class B stock. Alternatively, prior to the merger, series B preferred holders may elect to convert such shares into class B stock pursuant to the terms of the series B preferred stock, in which case they will receive the same consideration as other holders of class B stock. GE Capital has entered into an agreement with the holder of the series B preferred stock to purchase all of the issued and outstanding shares of series B preferred stock from the series B holder at a per share price of $1,000, together with all accrued and unpaid dividends thereon up to the date of purchase. GE Capital has informed Security Capital that it expects the purchase of the series B preferred shares to occur immediately following the closing of the merger.

Q: WHEN WILL I KNOW IF PROLOGIS COMMON SHARES WILL BE PART OF THE MERGER
   CONSIDERATION?
A: If GE Capital elects to substitute some or all of the ProLogis common shares currently owned by Security Capital for a portion of the merger consideration:

       . it will make its decision no later than the 15th day prior to the stockholder meeting;

       . GE Capital and Security Capital will promptly issue a press release announcing the election; and

       . Two days before the stockholder meeting, GE Capital and Security Capital will issue a press release with the number of ProLogis common shares, and the amount of cash to be received.

   Stockholders may withhold submitting their proxy cards until after any announcement is made, or may change any vote that they may have delivered prior to any announcement by following the procedures set forth in this proxy statement. See "Security Capital Special Meeting--How to Revoke A Proxy."

   GE CAPITAL NOTIFIED SECURITY CAPITAL ON MARCH 8, 2002 THAT ITS CURRENT PLAN IS TO CAUSE SECURITY CAPITAL TO DISTRIBUTE APPROXIMATELY 32.8 MILLION PROLOGIS COMMON SHARES AS PART OF THE MERGER CONSIDERATION, OR 0.19 PROLOGIS COMMON SHARES FOR EACH CLASS B SHARE. HOWEVER, GE CAPITAL HAS NOT MADE A FORMAL ELECTION AND HAS INFORMED SECURITY CAPITAL THAT IT INTENDS TO CONTINUE TO EVALUATE ITS ALTERNATIVES AND COULD CHANGE ITS PLANS.

Q: CAN GE CAPITAL REVOKE ITS ELECTION TO INCLUDE PROLOGIS COMMON SHARES AS PART
   OF THE MERGER CONSIDERATION?
A: Yes, GE Capital may revoke its election to include ProLogis common shares as part of the merger consideration. If GE Capital elects to revoke its election:

       . it will make its decision no later than the 10th day prior to the stockholder meeting;

       . GE Capital and Security Capital will promptly issue a press release announcing the election.

   Stockholders may withhold submitting their proxy cards until after any announcement is made, or may change any vote that they may have delivered prior to any announcement by following the procedures set forth in this proxy statement. See "Security Capital Special Meeting--How to Revoke A Proxy."

Q: HOW WILL SECURITY CAPITAL DETERMINE HOW MUCH CASH I WILL RECEIVE IN THE
   MERGER?
A: Security Capital will first determine the value of the ProLogis common shares. This value will be measured based on the average closing prices of these shares on the ten consecutive full trading days ending on May 9, 2002 (the day immediately preceding the two consecutive full trading days before the stockholders meeting). This value will be multiplied by the number of ProLogis common shares, if any, to be distributed for each class B share and subtracted from $26 to determine the amount of cash you will receive.

   By way of example, if the average price of the ProLogis common shares during the measurement period is $23.50 and GE Capital, as is its current plan, elects to distribute 0.19 ProLogis common shares to each holder of class B shares, Security Capital class B stockholders will receive $21.54 in cash ($26--$23.50x .19).

   Alternatively, by way of example, if the average price of the ProLogis common shares during the measurement period is $21.33 and GE Capital changes its current plan and elects to distribute 0.30 ProLogis common shares to each holder of class B shares, Security Capital class B stockholders will receive $19.60 in cash
   ($26--$21.33x .30).

   The exact amount of cash to be received will be announced in a press release as soon as the information is known.

   It is important to note that once fixed, the amount of cash to be received will not change regardless of any subsequent change in the price of the ProLogis common shares. This means that at and after the Closing, Security Capital stockholders will bear all of the economic risk of subsequent fluctuations, if any, in the market price of the ProLogis shares below the average price of those shares during the measurement period. For example, the price of the ProLogis shares at the end of the measurement period and/or at the closing could be lower than the average price during the measurement period.

Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?
A: The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount equal to the difference between the sum of the cash and the fair market value of the ProLogis common shares, if any, you receive or are deemed to receive, and your tax basis in Security Capital common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

Q: SHOULD I SEND IN MY SECURITY CAPITAL STOCK CERTIFICATES NOW?
A: No. After the merger is completed, Security Capital stockholders will receive written instructions for exchanging their Security Capital stock certificates. Please do not send in your Security Capital stock certificates with your proxy.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?
A: We are working to complete the merger as quickly as practicable. If Security
   Capital stockholders approve the merger agreement and the merger, we expect to complete the merger in the second quarter of 2002.

Q: DO I HAVE APPRAISAL RIGHTS?
A: No. No rights of appraisal are available.

Q: WHAT DO I NEED TO DO NOW?
A: Carefully read and consider the information contained in this document.
   There are several ways your shares can be represented at the stockholder meeting. You can attend the stockholder meeting in person or you can indicate on the enclosed proxy card how you want to vote and then sign and mail the proxy card in the enclosed return envelope as soon as possible. You may also authorize a proxy via the Internet or by telephone to vote your shares instead by following the instructions set forth on your proxy card.

   Your vote is important regardless of the number of shares that you own.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES?
A: Your broker will not vote your shares unless you follow the voting directions your broker provides to you.

   If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?
A: Yes. You can change your vote by sending in a written notice of revocation or a later-dated, signed proxy card to the Secretary of Security Capital at or before the stockholders meeting or by attending the meeting in person and voting.

Q: WHAT IF I DON'T VOTE?
A: If you do not vote or if you return your proxy marked "ABSTAIN," it will have the same effect as a vote against the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?
A: If you have any questions about the proposed merger, including how to complete and return your proxy card, please call the firm assisting us with the solicitation of proxies:

   Georgeson Shareholder Communications Inc.

   Banks & Brokers Call Collect:
      (212) 440-9800

   All Others Call Toll Free:
      (866) 300-8589

                       SUMMARY TERM SHEET FOR THE MERGER

   This summary highlights selected information from this document regarding the merger and the merger agreement and may not contain all of the information that is important to you as a Security Capital stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

THE PROPOSED TRANSACTION

THE PROPOSAL (PAGE 7). We are asking you to consider and vote upon a proposal to approve the merger agreement that provides for Security Capital to be acquired by GE Capital and the merger of an indirect wholly owned subsidiary of GE Capital with and into Security Capital.

WHAT YOU WILL RECEIVE (PAGE 7). Upon completion of the merger, you will be entitled to receive $26.00 in value for each of your shares of Security Capital class B stock that you own as of the Closing. A holder of a share of class A stock will receive 50 times the value received by a holder of a share of class B stock. At the election of GE Capital, a portion of the class B consideration may consist of common shares of ProLogis Trust (which we refer to as ProLogis) owned by Security Capital. The value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002.

   A PROSPECTUS DESCRIBING THE PROLOGIS COMMON SHARES IS INCLUDED IN THIS DOCUMENT BEGINNING ON PAGE 69. WE ENCOURAGE YOU TO READ IT CAREFULLY.

THE ACQUIROR (PAGE 1). GE Capital, based in Stamford, Connecticut, is a provider of financing, asset management and insurance products and services.

SECURITY CAPITAL'S RECOMMENDATION TO STOCKHOLDERS (PAGE 14). The Security
   Capital board has determined, by the unanimous vote of those directors voting on the proposal, that the merger is advisable, fair to and in the best interests of Security Capital and its stockholders and has approved and adopted the merger agreement and the merger. The Security Capital board recommends that stockholders vote FOR approval of the merger agreement and the merger at the special meeting.

OPINION OF GOLDMAN SACHS (PAGE 16 AND APPENDIX C). On December 14, 2001,
   Goldman Sachs delivered to the Security Capital board a written opinion, dated December 14, 2001, that, based upon and subject to the matters set forth in the opinion, as of the date of the opinion, the consideration to be received by the holders of the class A stock and the class B stock of Security Capital pursuant to the merger agreement was fair from a financial point of view to the holders.

   Goldman Sachs provided its advisory services and its opinion for the information and assistance of the Security Capital board in connection with its consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any Security Capital stockholder should vote at the special meeting. THE FULL TEXT OF GOLDMAN SACHS' OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND WE URGE YOU TO READ THE OPINION IN ITS ENTIRETY.

THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 7). The special meeting will be held on Tuesday, May
   14, 2002 at 8:30 a.m., local time at the Holiday Inn, 4140 West 95th Street, Oak Lawn, Illinois.

REQUIRED VOTE (PAGE 7). Approval of the merger requires the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of class A stock, class B stock and series B preferred stock, voting together as a single class.

WHO MAY VOTE (PAGE 7). You are entitled to vote at the special meeting if you owned shares of Security Capital stock at the close of business on April 11, 2002, the record date for the special meeting. As of that date, 640,055.963 shares of class A stock entitled to 640,055.963 votes, 109,207,399.826 shares of class B stock entitled to 546,036 votes, and 257,642 shares of series B preferred stock entitled to 33,029 votes (voting on an as converted basis) were outstanding and are entitled to be voted at the special meeting.

PROCEDURE FOR VOTING (PAGE 8). You may vote in any of three ways:

   (1) by completing and returning the enclosed proxy card,

   (2) by authorizing a proxy by telephone or through the Internet according to the instructions on the proxy card, or

   (3) by appearing in person at the special meeting and casting a ballot in person.

   If you complete and return the enclosed proxy but wish to revoke it, you must file with the Secretary of Security Capital a written, later-dated notice of revocation, send a later-dated proxy relating to the same shares to the Secretary of Security Capital at or before the special meeting or appear and cast a ballot in person at the special meeting.

THE MERGER

THE STRUCTURE (PAGE 32). On the terms and subject to the conditions of the merger agreement, an indirect wholly owned subsidiary of GE Capital will merge with and into Security Capital. Security Capital will remain in existence as an indirect wholly owned subsidiary of GE Capital. Security Capital common stockholders will have no equity interest in Security Capital or GE Capital after the merger.

ACCOUNTING TREATMENT (PAGE 28). The merger will be treated as a "purchase" for accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 25). The merger will be a taxable transaction to you. For United States federal income tax purposes, you generally will recognize gain or loss in the merger in an amount equal to the difference between the sum of the cash and the fair market value of the ProLogis common shares, if any, you receive or are deemed to receive and your tax basis in Security Capital common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

ANTITRUST MATTERS (PAGE 27). Under United States federal antitrust law, the merger may not be completed until Security Capital and GE Capital have made filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the applicable waiting periods have expired or been terminated. The applicable waiting period was terminated effective as of January 14, 2002. GE Capital and Security Capital do not believe the merger requires any other antitrust approvals, but if any such approvals are determined to be necessary, the parties will make the requisite filings expeditiously.

DISSENTERS' APPRAISAL RIGHTS (PAGE 31). Under Maryland law, Security Capital stockholders will not have dissenters' rights to an appraisal of their shares in connection with the merger.

MERGER FINANCING. GE Capital has advised us that it expects to finance the merger from the issuance of its commercial paper or other borrowings in the ordinary course, and that it does not believe that there are any uncertainties regarding the availability of funds to complete the merger. Completion of the merger is not conditioned on any financing arrangements.

THE MERGER AGREEMENT (PAGE 32 AND APPENDIX A).

CLOSING OF THE MERGER (PAGE 41). Before we can complete the merger, we must satisfy a number of conditions. These include:

       . approval of the merger agreement and the merger by the affirmative vote of a majority of the votes entitled to be cast by the holders of the voting securities of Security Capital voting together as a single class;

       .  absence of any legal prohibitions against the merger;

       . expiration or early termination of applicable waiting periods under United States federal antitrust laws and any other applicable antitrust laws;

       .  receipt of other material governmental consents and approvals;

       . no material adverse effect will have occurred with respect to Security Capital; and

       . Security Capital's representations and warranties will be true and Security Capital will have complied with its obligations under the merger agreement.

   We expect to merge as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

RESTRICTIONS AGAINST THE SOLICITATION OF ACQUISITION TRANSACTIONS (PAGE 37).
   The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction. The no solicitation covenant generally prohibits us and any of our officers, directors, employees, investment bankers, attorneys, accountants, or other advisor or representatives or any of our subsidiaries from, directly or indirectly, doing any of the following:

       . soliciting, initiating or encouraging the submission of alternative transactions; and

       . participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate alternative transactions.

   In addition, we have agreed that our board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to GE Capital, its approval or recommendation of the merger agreement or the merger. The merger agreement does not, however, prohibit us from considering, or our board from considering and potentially recommending an unsolicited bona fide written superior proposal from a third party in the circumstances described under "The Merger Agreement--No Solicitation of Acquisition Transactions" on pages 37 through 39.

TERMINATION OF THE MERGER AGREEMENT (PAGE 43). Security Capital and GE Capital may agree in writing to terminate the merger agreement at any time without completing the merger, even after Security Capital stockholders have approved the merger agreement and the merger. The merger agreement also may be terminated at any time prior to the effective time of the merger:

       . by either party if any court or governmental agency issues a final order preventing the merger;

       .  by either party if the merger is not completed by August 14, 2002;

       . by GE Capital if the Security Capital board changes its recommendation or fails to reconfirm its recommendation of the merger agreement and the merger or approves an alternative acquisition proposal;

       . by Security Capital after giving GE Capital at least three days prior written notice of its intent to terminate the merger agreement because it has received a more favorable acquisition proposal which it intends to accept, GE Capital in the three-day period fails to increase the merger consideration to be equal to or greater than the alternative proposal, and Security Capital pays a termination fee of $120 million plus expenses of up to $40 million and Security Capital immediately enters into an agreement with respect to the alternative transaction;

       . by either party if the other party materially breaches its representations or agreements and fails to cure its breach within 30 days after receiving notice of the breach or the breach is incapable of being cured prior to August 14, 2002; and

       . by either party if Security Capital stockholders fail to approve the merger agreement and the merger at the special meeting (including any adjournments or postponements of the special meeting).

TERMINATION FEE IF MERGER IS NOT COMPLETED (PAGE 44). In addition to the circumstances described above, we must also pay GE Capital a termination fee of $120 million and expenses of up to $40 million if:

       . the merger agreement is terminated by GE Capital because the Security Capital board changes its recommendation or fails to reconfirm its recommendation of the merger agreement and the merger or approves an alternative acquisition proposal; or

       . the merger agreement is terminated by either GE Capital or Security Capital because the Security Capital stockholders fail to approve the merger agreement and the merger after the Security Capital board has changed its recommendation or fails to reconfirm its recommendation of the merger agreement and the merger or approves an alternative acquisition proposal;

AND

       . a third party has previously proposed publicly to acquire Security Capital; or

       . within 12 months following the termination of the merger agreement, Security Capital is acquired or enters into a definitive agreement to be acquired by a third party.

SUPPORT AGREEMENTS (PAGE 47 AND APPENDIX B).

   As an inducement to GE Capital to enter into the merger agreement, two stockholders holding 7.55% of the voting power of Security Capital as of April 11, 2002 have executed Support Agreements agreeing to vote their shares in favor of the merger. The Support Agreements could discourage other persons from trying or proposing to combine with Security Capital before we complete the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 28).

   Some members of Security Capital management and the Security Capital board have certain interests in the merger that are different from or in addition to the interests of Security Capital stockholders generally. These additional interests relate to provisions in the merger agreement or Security Capital employee benefit plans, as well as:


  . entering into non-competition agreements with several executives pursuant to which the executives will receive at the completion of the merger, in exchange for entering into an 18-month non-competition restriction, cash payments in the aggregate of approximately $26.8 million;

  . entering into letter agreements of employment with several executives that replace the executive's existing change in control employment agreements. These letter agreements provide the benefits and terms for a one-year term of employment, subject to termination by either party on thirty days notice, and for welfare and fringe benefits. Assuming each executive is employed for the entire one-year term the minimum aggregate cash consideration GE Capital would be required to pay under these letter agreements is approximately $7.9 million;

  . modifying existing change in control agreements with two executives. The minimum aggregate consideration required to be paid under these letter agreements is approximately $3.4 million;

  . acceleration and payments in respect of outstanding Security Capital stock options and restricted stock units; and

  . indemnification of and provisions for liability insurance for Security Capital directors and officers.

   The Security Capital board was aware of these interests and considered them in approving and adopting the merger agreement and the merger.

TRADING OF PROLOGIS COMMON SHARES.

   ProLogis' common shares are currently listed on the New York Stock Exchange under the symbol "PLD". The ProLogis common shares, if any, distributed to Security Capital stockholders will also be listed on the New York Stock Exchange.

TRANSACTIONS WITH STORAGE USA (PAGE 45).

   On December 4, 2001 the Security Capital board approved a purchase and sale agreement, which provides for the sale of all of the assets of Storage USA, including its operating partnership, to Security Capital, and the merger of Storage USA with and into its operating partnership.

   The Storage USA transaction is conditioned upon, among other things, the approval of the Storage USA shareholders at a special meeting. This Storage USA special meeting will be held on April 26, 2002. You will know the results of the Storage USA special meeting before the special meeting. The Storage USA transaction requires the approval of a majority of Storage USA shares, of which Security Capital already owns 41%.

   The transactions with Storage USA and GE Capital are independent and not contingent upon each other. You are not being asked to vote on the Storage USA transaction in this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
The Companies..............................................................................   1
   Security Capital Group Incorporated.....................................................   1
   GE Capital..............................................................................   1
   Merger Subsidiary.......................................................................   1
Selected Historical Consolidated Financial Data............................................   2
Risk Factors...............................................................................   4
Security Capital Special Meeting...........................................................   7
   Date, Time and Place of the Security Capital Special Meeting............................   7
   What You Will Vote On...................................................................   7
   Stockholder Record Date for the Special Meeting.........................................   7
   Quorum..................................................................................   7
   Vote Required for Approval..............................................................   7
   Voting Your Shares......................................................................   8
   Other Matters...........................................................................   8
   How to Revoke a Proxy...................................................................   9
   Cost of Solicitation....................................................................   9
The Merger.................................................................................  10
   Background of the Merger................................................................  10
   Security Capital's Reasons for the Merger; Recommendation of the Security Capital Board.  14
   Projections.............................................................................  15
   Opinion of Goldman Sachs................................................................  16
   Material United States Federal Income Tax Consequences..................................  25
   Governmental and Regulatory Approvals...................................................  27
   Accounting Treatment....................................................................  28
   Interests of Certain Persons in the Merger..............................................  28
   Amendment to Security Capital Rights Agreement, Takeover Statutes.......................  31
   No Dissenters' Appraisal Rights.........................................................  31
The Merger Agreement.......................................................................  32
   Structure and Effective Time............................................................  32
   Merger Consideration....................................................................  32
   Payment Procedures......................................................................  33
   Treatment of Security Capital Stock Options and Restricted Stock Units..................  33
   Directors and Officers..................................................................  33
   Representations and Warranties..........................................................  33
   Covenants; Conduct of the Business of Security Capital Prior to the Merger..............  35
   No Solicitation of Acquisition Transactions.............................................  37
   Employee Benefits.......................................................................  39
   Reasonable Best Efforts; Antitrust Law Matters..........................................  40
   Registration and Sale of ProLogis Shares................................................  41
   Storage USA Acquisition.................................................................  41
   Conditions to Consummation of the Merger................................................  41
   Important Definitions...................................................................  42
   Termination.............................................................................  43
   Termination Fee.........................................................................  44
   Expenses................................................................................  44
   Amendment...............................................................................  44
Storage USA Transactions...................................................................  45
Support Agreements.........................................................................  47
Principal Stockholders.....................................................................  48

                                                                                              PAGE
                                                                                              ----
Market Price of Security Capital Common Stock and Dividend Information.......................  52
Market Price of ProLogis Common Shares and Dividend Information..............................  53
Security Capital Group Incorporated Unaudited Pro Forma Condensed Consolidated Financial Data  54
Comparison of Rights of Holders of Security Capital Common Stock and ProLogis Common Shares..  59
Resale Restrictions..........................................................................  65
Forward-Looking Statements...................................................................  65
Future Stockholder Proposals.................................................................  65
Where You Can Find More Information..........................................................  66
Incorporation of Certain Documents by Reference..............................................  67
Information Concerning ProLogis Trust........................................................  68
   Forward-Looking Statements................................................................  70
   ProLogis Trust............................................................................  70
   About This Prospectus.....................................................................  71
   Where You Can Find More Information.......................................................  72
   Risk Factors..............................................................................  73
   Use of Proceeds...........................................................................  79
   Description of Common Shares..............................................................  79
   Federal Income Tax Considerations.........................................................  84
   Selling Shareholder.......................................................................  93
   Plan of Distribution......................................................................  97
   Experts...................................................................................  98
   Legal Matters.............................................................................  98

APPENDICES

Appendix A--Agreement and Plan of Merger, dated as of December 14, 2001...................... A-1
Appendix B--Form of Support Agreement, dated as of December 14, 2001......................... B-1
Appendix C--Opinion of Goldman, Sachs & Co., dated December 14, 2001......................... C-1

                                 THE COMPANIES

Security Capital Group Incorporated

   Security Capital is a leading international real estate operating and investment management company. The principal offices of Security Capital and its directly owned affiliates are located in Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

   Security Capital is a Maryland corporation. Our executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501; telephone (505) 982-9292.

   The information contained in pages 1 to 68 relates primarily to the transaction by which GE Capital will acquire Security Capital. It is followed by information relating to ProLogis and the shares of ProLogis which may be distributed in the acquisition. This is important information if GE Capital elects to distribute some or all of the ProLogis common shares, and we urge you to read this information. GE Capital has informed Security Capital that its current plan is to cause Security Capital to distribute some (but not all) of the ProLogis common shares to Security Capital stockholders, however GE Capital has not made a formal election, and has informed Security Capital that they intend to continue to evaluate their alternatives and could change their current plan. This information in the portion of this proxy statement/prospectus relating to the transaction with GE Capital has been prepared by Security Capital, from the perspective of Security Capital. Accordingly references to "we," "us," "our" or "the Company" on pages 1 to 68 are references to Security Capital.

GE Capital

   GE Capital was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies. On July 2, 2001, GE Capital reincorporated and changed its domicile from New York to Delaware. All outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company.

   GE Capital provides a wide variety of financing, asset management, and insurance products and services which are organized into the following five key operating segments: consumer products; equipment management; mid-market financing; specialized financing; and specialty insurance. These operations are subject to a variety of regulations in their respective jurisdictions. Services of GE Capital are offered primarily in the United States, Canada, Europe and the Pacific Basin. The principal executive offices of GE Capital are located at 292 Long Ridge Road, Stamford, Connecticut 06927 and the telephone number is
(203) 961-5400.

Merger Subsidiary

   Merger Sub is a Maryland corporation formed by GE Capital solely for the purpose of merging into Security Capital. Merger Sub is an indirect wholly owned subsidiary of GE Capital. The mailing address of Merger Sub's principal executive offices is c/o GE Capital Real Estate, 292 Long Ridge Road, Stamford, Connecticut 06927; telephone (203) 961-5400.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The table below shows summary selected historical financial information for Security Capital as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001. Summary selected financial information from 1997, 1998, 1999, 2000 and 2001 has been derived from the audited consolidated financial statements of Security Capital. This information is only a summary, and you should read it in conjunction with Security Capital's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the U.S. Securities and Exchange Commission. See "Where You Can Find More Information" on page 66.

                                                   Years Ended December 31,
                                       ------------------------------------------------
                                         1997     1998       1999       2000   2001(1)
                                       -------- ---------  ---------  -------- --------
                                                        (in thousands)
Operating Data:
Equity in earnings (loss) of investees $171,873 $ (60,860) $  85,440  $369,045 $140,835
Property revenues.....................   58,397   144,374    226,730   274,980  401,544
Realized gains (losses)(2)............    8,024   (12,582)   (53,856)  154,893  122,522
Total revenues........................  261,763    71,627    266,655   801,684  684,137
Property expenses.....................   25,089    63,339    101,795   117,965  192,442
General, administrative and other
 expenses,net of reimbursements
 from related parties.................   36,189    45,017     55,330    25,010   60,248
Provision for loss(3).................       --        --     65,296    69,481       --
Interest expense:
    Security Capital..................  102,380    59,220     82,331    78,161   77,698
    Majority-owned subsidiaries(4)....    2,054    22,983     51,123    30,397   44,846
                                       -------- ---------  ---------  -------- --------
       Total interest expense.........  104,434    82,203    133,454   108,558  122,544
                                       -------- ---------  ---------  -------- --------
Net earnings (loss) attributable to
 Class B Equivalent Shares(5)......... $106,154 $(157,104) $(116,996) $317,269 $183,530
                                       ======== =========  =========  ======== ========

                                                                  Years Ended December 31,
                                                        ---------------------------------------------
                                                         1997     1998      1999      2000     2001
                                                        ------- --------  --------  -------- --------
Per Share Data:
Series A Preferred Share cash dividends(6)............. $ 75.00 $  27.50  $     --  $     -- $     --
Series B Preferred Share cash dividends(6)............. $    -- $  44.33  $  70.00  $  70.00    70.00
Net earnings (loss) per Class B Equivalent Share:(7)
Basic.................................................. $  1.39 $  (1.29) $  (0.98) $   2.95 $   1.32
Diluted................................................ $  1.28 $  (1.29) $  (0.98) $   2.74 $   1.28
Weighted average Class B Equivalent Shares outstanding:
Basic..................................................  76,577  121,325   119,255   107,514  139,432
Diluted................................................  93,054  121,325   119,255   126,232  151,371

                                                            Years Ended December 31,
                                             ------------------------------------------------------
                                                1997       1998       1999       2000     2001(1)
                                             ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Investments, at equity...................... $2,658,748 $3,071,772 $2,659,398 $2,476,389 $1,676,317
Real estate, net of accumulated depreciation    716,882  1,164,869  1,073,474    999,278  1,081,643
Total assets................................  3,614,239  4,510,357  3,957,151  3,637,213  4,758,522
Long-term debt:
    Security Capital(8).....................    323,024    937,010    978,557    929,494    896,074
    Majority-owned subsidiaries(4)..........    301,606    343,362    378,210    182,685    558,218
Minority interests(9).......................    107,135    132,718     94,723         63     10,895
Total shareholders' equity.................. $2,548,873 $2,422,979 $2,180,787 $2,292,989 $3,160,941
                                             ========== ========== ========== ========== ==========

--------
(1)In January 2001, Security Capital acquired the net assets of Security Capital U.S. Realty for 45.4 million shares of class B stock and $565 million in cash, resulting in higher revenues, expenses and real estate.
(2)The realized gains in 2000 and 2001 were the result of the sale of substantially all of Security Capital's shares of Archstone Communities Trust, which were partially offset by the realized loss from the sale of Homestead Village in November 2001.
(3)Represents loss provisions recorded at Homestead Village in 2000, and in 1999 relates to the sale of Strategic Hotel Capital in which Security Capital disposed of its 33% ownership.
(4)Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies.
(5)2001 net earnings includes a $2.4 million adjustment to equity in earnings of SC-European Realty recorded subsequent to the issuance of Security Capital's 2001 year-end earnings report on February 14, 2002.
(6)257,642 shares of series B preferred stock were issued on May 12, 1998, in exchange for the 139,000 shares of series A preferred stock then outstanding and 3,293,288 shares of class B stock.
(7)Includes the conversion of class A stock into class B stock at a ratio of 1:50.
(8)During 1998, Security Capital issued $614 million of long-term debt.
(9)Prior to June 2000, the minority interests primarily relate to Homestead Village, which was 87% owned by Security Capital until June 2000, after which it was 99.9% owned. In November 2001, Security Capital sold all of its interest in Homestead Village.

                                 RISK FACTORS

   Security Capital stockholders should consider the following factors, in addition to the other risk factors incorporated by reference into this proxy statement/prospectus, in deciding whether to vote for approval of the merger agreement and the merger. See "Where You Can Find More Information" on page 66 for where you can find the additional risk factors incorporated by reference. In addition, you should also carefully consider the risk factors on page 74 for additional risk factors concerning the ProLogis common shares.

   The total value of the merger consideration you will receive is fixed and will not take into account any changes in the value of Security Capital between December 14, 2001, the date the merger agreement was signed, and the closing of the merger.

   If the contemplated transaction with GE Capital is approved and completed, each share of Security Capital will be exchanged for merger consideration with a fixed value ($26 in the case of class B shares and $1,300 in the case of class A shares). This value is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the underlying value of Security Capital. Neither party is permitted to terminate the merger agreement because of changes in the market price of Security Capital common stock or the underlying value of Security Capital. Security Capital shareholders will not be compensated for any delays in the closing of the merger. The underlying value of Security Capital may vary because of a number of factors including:

  . changes in the business, operating results or prospects of Security Capital, including its investee companies;

  .   market assessments of the likelihood that the merger will be completed;

  .   the timing of the completion of the merger;

  .   additions or departures of key personnel;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments including the contemplated transaction with Storage USA;

  .   conditions or trends in the real estate industry;

  .   changes in market valuations of other comparable companies;

  .   the prospects of post-merger operations; and

  .   general market and economic conditions.

   You may receive a portion of the merger consideration as ProLogis common shares.

   GE Capital may, in its sole discretion, elect to include some or all of the ProLogis common shares owned by Security Capital as part of the merger consideration received by the Security Capital stockholders. Neither Security Capital nor its stockholders will have any control over GE Capital's decision whether or not to make this election. Consequently you may receive ProLogis common shares when you might otherwise have preferred to receive cash. Similarly, GE Capital has the right to revoke its election to include ProLogis common shares in the merger consideration. While GE Capital has informed Security Capital that it will not make any such revocation later than the 10/th/ day before the stockholders meeting, you may receive all cash when you might otherwise have preferred to receive a portion of the merger consideration in ProLogis common shares.

   GE Capital has informed Security Capital that its current plan is to cause Security Capital to distribute some (but not all) of the ProLogis common shares to Security Capital stockholders, however GE Capital has not made a formal election, and has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans.

   If GE elects to substitute some or all of the ProLogis common shares as merger consideration, and the merger is successfully completed, holders of Security Capital common stock will become holders of ProLogis common shares. ProLogis' business differs significantly from Security Capital's business, and ProLogis' results of operations, as well as the price of ProLogis common shares, may be affected by factors different than those affecting Security Capital's results of operations and the price of Security Capital common stock. See page 74 for additional risks associated with owning ProLogis common shares.

   The value attributed to ProLogis common shares that may be included as a portion of the merger consideration may not reflect the market price of these shares at the closing of the transaction.

   The exact amount of cash which you may receive will vary depending on whether or not ProLogis common shares are included in the merger consideration and the value of those common shares. While Security Capital has attempted to provide its class B stockholders with a fixed $26 in value ($1,300 for class A stockholders), this consideration may include ProLogis common shares whose value may fluctuate. The ProLogis common shares which may be included in the merger consideration will be valued based on the average closing prices on the ten consecutive full trading days ending on May 9, 2002 (the date which precedes the two consecutive full trading days preceding the stockholders meeting). The price of the ProLogis common shares may fluctuate during this ten trading day measurement period for many reasons, including as a result of the merger consideration being determined by the ProLogis common share prices during this period. If the market price of the ProLogis common shares at closing is different from the price set during this measurement period, Security Capital class B stockholders will receive an aggregate merger consideration that may have a market value on the date the merger consideration is received that is higher or lower than $26 (or $1,300 for the class A stockholders). At and after the closing, you will bear all of the economic risk of fluctuations, if any, in the price of the ProLogis common shares below the average price during the measurement period. We cannot tell you what the price of ProLogis common shares will be during the measurement period, at the time we complete the merger, or at any other time. We urge you to obtain current market quotations for ProLogis common shares.

   You may have taxes and transaction costs associated with the ownership and/or disposition of ProLogis common shares which you may receive in the merger and which may reduce the value you receive in the merger.

   If the merger is completed you may receive ProLogis common shares as a portion of the merger consideration. You may have additional costs such as brokerage commissions and other transaction costs in disposing of those shares. You will be responsible for these costs and this will reduce the net value of the merger consideration that you have received. In addition, the receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Security Capital common stock will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in Security Capital common stock and the sum of the amount of cash and the fair market value of the ProLogis common shares received or deemed received in respect thereof in the merger. The tax basis of the ProLogis common shares received, if any, by a holder of Security Capital common stock pursuant to the merger will be the fair market value of such shares on the effective date of the merger, which may be different than the value used for calculating the amount of cash you will receive in the merger. Accordingly, you may be taxed on the portion of the merger consideration, if any, paid in ProLogis common shares, even though you have not sold these shares or otherwise received cash proceeds with which to pay this portion of the tax. For additional information concerning the U.S. federal income tax consequences of the merger we urge you to read the material included under the section "The Merger--Material United Sates Federal Income Tax Consequences."

   Security Capital's officers and directors have interests different from yours that may have influenced them to support or approve the merger.

   Security Capital directors and officers have entered into arrangements and there are provisions in the merger agreement and in Security Capital's employee benefit plans that have given these directors and officers interests in the merger that are different from, or in addition to, yours. These interests include the following:

  . non-competition agreements, modification of change of control agreements and agreements regarding employment terms;

  . acceleration and payments in respect of outstanding Security Capital stock options and restricted stock units; and

  . indemnification of and provisions for liability insurance for Security Capital directors and officers.

   For the above reasons, the directors and officers of Security Capital may have been more likely to support and recommend the approval of the merger agreement and the merger than if they did not hold these interests. Security Capital stockholders should consider whether these interests may have influenced the decisions of these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Certain Persons in the Merger."

   Some Security Capital shareholders will be restricted in their ability to resell ProLogis common shares.

   ProLogis common shares, if any, received by persons who are deemed to be "affiliates" of ProLogis or of Security Capital under the rules and regulations of the Securities Act at the time of the special meeting may only be resold by them in transactions permitted by Rule 145 of the rules and regulations of the Securities Act or as otherwise permitted thereunder. Persons who may be deemed to be affiliates of ProLogis or Security Capital for such purposes generally include individuals or entities that control, are controlled by or are under common control with ProLogis or Security Capital, as the case may be, and generally include certain officers, directors, trustees and significant shareholders. These resale restrictions may lower the value of the merger consideration received by these shareholders.

                       SECURITY CAPITAL SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to Security Capital stockholders in connection with the solicitation of proxies by the Security Capital board for use at the Security Capital special meeting. We are first sending this proxy statement/prospectus to stockholders of Security Capital on or about April 16, 2002. You should read this proxy statement/prospectus carefully before voting your shares.

Date, Time and Place of the Security Capital Special Meeting

   The Security Capital special meeting is scheduled to be held as follows:

          Tuesday, May 14, 2002
          8:30 a.m., local time

          Holiday Inn
          4140 West 95th Street
          Oak Lawn, Illinois

What You Will Vote On

   At the special meeting, we will ask you to consider and vote upon the following items:

          1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 14, 2001, by and among Security Capital, GE Capital, and Merger Sub, an indirect wholly owned subsidiary of GE Capital, and approve the merger of Merger Sub with and into Security Capital, with Security Capital surviving the merger as an indirect wholly owned subsidiary of GE Capital. In the merger, each share of class B stock will be converted into the right to receive $26.00 in cash, subject to the substitution at the election of GE Capital as described below, of a combination of cash and common shares of beneficial interest of ProLogis owned by Security Capital with an agreed aggregate value of $26.00. The value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002. Each share of class A stock will be converted into the right to receive 50 times the per share class B consideration.

          2. Any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Stockholder Record Date for the Special Meeting

   The Security Capital board has fixed the close of business on April 11, 2002, as the record date for determination of Security Capital's stockholders entitled to notice of and to vote at the special meeting. On the record date there were 640,055.963 shares of Security Capital class A stock entitled to notice of and to vote at the special meeting held by approximately 562 holders of record, 109,207,399 shares of Security Capital class B stock entitled to notice of and to 546,036 votes at the special meeting held by approximately 237 holders of record, and 257,642 shares of Security Capital series B preferred stock entitled to notice of and to vote at the special meeting held by one holder of record.

Quorum

   In order to have a quorum, holders of record of shares of Security Capital class A stock, Security Capital class B stock and Security Capital series B preferred stock representing a majority of the votes entitled to be cast must be represented in person or by proxy at the special meeting. Regardless of whether a quorum is present or represented, stockholders represented in person or by proxy and entitled to vote, voting a majority of the votes cast by such stockholders, will have the power to adjourn the special meeting from time to time to a date not later than 120 days from the original record date of the special meeting.

Vote Required for Approval

   Approval of the merger proposal requires the affirmative vote of at least a majority of the votes entitled to be cast by holders of the outstanding Security Capital class A stock, class B stock and series B preferred stock, voting as a single class. Each share of Security Capital class A stock is entitled to cast one vote. Each share of Security Capital class B stock is entitled to cast .005 of a vote. Each share of Security Capital series B preferred

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

stock is entitled to cast .1282 of a vote. As of the record date, holders of Security Capital class A stock, Security Capital class B stock and Security Capital series B preferred stock together are entitled to cast a total of 1,219,122.666 votes at the special meeting.

   As of the record date, the directors (including a non-voting advisory director) and executive officers of Security Capital and their affiliates beneficially owned and were entitled to vote 103,997 shares of Security Capital class A stock, 5,124,741 shares of Security Capital class B stock and 257,642 shares of Security Capital series B preferred stock (or 13.34% of the total voting power of the Security Capital shares entitled to vote on the merger proposal).

Voting Your Shares

   We will vote all shares of Security Capital class A stock, class B stock and series B preferred stock represented by properly executed proxies received before or at the Security Capital special meeting in accordance with the instructions indicated on those proxies, unless the proxies are revoked. If you do not indicate any instructions on a properly executed proxy card, we will vote the shares represented by the proxy FOR approval of the merger proposal. We urge you to mark the box on the proxy card to indicate how to vote your shares.

   We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but we will not vote any of the shares represented by these proxies at the Security Capital special meeting. If you hold your shares in an account at a brokerage firm or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote at the special meeting, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. The Security Capital 401(k) Plan provides a mechanism through which all shares of Security Capital common stock held under the 401(k) Plan will be voted whether or not the participant has directed the vote. If you are a participant in the Security Capital 401(k) Plan and you do not vote your Security Capital common stock held by the 401(k) Plan, the administrator for the 401(k) Plan will, pursuant to the terms of the 401(k) Plan, instruct the trustee to vote your Security Capital stock in proportion to the votes received from other participants. Abstentions, failures to respond and broker non-votes will have the effect of votes against the merger proposal, since the vote required to approve the merger proposal is based on the total number of shares outstanding.

  Submitting Proxies by Telephone or Internet

   Maryland law and our bylaws expressly provide for the authorization of proxies by any electronic or telephonic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone call 1-877-381-4019. Proxies may also be submitted over the Internet. Please refer to your proxy card for the website information. In each case stockholders will be required to provide the unique control number which has been printed on each stockholder's proxy card. In addition to the instructions that appear on the proxy card, step-by-step instructions will be provided by a recorded telephone message for those stockholders submitting proxies by telephone, or at the designated web site for those stockholders submitting proxies over the Internet. Stockholders submitting their proxies with voting instructions by telephone or over the Internet will receive confirmation on the telephone or over the Internet, as applicable, that their proxies have been successfully submitted.

Other Matters

   We do not expect any matters other than those mentioned above to be brought before the special meeting. If, however, other matters are presented, the persons named as proxies will only vote your shares in accordance with their discretion with respect to those matters, if you vote in favor of the grant of discretionary authority by marking the "FOR" box under proposal number two on your proxy card.

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

How to Revoke a Proxy

   You may revoke your proxy before we vote it at the special meeting in one of three ways:

  .   notifying the Secretary of Security Capital in writing;

  .   submitting a later dated proxy; or

  . appearing in person and voting at the special meeting if you are a holder of record. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Security Capital before your proxy is voted at the special meeting. If you hold your shares through an account at a brokerage firm or bank, or through the 401(k) Plan, you should contact your brokerage firm or bank or, in the case of the 401(k) Plan, the plan trustee, to change your vote.

Cost of Solicitation

   Security Capital will bear its own costs of solicitation of proxies. Security Capital has retained Georgeson, for a fee of $25,000 plus additional charges related to telephone calls and other services, to assist in the solicitation of proxies. Security Capital and Georgeson will also request banks, brokers and other intermediaries holding Security Capital shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses. Security Capital may supplement its solicitation of proxies by mail through solicitation by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Security Capital. Security Capital will not pay any additional compensation to directors, officers or employees for any such solicitation.

                                  THE MERGER

Background of the Merger

   At a series of meetings of the Security Capital Board held between February 1999 and December 2001, the board reviewed with management Security Capital's business, structure, relationships with its public and private investees and ideas for creating stockholder value. At these meetings the board discussed a number of ways to increase stockholder value, simplify the structure of Security Capital and eliminate the discount to the underlying value of its assets. Some of the topics discussed included selling its ownership interests in businesses which no longer met its objectives and increasing its ownership interests in other businesses, so that upon completion, Security Capital would own all or a high percentage of six real estate businesses that function as private operating divisions. The board also discussed other strategies which might strengthen Security Capital's balance sheet.

   In connection with these board discussions, Security Capital took a number of actions with respect to its interests in its portfolio companies. These actions included the following:

  . the sale of Security Capital's interests in Strategic Hotel Capital in September 1999;

  . the acquisition of the remaining interests Security Capital did not own in Homestead Village Incorporated in June 2000;

  . the sale of Security Capital's interests in Archstone-Smith Operating Trust (formerly Archstone Communities Trust) between July 2000 and February 2001;

  . the acquisition of the remaining interests Security Capital did not own in Security Capital U.S. Realty in January 2001;

  . the sale of Security Capital's interests in CWS Communities Trust in August 2001;

  . the sale of Security Capital's interests in Homestead Village Incorporated in November 2001;

  . the sale of Security Capital's interests in CarrAmerica during November and December 2001; and

  . the entry into an agreement to purchase the remaining interest in Storage USA in December 2001.

In addition, as part of Security Capital's strategy to increase stockholder value, Security Capital instituted a stock buyback program and between September 1999 and April 2001 purchased common stock and convertible debentures for a total of $601 million.

   During the first quarter of 2000, GE Capital contacted Security Capital regarding possible business opportunities involving the two firms. Discussions were held between William Sanders and C. Ronald Blankenship of Security Capital and Ronald Pressman and Steven Hoover of GE Capital. The discussions covered a wide range of potential transactions, including the formation of a joint venture to explore potential real estate transactions, the possible sale of one or more of Security Capital's interests in its public and private investees, the possibility of management taking Security Capital private and GE Capital providing the financing for the potential transaction, and the possibility of GE Capital taking an equity position in Security Capital. At that time shares of the class B stock were trading in the range of $12.00 to $14.69 per share. Security Capital management, in consultation with the board, decided not to pursue any of these matters.

   In February 2000, the Board of Directors of Security Capital U.S. Realty, a former affiliate of Security Capital organized under Luxembourg law, determined to sell $55,000,000 principal amount of 6.5% Convertible Subordinated Debentures due 2016 of Security Capital that it owned, as well as shares of Security Capital common stock, in order to provide funds for Security Capital U.S. Realty to repurchase its own shares. Toward that end, Security Capital U.S. Realty contacted a number of potential purchasers, including GE Capital. In February 2000, GE Capital executed a confidentiality agreement with Security Capital which also included an agreement not to seek to acquire control of Security Capital or to assist any third party seeking to acquire control of Security Capital for eighteen months other than in a negotiated transaction with Security Capital. After the execution of the confidentiality agreement, GE Capital performed due diligence on Security Capital. In March 2000, GE Capital purchased the debentures from Security Capital U.S. Realty for $39,875,000 in a private transaction. In March 2001, GE Capital sold the debentures to an unaffiliated third party.

   Between March 2000 and September 2001, there were discussions from time to time between Mr. Sanders and senior officers of GE Capital regarding possible business opportunities involving the two firms, although no agreements were reached. These discussions did not involve any discussions regarding a possible merger or other change of control of Security Capital. The discussions were regularly reported to the board at its quarterly meetings.

   In November 2000, Archstone Communities Trust, at the request of Security Capital pursuant to a registration rights agreement, filed a registration statement for all the shares of beneficial interest of Archstone then owned by Security Capital. As a result of earlier discussions between Security Capital and GE Capital, in early 2001, Steven Hoover of GE Capital contacted Messrs. Sanders and Blankenship and Constance Moore of Security Capital regarding a possible purchase of the Archstone shares. Discussions were held but no agreement was reached, and in February 2001, Security Capital sold substantially all its remaining shares in Archstone in an underwritten secondary public offering.

   In early 2001, Security Capital determined to sell its 94% ownership interest in CWS Communities Trust. Security Capital retained Macquarie Capital Partners, which is 40% owned by Security Capital, to assist in the sale of the entire equity interest in CWS. Macquarie Capital Partners contacted a number of potential buyers, including GE Capital, to determine if they would be interested in purchasing CWS. GE Capital signed a confidentiality agreement and received information regarding CWS. However, no agreement was reached and in August 2001 Chateau Communities Trust acquired all of CWS.

   On September 5, 2001, Mr. Sanders met with Michael Pralle, Alec Burger, and Steven Hoover of GE Capital in New York City to again discuss possible business opportunities involving the two companies. This meeting was arranged by GE Capital and was the result of ongoing discussions which had been held between Security Capital and GE Capital since early 2000. Mr. Sanders gave the GE Capital representatives a presentation regarding Security Capital's current business strategy. This strategy consisted of Security Capital selling its ownership interests in businesses which no longer met its objectives and increasing its ownership interests in other businesses, so that upon completion, Security Capital would own all or a high percentage of six real estate businesses that function as private operating divisions. This strategy also included repurchases of Security Capital common stock in the open market pursuant to a previously announced stock buyback program. Mr. Sanders reviewed the transactions completed or announced in furtherance of this strategy, and described Security Capital's intentions to continue to simplify Security Capital's structure and effectively eliminate, to the extent practicable, the discount to net asset value and to repurchase Security Capital common stock as and when permitted by applicable law.

   On September 25, 2001, in a telephone call between Alec Burger of GE Capital and William Sanders of Security Capital, Mr. Burger brought up the subject of GE Capital either acquiring Security Capital or management taking Security Capital private and GE Capital providing the financing.

   Between October 1 and November 6, 2001, there were numerous phone calls and meetings between Messrs. Sanders or Blankenship of Security Capital and Michael Pralle, Alec Burger and other senior executives of GE Capital regarding a possible acquisition of Security Capital by GE Capital. The primary focus of the discussions was on the price per share to be offered to Security Capital stockholders, the timing of any potential transaction, as well as the process for exploring whether or not any agreement could be reached. During this time Security Capital provided GE Capital with public information regarding Security Capital.

   In late October 2001, Mr. Sanders contacted individual members of the Security Capital board regarding the discussions which were occurring between Security Capital and GE Capital. These directors encouraged Mr. Sanders to continue discussions.

   At the direction of the Security Capital board, in late October 2001, Security Capital contacted Goldman, Sachs & Co. regarding a possible transaction with GE Capital, and Security Capital retained Wachtell, Lipton, Rosen & Katz to represent it as legal counsel in connection with a possible transaction with GE Capital.

   On November 7, 2001, GE Capital and Security Capital executed a confidentiality agreement. On November 7, 8 and 9, 2001, representatives of GE Capital, and Merrill, Lynch & Co., Inc., financial advisor to GE Capital, met with representatives of Security Capital and its financial advisor, at Security Capital's offices in Santa Fe. Senior management of Security Capital gave presentations regarding Security Capital's business and strategy.

   Between November 7 and November 16, 2001, Security Capital provided additional information to GE Capital regarding Security Capital and its private affiliates. During this period, Messrs. Sanders and Blankenship and Messrs. Pralle and Burger held frequent discussions regarding terms of a possible transaction, including price and consideration for a transaction. Mr. Sanders conveyed to GE Capital that Security Capital would not be interested in pursuing a transaction in which Security Capital stockholders received less than $26 in cash per share. Security Capital believed that $26 per share represented a reasonable approximation of its realizable net asset value and was at the upper end of what a potential acquirer would be willing to pay. On November 16, 2001, Mr. Sanders called Mr. Burger and told him that because Security Capital was interested in promptly resuming its stock buyback program, unless an agreement could be signed and announced by December 7, 2001, Security Capital was not interested in pursuing a transaction with GE Capital.

   Between November 16 and November 21, 2001, discussions were suspended pending GE Capital's consideration of Security Capital's $26 per share expectation as well as its December 7th deadline. On the evening of November 21, 2001, Mr. Burger contacted Mr. Blankenship and told him that GE Capital was willing to proceed with discussions concerning a transaction along these general lines. GE Capital then instructed its legal counsel, Weil, Gotshal & Manges LLP, to begin preparation of a draft merger agreement and related documentation.

   On November 28, 2001, Mr. Blankenship participated in a conference call with Alec Burger, other GE senior officers and counsel for Security Capital and GE Capital to discuss the general terms of a possible transaction and a draft merger agreement which had been prepared by counsel for GE Capital. The primary issues discussed on this call were the conditions to closing, representations and warranties, whether the transaction could be completed by tender offer, GE Capital's desire to retain Security Capital management for some period after the merger, the termination fee, the no-solicitation covenant, and anti-trust matters.

   On November 29, 2001, Mr. Sanders discussed with individual directors of Security Capital, by telephone, the general outline of a possible transaction with GE Capital. The directors encouraged management to continue discussions with GE Capital.

   During the week of December 3, 2001, discussions between Security Capital and GE Capital, and their respective financial and legal advisors, continued. These discussions focused on the structure of the transaction and the conditions to closing.

   On December 4, 2001, the Security Capital board, acting by unanimous written consent, approved a purchase and sale agreement by and among Storage USA, Inc., Storage USA Trust, SUSA Partnership, L.P. and Security Capital, which provides for the sale of all of the assets of Storage USA, including its interests in SUSA Partnership, L.P., its operating partnership, to Security Capital, and the merger of Storage USA, Inc. with and into SUSA Partnership, L.P. The negotiation and approval of the Storage USA transaction was conducted independently of the negotiations concerning the transaction with GE Capital. Security Capital did not provide GE Capital or its representatives with any material information regarding the status of these negotiations (other than to provide information that had been previously publicly disclosed) and GE Capital did not have any role in any aspect of the Storage USA negotiations. GE did request that the closing of the Storage USA acquisition be made a condition to the closing of the GE Capital transaction; Security Capital rejected this request and it was not raised again.

   On December 7, 2001, the board of GE Capital met to consider the transaction with Security Capital. The following members of the GE Capital board were present at the December 7, 2001 meeting: Nancy E. Barton, Ferdinando Beccalli, James R. Bunt, David L. Calhoun, Dennis D. Dammerman, Scott C. Donnelly, Michael D. Frazier, Jeffrey R. Immelt, John H. Meyers, Denis J. Nayden, Michael
A. Neal, James A. Parke, Ronald R. Pressman, Gary M. Reiner, Gary L. Rogers, John M. Samuels, Keith S. Sherin, Edward D. Stewart, and Robert C. Wright. During the board meeting, there were questions and discussions about the Security Capital transaction. At the close of such discussions, the GE Capital Board deferred consideration of the transaction to the Executive Committee comprised of Messrs. Dammerman, Immelt and Nayden which allowed discussions to continue with Security Capital regarding the structure of the transaction.

   Following this meeting of the GE Capital directors, representatives of GE Capital advised Security Capital that it might not wish to pay $26 in cash. However, it would consider a transaction in which, at GE Capital's option, Security Capital stockholders could receive part of the merger consideration in the form of ProLogis common shares and part in cash. GE Capital also proposed various mechanisms by which Security Capital stockholders would be partially protected for potential drops in value of the ProLogis common shares. These discussions continued into the evening of December 7. That evening, Security Capital indicated a willingness to discuss a transaction in which GE Capital would have the option to distribute the ProLogis shares. Based on these discussions, the general terms of a transaction with Security Capital involving this option were reviewed and approved by the Executive Committee, subject to endorsement by the Board of Directors of General Electric Company.

   Negotiations regarding the terms of the transaction, the potential disposition of the ProLogis shares owned by Security Capital, conditions to closing, support agreements and employment arrangements for senior officers of Security Capital, and employee issues continued through the week of December 10, 2001. During these negotiations Security Capital reiterated its position that its stockholders receive $26 in cash, and GE Capital again expressed its desire to have an option to cause part of the consideration to be paid in ProLogis common shares and that Security Capital stockholders bear some of the risk of any drop in value of these shares. On December 11, GE Capital and Security Capital tentatively agreed to a structure in which Security Capital stockholders would receive a fixed $26 in value, with GE Capital having the option to cause Security Capital to distribute the ProLogis common shares to Security Capital stockholders. ProLogis was not involved in any of the discussions or negotiations concerning the merger or any related matters, including the disposition of the ProLogis shares.

   On December 12, 2001, at a regularly scheduled Security Capital board meeting (attended by all of Security Capital's directors except Mr. Frank Lowy, a non-voting advisory director), management presented a proposed transaction with GE Capital under which GE Capital would acquire all the outstanding common stock of Security Capital in a merger transaction for a fixed value of $26 per share of class B stock, either in the form of all cash or partially cash and partially shares of ProLogis at GE Capital's election, and assume all outstanding indebtedness. Each share of class A stock would be entitled to receive 50 times the per share consideration received by holders of class B stock. Under Security Capital's charter each share of class A stock is entitled to 50 times the economic value of each share of class B stock, accordingly there were no separate negotiations as to the consideration to be paid to the holders of class A stock apart from the holders of class B stock. Goldman Sachs made a financial presentation to the board regarding the proposed transaction and advised the board that, provided the terms of the draft merger agreement did not vary materially from the terms presented to the board, it would be able to give a fairness opinion on the transaction. Legal counsel to Security Capital discussed the legal responsibilities of the board regarding the proposed transaction and described the terms and conditions of the draft merger agreement and other related matters.

   From December 12 to December 14, 2001, counsel to GE Capital and counsel to Security Capital further discussed the draft merger agreement at the direction of their respective clients. On the afternoon of December 14, 2001, the Board of General Electric Company endorsed the terms of the merger agreement.

   On the afternoon of December 14, 2001, at a special meeting of the Security Capital board (attended by all of Security Capital's directors except Mr. Frank Lowy, a non-voting advisory director, and Ms. Janet Hill), management and its legal and financial advisors made presentations to the board concerning the proposed merger and the status of negotiations with GE Capital. Goldman Sachs made a financial presentation to the board and gave its oral opinion (subsequently rendered in writing) to the board that the consideration to be received in the transaction by the stockholders of Security Capital was fair from a financial point of view. Legal counsel to Security Capital described the consideration proposed to be paid in the merger and the other material terms of the draft merger agreement, the support agreements and the employment arrangements and other related matters. After discussion and consideration, the Security Capital board determined that the merger was advisable, approved the merger agreement and resolved to recommend to the stockholders of Security Capital that they approve the merger agreement and the merger.

   On the evening of December 14, 2001, after Security Capital's and GE Capital's legal counsel had finalized the merger agreement and related matters, Security Capital, GE Capital and EB Acquisition Corp. entered into the merger agreement. On December 14, 2001, GE Capital and Security Capital issued a joint press release announcing the merger and execution of the merger agreement.

   On March 8, 2002 GE Capital informed Security Capital that its current plan is to cause Security Capital to distribute approximately 32.8 million ProLogis common shares as part of the Merger Consideration, or 0.19 ProLogis common shares for each class B share. However, GE Capital has not made a formal election, has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans.

Security Capital's Reasons for the Merger; Recommendation of the Security Capital Board

   At a special board meeting on December 14, 2001, the Security Capital board determined that the merger is advisable, fair to and in the best interests of Security Capital and its stockholders and, by the unanimous vote of all the directors present, approved and adopted the merger agreement, the support agreements and the transactions contemplated by those agreements, including the merger. Ms. Janet Hill, who was present at the December 12, 2001 meeting during which the transaction was discussed, due to scheduling conflicts was not able to attend the December 14th meeting during which the transaction was approved. In addition, Mr. Frank Lowy (a non-voting advisory member of the board) was not present at either the December 12th or the December 14th meetings. Ms. Hill and Mr. Lowy have subsequently informed Security Capital that they agree with and support the actions of the board. Accordingly, the Security Capital board recommends that Security Capital stockholders vote for approval of the merger agreement and the merger at the special meeting.

   In reaching its decision to approve and adopt the merger agreement, the support agreements and the transactions contemplated by those agreements, and to recommend that Security Capital stockholders vote to approve the merger agreement and the merger, the Security Capital board considered the following material factors:

  . the current and historical market prices of Security Capital class A and class B stock relative to those of other industry participants and general market indices, including the fact that the respective $1,300.00 and $26.00 per share values represent premiums of 22.6% and 25.6%, respectively, over the closing prices per share on the last trading day prior to the public announcement of the merger;

  . the fact that the merger consideration provides $26.00 in value per share of class B stock and 50 times the per share class B consideration per share of class A stock, regardless of whether GE Capital elects to distribute shares of ProLogis;

  . the fact that although the transaction did not completely eliminate the trading discount to Security Capital's net asset value, it would substantially fulfill Security Capital's goal of effectively eliminating the trading discount to its net asset value and would provide the stockholders greater value than could reasonably be expected to be generated in a reasonable time period if Security Capital were to remain independent;

  .   the fact that the merger is not subject to any financing conditions;

  . the fact that the merger is not subject to the approval of GE stockholders;

  . the presentations by Goldman Sachs on December 12, 2001 and its oral opinion of December 14, 2001, which was confirmed in a written opinion dated December 14, 2001, that, as of the date of such opinion, and based on and subject to the matters set forth in that opinion, the $26.00 and $1,300.00 per share in value to be received by holders of Security Capital class A and class B stock, respectively, pursuant to the merger agreement was fair from a financial point of view to such holders (see "--Opinion of Goldman Sachs");

  . the Security Capital board's familiarity with, and presentations by Security Capital's management and its financial advisor regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Security Capital (as well as the risks involved in achieving those prospects), the financial budgets prepared by management, and current industry, economic and market conditions, both on an historical and on a prospective basis; and

  . the views of management that, based on the foregoing, Security Capital stockholders could expect to realize greater value from the proposed transaction with GE Capital than could be expected to be generated in a reasonable time period if Security Capital were to remain independent.

   The Security Capital board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:

  . the fact that the only alternative to the merger considered by the Security Capital board was remaining an independent public company and continuing Security Capital's stated business strategy;

  . the fact that as a result of the merger, Security Capital's current stockholders would no longer hold an equity interest in the business of Security Capital;

  . the fact that the transaction would be taxable to Security Capital stockholders for United States federal income tax purposes; and

  . the possibility that the termination fee and other provisions of the merger agreement, including GE Capital's right to match any superior proposal, and the terms of the support agreements might discourage other parties that might have an interest in a business combination with, or an acquisition of, Security Capital (see "The Merger Agreement" and "Support Agreements").

   In addition, the directors of Security Capital were aware of the interests of the officers and directors of Security Capital described under "--Interests of Certain Persons in the Merger."

   The foregoing discussion addresses the material information and factors considered by the Security Capital board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Security Capital board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Security Capital board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of the Security Capital board may have given different weights to different factors.

Projections

   Security Capital has advised GE Capital that it does not as a matter of course make public any projections as to future performance, earnings or net asset value, and the projections set forth below are included in this proxy statement/prospectus only because this information was provided to GE Capital. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations or financial condition in accordance with generally accepted accounting principles, and Security Capital's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. Security Capital has also advised GE Capital that its internal financial forecasts (upon which the projections provided to GE Capital were based ) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of Security

Capital with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Security Capital and the stock prices of Security Capital's public investees, all of which are difficult to predict, many of which are beyond Security Capital's control, and none of which are subject to approval by GE Capital. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of GE Capital, or Security Capital or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. The projections, which do not reflect the redeployment of cash generated from asset sales, anticipate earnings before depreciation, amortization and deferred taxes (EBDADT) of $240.1 million for fiscal year 2002 (after payment of preferred stock dividends and interest on convertible debt), EBDADT per share of $1.87 per share ($2.13 per share on a pro forma basis giving effect to the completion of the Storage USA acquisition in April 2002) for calendar year 2002, and post-tax net asset value (NAV) per share as of December 31, 2002 of $29.21. None of Security Capital or GE Capital or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Security Capital compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Opinion of Goldman Sachs

   On December 14, 2001, Goldman Sachs delivered to the Security Capital board a written opinion, dated December 14, 2001, that, based upon and subject to the matters set forth in the opinion, as of the date of such opinion, the consideration to be received by the holders of the class A stock and the class B stock of Security Capital pursuant to the merger agreement was fair from a financial point of view to such holders.

   The full text of the written opinion of Goldman Sachs, dated December 14, 2001, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference in this proxy statement/prospectus. Goldman Sachs provided its advisory services and its opinion for the information and assistance of the Security Capital board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of class A stock or class B stock should vote with respect to the merger. Security Capital stockholders are urged to read the Goldman Sachs opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  .   the merger agreement and certain related documents;

  . annual reports to stockholders and Annual Reports on Form 10-K of Security Capital for the four years ended December 31, 2000;

  . certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Security Capital for periods during 1998, 1999, 2000 and 2001;

  .   certain other communications from Security Capital to its stockholders;
      and

  . certain internal financial analyses and budgets for Security Capital prepared by its management. With respect to internal financial budgets prepared by Security Capital management in connection with calendar year 2002, Goldman Sachs did not utilize these budgets in performing any of the analyses described below because management's financial budgets did not account for deployment of available cash.

   Goldman Sachs also held discussions with members of the senior management of Security Capital regarding their assessment of the strategic rationale for the merger and the past and current business operations, financial condition and future prospects of Security Capital. In addition, Goldman Sachs:

  . reviewed the reported price and trading activity for the class A stock and class B stock of Security Capital and the reported price and trading activity for the equity securities of ProLogis;

  . compared financial and stock market information for Security Capital with similar information for other companies the securities of which are publicly traded;

  . reviewed the financial terms of recent business combinations in the real estate industry specifically and in other industries generally; and

  . performed other studies and analyses Goldman Sachs considered appropriate (including where appropriate pro forma financial analyses as described below).

   Goldman Sachs has relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it, and Goldman Sachs has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs has assumed, with the consent of Security Capital's board, that the internal financial budgets prepared by the management of Security Capital have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Security Capital. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Security Capital or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit and did not solicit interest from other parties with respect to an acquisition of or other business combination with Security Capital.

   The following is a summary of the material financial analyses presented by Goldman Sachs to Security Capital's board on December 12, 2001 in connection with the board's consideration of the merger. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to the analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2001, and is not necessarily indicative of current market conditions.

   The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

Selected Companies Comparison

   Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Security Capital to corresponding financial information, ratios and multiples for the four publicly traded portfolio companies of Security Capital (ProLogis, Regency Realty Corporation, Storage USA and CarrAmerica) and for other selected publicly traded companies from each of the four real estate industry sectors in which the four portfolio companies operate. On December 12, 2001, the day of Goldman's presentation to the Security Capital board, CarrAmerica was still a portfolio company of Security Capital. On November 19, 2001, CarrAmerica repurchased 32% of Security Capital's holdings in CarrAmerica. Subsequently, on December 19, 2001, Security Capital sold the remaining 68% of its holdings in CarrAmerica in an underwritten offering.

   The companies included in the analysis (including the four portfolio companies) consisted of:

         -------------------------------------------------------------
           Industrial real estate
           companies:                    Self storage companies:
              CenterPoint
                Properties Trust,           Public Storage, Inc.,
              Cabot Industrial
                Trust,                      Storage USA, Inc.,
              AMB Property                  Shurgard Storage
                Corporation,                Centers, Inc., and
              ProLogis Trust,               Sovran Self Storage,
                                            Inc.
              Liberty Property
                Trust, and
              First Industrial
                Realty Trust, Inc.
         -------------------------------------------------------------
           Shopping center               Office real estate
           companies:                    companies:
              Sizeler Property              Alexandria Real
                Investors, Inc.,            Estate Equities,
                                            Inc.,
              Center Trust, Inc.,           Boston Properties,
                                            Inc.,
              Kimco Realty                  SL Green Realty
                Corporation,                Corp.,
              Weingarten Realty             Equity Office
                Investors,                  Properties Trust,
              Pan Pacific Retail            CarrAmerica Realty
                Properties Inc.,            Corporation,
              Saul Centers, Inc.,           Reckson Associates
                                            Realty Corp.,
              New Plan Excel                Mack-Cali Realty
                Realty Trust Inc.,          Corporation,
              Regency Centers
                Corp.,                      Arden Realty, Inc.,
              IRT Property Company,         Kilroy Realty
                                            Corporation,
              Federal Realty                TrizecHahn
                Investment Trust,           Corporation,
              JDN Realty                    Prentiss Properties
                Corporation,                Trust,
              Acadia Realty Trust,          Parkway Properties
                                            Inc.,
              Developers
                Diversified Realty          Great Lakes REIT,
                Corporation,                Inc.,
              JP Realty, Inc.,              Prime Group Realty
                                            Trust, and
              Kramont Realty Trust,         Highwoods
                                            Properties, Inc.
              Konover Property
                Trust, Inc., and
              Glimcher Realty Trust
         -------------------------------------------------------------

   The multiples, ratios and other financial information reviewed by Goldman Sachs were calculated based on the most recent publicly available information and using closing share prices on December 7, 2001. The estimates of funds from operations, or FFO, per share for Security Capital and for the forty-two other companies included in the comparison were based on median estimates provided by the Institutional Brokers Estimate System, or IBES, for 2001 and 2002. The median IBES estimates for FFO per share for Security Capital was selected as the most appropriate estimate for comparison purposes. Although Goldman Sachs reviewed Security Capital management's financial budgets, they were not used in the analysis because Security Capital's management's financial budgets did not account for deployment of available cash, whereas the IBES estimates reflect research analysts' opinions and assumptions as to how Security Capital might use its available cash. In addition, the estimates of net asset value, or NAV, per share for Security Capital and for the forty-two other companies included in the comparison were based on estimates provided by Green Street Advisors. Goldman Sachs' analysis of the selected companies compared the following to the results for Security Capital:

  . the December 7, 2001 closing share price as a percentage of the 52-week high share price;

  .   the annual dividend yield (based on the most recently reported dividend);

  . the ratio of net debt (total debt less cash) to total market capitalization (the equity market value as of December 7, 2001 plus net debt and preferred equity). Net debt for Security Capital includes the cash proceeds from the sale of its full interest in Homestead and the sale of 32% of its holdings in CarrAmerica Realty to CarrAmerica Realty on November 19, 2001;

  . the multiple of the closing share price on December 7, 2001 to estimated FFO per share for 2001 and 2002;

  .   the growth rate reflected by estimated 2001 and 2002 FFO per share;

  . the ratio of (1) the multiple of estimated 2002 FFO per share represented by the closing share price on December 7, 2001 to (2) the growth rate calculated as described in the preceding bullet; and

  . the premium (discount) to net asset value per share represented by the closing share price on December 7, 2001.

   The results of these analyses for Security Capital, ProLogis and the group of six industrial real estate companies (including ProLogis) are summarized as follows:

-------------------------------------------------------------------------------------------
                                                                   SECURITY          GROUP
                                                                   CAPITAL  PROLOGIS MEDIAN
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
December 7, 2001 closing share price as a percentage of
52-week high                                                         96.1%    97.6%   97.8%
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Annual dividend yield                                                 0.0%     6.1%    6.1%
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Ratio of net debt to total market capitalization                    (11.1)%   33.5%   36.7%
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Multiple of December 7, 2001 closing share price to estimated
2001 FFO per share                                                   7.9x     9.6x    9.8x
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------                  ------
Multiple of December 7, 2001 closing share price to estimated
2002 FFO per share                                                   7.2x     9.2x    9.4x
-------------------------------------------------------------------------------------------
Rate of growth from estimated 2001 to estimated 2002 FFO per
share                                                                 4.5%     4.3%    3.5%
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Ratio of (1) the multiple of 2002 estimated FFO per share
represented by the December 7, 2001 closing share price to (2) the
estimated 2001-2002 FFO per share growth rate                        1.6x     2.2x    2.5x
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Premium/(discount) to NAV per share                                 (18.0)%   10.2%   10.2%
-------------------------------------------------------------------------------------------

   The results of these analyses for Security Capital, Regency Realty and the group of seventeen shopping center companies (including Regency Realty) are summarized as follows:

--------------------------------------------------------------------------------------------------
                                                                                  REGENCY
                                                                       SECURITY   REALTY    GROUP
                                                                       CAPITAL  CORPORATION MEDIAN
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  December 7, 2001 closing share price as a percentage of 52-week
  high                                                                   96.1%     99.4%     97.9%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Annual dividend yield                                                   0.0%      7.4%      7.7%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Ratio of net debt to total market capitalization                      (11.1)%    38.6%     51.5%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Multiple of December 7, 2001 closing share price to estimated
  2001 FFO per share                                                     7.9x      9.7x      8.8x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Multiple of December 7, 2001 closing share price to estimated
  2002 FFO per share                                                     7.2x      9.3x      9.3x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Rate of growth from estimated 2001 to estimated 2002 FFO per
  share                                                                   4.5%      5.0%      4.9%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Ratio of (1) the multiple of 2002 estimated FFO per share
  represented by the December 7, 2001 closing share price to (2) the
  estimated 2001-2002 FFO per share growth rate                          1.6x      1.8x      1.5x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Premium/(discount) to NAV per share                                   (18.0)%     8.1%     12.4%
--------------------------------------------------------------------------------------------------

   The results of these analyses for Security Capital, Storage USA and the group of four self storage real estate companies (including Storage USA) are summarized as follows:

--------------------------------------------------------------------------------------------------
                                                                       SECURITY             GROUP
                                                                       CAPITAL  STORAGE USA MEDIAN
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  December 7, 2001 closing share price as a percentage of 52-week
  high                                                                   96.1%     99.1%     99.5%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Annual dividend yield                                                   0.0%      6.4%      7.0%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Ratio of net debt to total market capitalization                      (11.1)%    40.4%     32.2%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Multiple of December 7, 2001 closing share price to estimated
  2001 FFO per share                                                      7.9x     11.6x     10.8x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Multiple of December 7, 2001 closing share price to estimated
  2002 FFO per share                                                      7.2x     10.6x     10.0x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Rate of growth from estimated 2001 to estimated 2002 FFO per
  share                                                                   4.5%      9.8%      9.3%
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Ratio of (1) the multiple of 2002 estimated FFO per share
  represented by the December 7, 2001 closing share price to (2) the
  estimated 2001-2002 FFO per share growth rate                           1.6x      1.1x      1.2x
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Premium/(discount) to NAV per share                                   (18.0)%     7.1%      7.2%
--------------------------------------------------------------------------------------------------

   The results of these analyses for Security Capital, CarrAmerica and the group of fifteen office real estate companies (including CarrAmerica) are summarized as follows:

----------------------------------------------------------------------------------------------
                                                                                 CARR
                                                                       SECURITY AMERICA GROUP
                                                                       CAPITAL  REALTY  MEDIAN
----------------------------------------------------------------------------------------------
December 7, 2001 closing share price as a percentage of 52-week high    96.1%    87.6%  89.9%
----------------------------------------------------------------------------------------------
Annual dividend yield                                                    0.0%    6.3%    7.4%
----------------------------------------------------------------------------------------------
Ratio of net debt to total market capitalization                       (11.1)%   33.5%  43.5%
----------------------------------------------------------------------------------------------
Multiple of December 7, 2001 closing share price to estimated 2001
FFO per share                                                            7.9x    8.9x    8.5x
----------------------------------------------------------------------------------------------
Multiple of December 7, 2001 closing share price to estimated 2002
FFO per share                                                            7.2x    8.2x    8.1x
----------------------------------------------------------------------------------------------
Rate of growth from estimated 2001 to estimated 2002 estimated FFO
per share                                                                4.5%    8.2%    7.3%
----------------------------------------------------------------------------------------------
Ratio of (1) the multiple of 2002 estimated FFO per share represented by the December 7, 2001 closing share price to (2) the estimated 2001-
2002 FFO per share growth rate                                           1.6x    1.0x    1.1x
----------------------------------------------------------------------------------------------
Premium/(discount) to NAV per share                                    (18.0)%   0.6%    4.6%
----------------------------------------------------------------------------------------------

Selected Transactions Analysis

   Goldman Sachs reviewed 13 selected cash transactions in the real estate industry since 1999 and 54 selected all stock or stock and cash transactions in the real estate industry since 1994. The all stock or stock and cash transactions were found not to be comparable to the proposed merger and were not included in the analysis because: (i) in the proposed merger, a substantial, if not the entire, part of the consideration will be cash, and
(ii) the buyer in the proposed merger is not a publicly traded real estate investment trust whereas in the all stock or stock and cash transactions, the universe of buyers was composed mostly of publicly traded real estate investment trusts. The selected cash transactions consisted of acquisitions of the following companies:

              ACQUIRED COMPANY           PROPERTY TYPE
              ----------------------------------------------------
              Cabot Industrial Trust     Industrial
              ----------------------------------------------------
              Franchise Finance
                Corporation              Net Lease
              ----------------------------------------------------
              Westfield America          Regional Mall
              ----------------------------------------------------
              First Washington Realty
                Trust                    Shopping Center
              ----------------------------------------------------
              Urban Shopping Centers     Regional Mall
              ----------------------------------------------------
              Pacific Gulf Properties    Diversified
              ----------------------------------------------------
              Bradley Real Estate        Shopping Center
              ----------------------------------------------------
              Cadillac Fairview          Regional Mall
              ----------------------------------------------------
              Walden Residential         Apartment
              ----------------------------------------------------
              Burnham Pacific Properties Shopping Center
              ----------------------------------------------------
              Berkshire Realty Investors Apartment
              ----------------------------------------------------
              Sunstone Hotel Investors   Hotel
              ----------------------------------------------------
              Irvine Apartment
                Communities              Apartment

   Goldman Sachs analyzed and compared financial information relating to these transactions to similar information for the proposed merger, including:

  . the implied premium to the closing price of the acquired company's shares on the day prior to announcement of the transaction;

  . the transaction FFO multiple calculated as the multiple of the implied price per share in the transaction to the estimated FFO per share for the acquired company at the time of the announcement of the transaction; and

  . the implied premium (discount) to the net asset value per share of the acquired company (based on NAV estimates provided by Green Street Advisors).

   In comparing the selected transactions to the proposed merger, with respect to the proposed merger, Goldman Sachs used (1) Security Capital's management's estimates of 2001 per share earnings before depreciation, amortization and deferred taxes, or EBDADT, which did not deviate materially from median First Call FFO per share estimates for Security Capital, (2) a December 7, 2001 closing share price for the class B stock of Security Capital, and (3) an NAV per share of $26.85 which was calculated by Goldman Sachs based on the September 30, 2001 $26.65 NAV (as disclosed in Security Capital's September 30, 2001 quarterly supplemental information), as adjusted based on current public market information and information provided by Security Capital's management as described in the Net Asset Value Analysis section below. The results of this analysis are summarized as follows:

------------------------------------------------------------------------------------
                                                                     SELECTED
                                                                   TRANSACTIONS
------------------------------------------------------------------------------------
----------------------------------------------------------         -----------------
                                                          PROPOSED
                                                           MERGER  HIGH  MEDIAN LOW
------------------------------------------------------------------------------------
----------------------------------------------------------         -----------------
Implied premium to target's closing price on day prior to
  announcement (cash deals)                                24.4%   39.4% 21.8%  5.4%
----------------------------------------------------------         -----------------
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                                                ----
Transaction FFO/EBDADT multiple (cash deals)               10.4x   13.0x 9.2x   6.6x
                                                                                ----
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
Premium/(discount) to NAV (cash deals)                     (3.2)%  34.9% 6.1%   0.0%
------------------------------------------------------------------------------------

Net Asset Value Analysis

   Goldman Sachs reviewed historical weekly closing stock price and quarterly NAV (before and after deferred taxes) per share data for Security Capital from January 1, 1998 through December 10, 2001. Quarterly NAV data were provided by Security Capital's management. The results of this review are summarized as follows:

                                       Share    NAV Before    Premium/    NAV After     Premium/
Date                                   Price  Deferred Taxes (Discount) Deferred Taxes (Discount)
----                                   ------ -------------- ---------- -------------- ----------
Jan 02, 98                             $32.25     $26.80         20%        $25.01         29%
Apr 03, 98                              30.38      26.80         13          25.01         21
Jul 03, 98                              26.50      27.68         (4)         25.89          2
Oct 02, 98                              17.00      22.57        (25)         20.78        (18)
Jan 01, 99                              13.56      20.63        (34)         18.84        (28)
Apr 02, 99                              12.56      19.08        (34)         17.29        (27)
Jul 02, 99                              14.55      19.71        (26)         17.92        (19)
Oct 01, 99                              14.44      18.19        (21)         16.40        (12)
Dec 31, 99                              12.50      17.99        (31)         16.20        (23)
Mar 31, 00                              14.44      19.31        (25)         17.52        (18)
Jun 30, 00                              17.00      22.66        (25)         21.12        (19)
Oct 06,00                               19.00      25.47        (25)         23.38        (19)
Jan 05, 01                              19.00      25.91        (27)         23.84        (20)
Apr 06, 01                              20.75      26.36        (21)         25.10        (17)
Jul 06, 01                              21.46      28.31        (24)         26.38        (19)
Oct 05, 01                              18.89      28.51        (34)         26.65        (29)
Weekly Mean-January 2, 1998-present                             (18)                      (11)
Quarterly Mean-January 2, 1998-present                          (20)                      (13)
Quarterly Mean For The Last 4 Quarters                          (26)                      (21)

   Goldman Sachs performed an NAV analysis of Security Capital to arrive at a range of estimates for NAV per share of class B stock based on information provided to Goldman Sachs by the management of Security Capital and analyses performed by research analysts who cover Security Capital. Goldman Sachs utilized the following methodologies and assumptions in the NAV analysis:

  . Security Capital's investments in publicly traded companies were valued based on closing share prices as of December 7, 2001, with no liquidity discount applied. CarrAmerica is valued at the price for which Security Capital sold its shares; Storage USA was valued based on the per share price of $42 proposed to be paid by Security Capital in its proposed acquisition of the remaining outstanding shares of Storage USA;

  . except for City Center Retail, Security Capital's investments in non-public companies were valued at original Security Capital cost (which may have the effect of understating NAV);

  . the ongoing business of Security Capital Research and Management (comprising less than 5% of Security Capital's total assets) was valued in different ways by the several research analysts using the following different methodologies: five times its estimated 2001 EBDADT, five times its estimated 2001 EBITDA, 4% of its total assets and 1-3% of its assets under management;

  .   all other assets were valued at book value;

  . liabilities (other than deferred tax liability) were derived from publicly available data as of September 30, 2001;

  . all NAV calculations were reduced by an estimate of the deferred tax liability which Security Capital would be obligated to pay if it liquidated all of its investments; and

  . all NAV calculations were adjusted to give effect to the sale of Security Capital's investment in Homestead (based on pro forma financial information contained in Security Capital's press release) and the sale of Security Capital's investment in CarrAmerica and the pending purchase by Security Capital of the remaining interest in Storage USA (based on information provided by Security Capital's management). The adjustments for the Storage USA transaction related primarily to Security Capital's estimate of the transaction costs associated with such purchase.

      The results of this analysis are summarized as follows:

   --------------------------------------------------------------------------
                                                       HIGH   MEDIAN    LOW
   --------------------------------------------------------------------------
   --------------------------------------------------------------------------
                                                        NAV     NAV     NAV
   --------------------------------------------------------------------------
   --------------------------------------------------------------------------
    NAV per share of class B stock after deferred
      taxes                                           $27.35  $27.15  $26.85
   --------------------------------------------------------------------------
   --------------------------------------------------------------------------
    Premium (discount) to NAV per share of class B
      stock after deferred taxes represented by class
      B closing price on 12/7/2001                    (23.6)% (23.0)% (22.2)%
   --------------------------------------------------------------------------
   --------------------------------------------------------------------------
    Premium (discount) to NAV per share of class B
      stock after deferred taxes represented by
      $26.00 per share merger consideration           (4.9)%  (4.3)%  (3.2)%
   --------------------------------------------------------------------------

   Goldman Sachs performed a "Look Through" NAV analysis, which values the public portfolio companies based on their NAV as calculated by Green Street Advisors, rather than based on their public market value. The resulting NAV per share of class B stock after deferred taxes is reduced by $1.46 to $25.38. Goldman Sachs conducted this analysis in order to adjust Security Capital's NAV for any premiums or discounts ascribed by the market to the NAV of Security Capital's public portfolio companies.

   Subsequent to presenting its financial analyses to the Board of Directors of Security Capital on December 12, 2001, Goldman Sachs noted the calculation of Security Capital's net asset value per share contained an error. The discussion set forth in the previous two paragraphs reflects the corrected analysis. Goldman Sachs subsequently confirmed to Security Capital that it would have delivered its fairness opinion if the corrected information had been included in the original financial analyses.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to Security Capital or the merger.

   The analyses were prepared solely for purposes of providing an opinion to the Security Capital board as to the fairness from a financial point of view of the consideration to be received by the holders of the class A stock and the class B stock in the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Security Capital, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

   In reaching its decision to approve the merger, the Security Capital board of directors considered a variety of factors, including the factors listed under the caption "Security Capital Reasons for the Merger; Recommendation of the Security Capital Board." Goldman Sachs and Security Capital cannot predict the full range of hypothetical future events that could affect the board's view of the transaction. However, the Security Capital's board, in connection with their discharge of their fiduciary duty under applicable state law, continually evaluates subsequent events as they evolve. The Security Capital board of directors has not, however, sought an updated opinion from Goldman Sachs and currently does not intend to request such an opinion.

   As described above, the financial analysis presented by Goldman Sachs to the Security Capital board was one of many factors taken into consideration by the Security Capital board in making its determination to approve the merger.

   Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Security Capital, having provided investment banking services to Security Capital and its affiliates from time to time, including having acted as:

  . an agent for Security Capital's public offering of $100 million aggregate principal amount of 7.75% Medium Term Notes, Series A in 1998;

  . financial advisor in connection with the acquisition of Security Capital U.S. Realty in 2001;

  . sole book runner and co-lead manager of the secondary public offering of Security Capital's 29.456 million shares of beneficial interest in Archstone Communities Trust in 2001;

  . sole book runner and sole lead manager of the secondary public offering of Security Capital's 16.873 million shares of common stock of CarrAmerica in 2001; and

  . having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

   Goldman Sachs also has provided, and is currently providing, certain investment banking services to GE Capital and its affiliates (including General Electric Company, the ultimate parent company of GE Capital) from time to time, including, but not limited to, having acted as:

  . financial advisor in connection with GE Capital's purchase of MET Life Capital Credit Corporation in 1998;

  . financial advisor in connection with GE Capital's purchase of Franchise Finance Corporation of America in 2001;

  . financial advisor in connection with GE Capital's purchase of Mellon Financial Corporation in 2001; and

  .   underwriter of a significant number of financing transactions for GE
      Capital.

   In addition, Goldman Sachs may provide investment banking services to GE Capital and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Security Capital or General Electric Company for its own account and for the accounts of customers.

   Pursuant to a letter agreement, dated October 29, 2001, Security Capital exclusively engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Security Capital. Pursuant to the terms of this letter agreement, Security Capital has agreed to pay Goldman Sachs, upon completion of the merger, a fee of approximately $31 million. Security Capital also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Material United States Federal Income Tax Consequences

  General

   The following is a summary of the material United States federal income tax consequences of the merger to Security Capital stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, at any time, possibly on a retroactive basis, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Security Capital common stock are held as capital assets by a U. S. person. For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation created or organized in the United States or under the laws of the United States or of any State or political subdivision of the foregoing, any estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. This discussion does not address the aspects of United States federal income taxation that may apply to pass-through entities. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Security Capital stockholder in light of that stockholder's personal investment circumstances, or those stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals). In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to Security Capital stockholders who hold shares of Security Capital common stock as part of a hedging, "straddle," conversion or other integrated transaction, or Security Capital stockholders who acquired their shares of Security Capital common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Security Capital stockholder.

  Consequences of the Merger to Security Capital Stockholders

   The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Security Capital common stock will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in Security Capital common stock and the sum of the amount of cash and the fair market value of the ProLogis common shares received or deemed received in respect thereof in the merger. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of Security Capital common stock so converted were held for one year or less. If, at the effective time of the merger, the shares of Security Capital common stock so converted were held for more than one year, the gain or loss will be long-term capital gain or loss. In the case of stockholders who are individuals, long-term capital gain is currently eligible to be taxed at reduced rates for federal income tax purposes. There are limitations on the deductibility of capital losses. The tax basis of the ProLogis common shares received by a holder of Security Capital common stock pursuant to the merger will be the fair market value of such shares on the effective date of the merger.

   Some states and localities, including the state and city of New York, impose transfer, sales, use, excise, or similar taxes on certain indirect transfers (including indirect transfers pursuant to corporate transactions such as the merger) of an interest in real property (including leases) located therein ("Transfer Taxes"). GE Capital has agreed to pay any such Transfer Taxes that would be imposed as a result of the consummation of the merger (excluding any taxes based on the gross or net income of any Security Capital stockholder) or cause such Transfer Taxes to be paid. For United States federal income tax purposes, the payments of Transfer Taxes may result in the deemed receipt of additional consideration by such stockholder. In such event, such stockholder should be entitled to claim a tax deduction or a reduction in the gain or an increase in the loss realized on the sale of its shares of Security Capital common stock in an amount equal to the amount of any such additional consideration deemed to have been received.

  Backup Withholding Tax

   Under the United States federal income tax backup withholding rules, unless an exemption applies, GE Capital is required to and will withhold up to 30% of all payments to which a Security Capital stockholder or other payee is entitled in the merger, unless the Security Capital stockholder or other payee provides a tax identification number, or "TIN" (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that its TIN is correct, the stockholder is not subject to backup withholding and the stockholder is a United States person. Each Security Capital stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Security Capital stockholders (including, among others, corporations and certain foreign individuals) are generally not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the stockholder's United States federal income tax liability for that year, provided that the appropriate information is furnished to the Internal Revenue Service.

   You should consult your own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to you in view of your own particular circumstances.

  FIRPTA

   The following is a summary discussion of U.S. federal income tax consequences under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA") that applies to the receipt of merger consideration for shares of class A stock and class B stock in the merger by a beneficial owner of such shares that is not a U.S. person as defined above (a "non-U.S. holder").

   Generally, unless FIRPTA applies, a non-U.S. holder will not be subject to U.S. federal income tax on any gain resulting from the receipt of the merger consideration unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder or (b) that shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied. Under current law, subject to the exception discussed in the paragraph below, a non-U.S. holder generally will be subject to U.S. federal income tax under FIRPTA on any gain recognized on the receipt of the merger consideration for class A stock or class B stock if Security Capital is or has been at any time within the shorter of the five-year period preceding such disposition or such holder's holding period a "United States real property holding corporation" (within the meaning of section 897(c)(2) of the Code) for U.S. federal income tax purposes. Non-U.S. holders should note that while not free from doubt, Security Capital believes that at the effective time of the merger it will be or at some time during the five-year period ending at the date of the merger it will have been a United States real property holding corporation.

   If, as expected, Security Capital is treated as a United States real property holding corporation, (A) a non-U.S. holder of class A stock or class B stock which owns or is deemed to own more than 5% of such class A stock or class B stock during the five-year period preceding such sale or other disposition would be subject to United States federal income tax (generally at regular capital gain rates) on a sale or other disposition of such class A stock or class B stock, and (B) a non-U.S. holder that does not own and is not deemed to own more than 5% of the class A stock or class B stock during the five-year period preceding such sale or other disposition would not be subject to United States federal income tax under FIRPTA on gain with respect to such shares provided that such shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). Security Capital believes that both the class A stock and the class B stock are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). No United States federal income tax withholding under FIRPTA will be required so long as the class A stock and the class B stock are regularly traded on an established securities market.

   Each non-U.S. holder is urged to consult its own tax advisor with respect to the particular U.S. federal, state and local consequences to it of the receipt of the merger consideration in exchange for class A stock or class B stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction. Each non-U.S. holder is also urged to consult its own tax adviser with respect to the particular U.S. federal, state and local consequences to it of the ownership and disposition of the stock of ProLogis. Non-U.S. holders should also consult with their tax advisors concerning the possible application of an income tax treaty that may modify certain of the U.S federal income tax consequences described above. All non-U.S. holders should consult their own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Governmental and Regulatory Approvals

   Security Capital and GE Capital cannot complete the merger until they have filed notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. Each of Security Capital and GE Capital filed a Premerger Notification and Report Form on January 3, 2002. The applicable waiting period was terminated effective as of January 14, 2002. GE Capital and Security Capital do not believe the merger requires any other antitrust approvals, but if any such approvals are determined to be necessary, the parties will make the requisite filings expeditiously.

   Security Capital and GE Capital believe that the proposed merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause Security Capital or GE Capital to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages. We can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standards No. 141, "Business Combinations." Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with the excess of the purchase price after such allocations being recorded as goodwill).

Interests of Certain Persons in the Merger

  General

   Some members of Security Capital management and the Security Capital board have certain interests in the merger that are different from or in addition to the interests of Security Capital stockholders generally. These additional interests relate to provisions in the merger agreement or Security Capital employee benefit plans, as well as:

  . modification of change of control agreements and agreements regarding employment terms;

  . acceleration and payments in respect of outstanding Security Capital stock options and restricted stock units; and

  . indemnification of and provisions for liability insurance for Security Capital directors and officers.

   All of these additional interests, to the extent material, are described below. The Security Capital board was aware of these interests and considered them in approving and adopting the merger agreement and the merger.

  Change of Control Agreements and Related Matters

   Security Capital has entered into agreements, dated November 9, 2001 (the "2001 Change of Control Agreements"), with William D. Sanders, Chairman and Chief Executive Officer, C. Ronald Blankenship, Vice Chairman and Chief Operating Officer, Thomas G. Wattles, Managing Director, Constance B. Moore, Managing Director of the Capital Division, Paul E. Szurek, Managing Director of SC Group Incorporated and Chief Financial Officer of Security Capital, Anthony
R. Manno, President and Managing Director of Security Capital Research and Management Incorporated, A. Richard Moore, Managing Director of Security Capital (EU) Management Incorporated, and Jeffrey A. Klopf, Senior Vice President.

   On December 14, 2001, GE Capital entered into agreements with each of the above-named executives (the "December 14, 2001 Agreements"), which modified the 2001 Change of Control Agreements with each of these executives. However, only the 2001 Change of Control Agreements with Messrs. Manno and Klopf, each as modified by the December 14, 2001 Agreements, remain in place. The 2001 Change of Control Agreements with the remaining executives, and the December 14, 2001 Agreements with such executives, were terminated and replaced by the Letter Agreements as described below.

   Each of the 2001 Change of Control Agreements, as in effect before the modifications, provided for in the December 14, 2001 Agreements, provided for continued employment of the executive for two years following a

"change of control" with position, duties, pay, benefits and perquisites no less favorable than those that existed before the change of control. If the executive experienced a Termination, as defined in the agreement, he would be entitled to pay and benefits for a specified number of years. The number of years is two for Mr. Manno and one for Mr. Klopf. In addition, if the executive is subject to the federal excise tax on "excess parachute payments," he will be made whole for that tax by Security Capital. Each of the 2001 Change of Control Agreements defines a Termination as a termination by Security Capital (or its successors) for any reason other than death, disability or cause or by the executive upon: (a) a significant change in the Executive's authorities or duties or a breach by Security Capital of its obligations under the agreement;
(b) relocation of the executive's office more than fifty (50) miles; (c) a reasonable determination by the executive that, as a result of the change in control, there has been a change in circumstances significantly affecting the nature and scope of the executive's authorities and duties such that the executive is unable to exercise the authorities, powers, functions or duties associated with the executive's position; or (d) the failure of Security Capital to obtain a satisfactory agreement from any successor to assume such agreement.

   The December 14, 2001 Agreements modified the 2001 Change of Control Agreements by offering employment terms for each of the executives for a period of one year following completion of the merger. Each December 14, 2001 Agreement also provides that the executive will receive a specified amount in cash at the effective time of the merger, which has been calculated to be equal to 50% of the cash severance the executive would have received under the 2001 Change of Control Agreement upon a Termination, plus an additional amount equal to the pro-rata bonus for the portion of calendar year 2002 preceding the effective time of the merger based on the executive's bonus for 2001. Each December 14, 2001 Agreement further provides for an additional payment equal to the same specified amount, at the end of the one-year term or upon a Termination, whichever occurs first. In addition, following termination of the executive's employment for any reason other than cause during the 1-year period following the completion of the merger, the executive and/or his family will continue to receive medical and other benefits for two years in the case of Mr. Manno and one year in the case of Mr. Klopf. The 2001 Change of Control Agreements, as modified by the December 14, 2001 Agreements, provide for total cash payments (in the installments noted above) to Messrs. Manno and Klopf of $2,700,750 and $698,333, respectively (each of which includes four (4) months bonus based on an estimated May 1, 2001 closing date).

   The 2001 Change of Control Agreements, as modified by the December 14, 2001 Agreements, provide that to the extent that Mr. Manno or Mr. Klopf is subject to the parachute payment excise tax with respect to payments received from Security Capital, such executive would receive excise tax gross-up payments. Security Capital and GE Capital do not expect that any excise tax gross-up payments to Messrs. Manno and Klopf will be required. The 2001 Change of Control Agreements, as modified by the December 14, 2001 Agreements, provide, however, that if a tax authority makes a final determination that a parachute payment excise tax is due and owing by an executive, Security Capital will be obligated to make an excise tax gross-up payment based on such final determination at such time.

   On March 22, 2002, Security Capital entered into letter agreements (the "Letter Agreements") and GE Capital and Security Capital have together entered into restrictive covenants agreements (the "Restrictive Covenants Agreements") with Messrs. Sanders, Blankenship, Wattles, Szurek, A.R. Moore, and Ms. C. Moore (collectively, the "Executives"). The Letter Agreements and Restrictive Covenants Agreements supersede the 2001 Change of Control Agreements, as modified by the December 14, 2001 Agreements, for each of the Executives.

   Restrictive Covenants Agreements. Pursuant to the Restrictive Covenants Agreements, each Executive has agreed, for a period of eighteen months following the completion of the merger (the "Restricted Period"), not to become associated as an executive or board member with, or otherwise actively participate in the management of, any entity that owns and operates (i) self-storage facilities, (ii) retail shopping centers anchored by grocery-stores, drugstores, or certain general merchandise discount stores, or
(iii) central business district parking facilities (whether domestic or international). The foregoing prohibition is applicable to businesses above certain thresholds with respect to the value of its assets owned or acquired. In addition, the Restrictive Covenants Agreements also include covenants with respect to the non-solicitation of employees or customers, non-disparagement and confidentiality. In consideration for entering into the Restrictive Covenants Agreement, the Executives will be paid, at the completion of the merger, the following amounts (less applicable withholding taxes): Mr. Sanders, $7,338,800; Mr. Blankenship, $7,535,467; Mr. Wattles, $4,935,800; Mr. Moore,
$2,395,000; Ms. Moore, $2,395,000; and Mr. Szurek, $2,183,567.

   Letter Agreements.   Pursuant to the Letter Agreements, each Executive
agreed to terminate any rights he or she may have under (i) the Executive's 2001 Change of Control Agreement, as of immediately prior to the completion of the merger, and (ii) such Executive's December 14, 2001 Agreement, as of the date of the Letter Agreements. The Letter Agreements provide that each Executive will continue in the employ of Security Capital for a period of one year commencing at the completion of the merger (the "Term"), subject to the termination provisions described in the next paragraph, with pay, benefits and perquisites no less favorable than those which existed before completion of the merger.

   The Letter Agreements may be terminated by the Executive or Security Capital with thirty days prior notice of termination by the terminating party. In the event of a termination of the Executive's employment during the Term (i) voluntarily by the Executive or (ii) by the Company for any reason other than death, disability, or cause (as defined in the Letter Agreement), Security Capital is required to (1) pay to the Executive all accrued and unpaid salary through the date of the Executive's termination of employment and (2) continue the Executive's welfare and other fringe benefits for the period commencing on the date of such termination and ending three (3) years from the expiration of the one-year term in the case of Mssrs. Sanders, Blankenship and Wattles and two (2) years from the expiration of the one-year term in the case of Mssrs. Moore and Szurek and Ms. Moore. If the completion of the merger occurs after May 1, 2002, the company shall pay each executive a pro rata bonus for the fiscal year in which the merger occurs, for the period commencing on May 1, 2002 and ending on the completion of the merger.

   The Letter Agreements also provide that if any payment or benefit to which the Executive is entitled becomes subject to the parachute payment excise tax (whether under the Letter Agreement or any other arrangement), the Executive will be entitled to receive excise tax gross-up payments. Security Capital and GE Capital do not expect that any excise tax gross-up payments to any of the Executives will be required. The Letter Agreements provide, however, that if a tax authority makes a final determination that a parachute payment excise tax is due and owing by an Executive, Security Capital will be obligated to make an excise tax gross-up payment based on such final determination at such time. GE Capital has agreed to cause Security Capital to honor its obligations under the Letter Agreements after the completion of the merger.

  Effect on Stock Options and Restricted Stock Units

   Each outstanding option and warrant to purchase Security Capital common stock, and each restricted stock unit based on Security Capital common stock, whether vested or unvested, that was previously granted by Security Capital and its subsidiaries, and each right to receive deferred delivery of shares of Security Capital common stock pursuant to previously exercised options, will automatically be canceled at the effective time of the merger. GE Capital will, or will cause the surviving corporation in the merger to, provide the holder of each Security Capital stock option, the consideration described in the section entitled "Merger Agreement - Treatment of Security Capital Stock Options and Restricted Stock Units." GE Capital has also agreed that the account balances of all employees under Security Capital's 401(k) plan and Nonqualified Savings Plan and of all non-employee directors under the Deferred Fee Plan for Directors will vest upon completion of the merger. The portion of such account balances under the Nonqualified Savings Plan and the Deferred Fee Plan for Directors that are deemed invested in Security Capital common stock will be converted upon completion of the merger into cash balances or, if GE Capital elects to substitute ProLogis common shares for part of the cash consideration, and the employee or director so elects, into an account deemed invested in the applicable merger consideration.

   Executive officers and directors hold equity-based awards that will vest in the merger that can be summarized as follows:


          Number of Shares Subject to Unvested Equity-Based Awards That Will Vest in the Merger
------------------------------------------------------------------------------------------------------------
                          Class A Shares Subject to Class B Shares Subject to Class B Shares
                          Options                   Options                   Represented by RSUs
-------------------------------------------------------------------------------------------------------
William D. Sanders        916                       886,783                   152,663
-------------------------------------------------------------------------------------------------------
C. Ronald Blankenship     811                       796,592                   179,155
-------------------------------------------------------------------------------------------------------
Thomas G. Wattles         707                       465,114                   131,884
-------------------------------------------------------------------------------------------------------
Anthony R. Manno Jr.      316                       270,814                   102,018
-------------------------------------------------------------------------------------------------------
A. Richard Moore Jr.      534                       207,501                   52,689
-------------------------------------------------------------------------------------------------------
Constance B. Moore        101                       321,001                   59,388
-------------------------------------------------------------------------------------------------------
Paul E. Szurek            133                       222,811                   66,725
-------------------------------------------------------------------------------------------------------
Jeffrey A. Klopf          138                       110,919                   15,108
-------------------------------------------------------------------------------------------------------
Outside Directors as a
  Group                   0                         0                         0

  Indemnification of Officers and Directors

   In the merger agreement, GE Capital has agreed that Security Capital, as the surviving corporation in the merger, will, and GE Capital will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer and employee of Security Capital or any of its subsidiaries for losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities, or amounts paid in settlement (other than those effected without its written consent), arising out of actions or omissions occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger that are in whole or in part (i) based on, or arising out of, the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the merger.

   For a period of six years after the effective time of the merger, GE Capital shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Security Capital for the benefit of those persons who are covered by such policies at the effective time of the merger (or GE Capital may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the effective time of the merger), to the extent that such liability insurance can be maintained annually at a cost to GE Capital not greater than two hundred percent of the premium for the current Security Capital directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such costs, GE Capital shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to two hundred percent of the current annual premiums of Security Capital for such insurance.

   The merger agreement also provides that the indemnification provisions in the charter and bylaws of Security Capital in effect at the effective time of the merger will not be amended or otherwise repealed for six years after the effective time of the merger in any manner that would adversely affect the rights of individuals who at the effective time of the merger were directors or officers of Security Capital, among others.

Amendment to Security Capital Rights Agreement, Takeover Statutes

   Security Capital amended the Rights Agreement, dated as of April 21, 1997, between Security Capital and EquiServe Trust Company, N.A., as rights agent, to provide that neither the merger nor the merger agreement will cause GE Capital or any of its subsidiaries or affiliates to become an "acquiring person" under the Rights Agreement, or a "distribution date" or "shares acquisition date" to occur, and that the Rights Agreement will expire immediately prior to the effective time of the merger. In addition, Security Capital has exempted GE Capital from the ownership limits of the Security Capital charter and exempted the support agreements, the merger agreement and the merger from Maryland takeover statutes which might otherwise have been applicable.

No Dissenters' Appraisal Rights

   Under Maryland law, because the class A stock and class B stock are listed on the New York Stock Exchange and the series B preferred stock will remain outstanding after the merger, Security Capital stockholders will not have dissenters' rights to an appraisal of their shares in connection with the merger.

                             THE MERGER AGREEMENT

   The following is a summary of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A.

STRUCTURE AND EFFECTIVE TIME

   The merger agreement provides for the merger of Merger Sub with and into Security Capital. Security Capital will survive the merger and continue as an indirect wholly owned subsidiary of GE Capital. The merger will become effective at the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland (or at a later time if agreed in writing by the parties and specified in the articles of merger). The parties will file the articles of merger on the second business day after the satisfaction or waiver of all conditions in the merger agreement, or such other date as Security Capital and GE Capital may agree. We cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See "--Conditions to Consummation of the Merger." We intend to complete the merger as promptly as practicable, subject to receipt of the Security Capital stockholder approval and all requisite regulatory approvals. See "The Merger--Governmental and Regulatory Approvals" and "--Reasonable Best Efforts; Antitrust Law Matters" and "--Conditions to Consummation of the Merger."

MERGER CONSIDERATION

   The merger agreement provides that each share of Security Capital class B stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive consideration consisting, in all cases, of $26.00 in value from GE Capital. Each holder of a share of class A stock will receive 50 times the class B consideration per share. Except as provided below, the consideration will be payable entirely in cash.

   GE Capital may elect (but no later than the 15th day before the stockholder meeting) to include some or all of the ProLogis common shares owned by Security Capital as part of the consideration payable to Security Capital stockholders in the merger. However, cash will be paid in lieu of fractional shares. GE Capital notified Security Capital on March 8, 2002 that its current plan is to cause Security Capital to distribute approximately 32.8 million ProLogis common shares as part of the Merger Consideration. However, GE Capital has not made a formal election, has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans. If GE Capital so elects, the holders of Security Capital class B stock will receive a combination of cash and 0.19 common shares of beneficial interest of ProLogis Trust with an agreed aggregate value of $26.00 per share. If GE Capital changes its current plans and, for example, elects to include all of the ProLogis common shares owned by Security Capital as part of the merger consideration, holders of Security Capital class B stock would receive a combination of cash and approximately 0.3 ProLogis common shares, with an agreed aggregate value of $26. In any event, the value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002, and the holders of class A stock would receive 50 times such amount per share. GE Capital may also revoke its election to include ProLogis common shares as part of the merger consideration. At and after the Closing, Security Capital stockholders will bear all of the economic risk of fluctuations, if any, in the market price of those shares below the average price during the measurement period.

   Prior to the consummation of the merger, GE Capital may (but no earlier than the 18th day before the Security Capital stockholder meeting) direct the sale of any or all of the ProLogis common shares owned by Security Capital, including to ProLogis, pursuant to a registered offering, negotiated third party purchase, or otherwise. No such sale, regardless of price or timing, will change the $26.00 in cash to be received by Security Capital class B stockholders for their shares, or the 50 times such amount to be received by the class A stockholders.

   GE Capital may also determine to cause Security Capital to retain its ProLogis common shares, in which case holders of Security Capital class B stock will still receive $26.00 in cash for their shares, and holders of Security Capital class A stock 50 times such amount.

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

   GE Capital may revoke its election to include ProLogis common shares as part of the merger consideration, although GE Capital has informed Security Capital that it will make any decision to revoke its election no later than the 10th day prior to the stockholder meeting. GE Capital and Security Capital will promptly issue a press release announcing any such revocation. All shares of Security Capital common stock held by any subsidiary of Security Capital and any shares owned by GE Capital, Merger Sub or any subsidiary of GE Capital or Merger Sub will be canceled at the effective time of the merger, and no payment will be made for those shares.

PAYMENT PROCEDURES

   GE Capital will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of Security Capital common stock. GE Capital will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration and Security Capital will make available to the paying agent ProLogis common shares in amounts and at times necessary for the payment of the stock portion of the merger consideration, if any. Promptly after the effective time of the merger, the paying agent will send Security Capital stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. The paying agent will pay to the holder the cash portion of the merger consideration and deliver the stock portion of the merger consideration, if any, payable in the form of ProLogis common shares, minus any withholding taxes required by law, to Security Capital stockholders promptly following the paying agent's receipt and processing of Security Capital stock certificates and properly completed transmittal documents. Security Capital stockholders will not receive interest on the merger consideration that they are entitled to receive pending disbursement of the merger consideration by the paying agent, nor for any delays in consummating the transaction.

TREATMENT OF SECURITY CAPITAL STOCK OPTIONS AND RESTRICTED STOCK UNITS

   The merger agreement provides that, upon the closing date of the merger, all then-outstanding stock options, warrants, and restricted stock units will be cancelled in exchange for either a cash payment or, in certain cases, payment partly in cash and partly in ProLogis common shares, in either case to be paid by Security Capital or, at GE Capital's election, by Merger Sub. The amount of the cash payment for each option will equal the amount of the merger consideration payable per share of the class of Security Capital common stock subject to the option, less the per-share exercise price of the option, times the number of shares subject to the option, reduced by applicable withholding taxes. In addition, all then-outstanding restricted stock units will be cancelled in exchange for either a cash payment or a payment partly in cash and partly in ProLogis common shares. The amount of the cash payment for each unit or deferred share pursuant to a previously exercised stock option will equal the amount of the merger consideration payable per share of the class of Security Capital common stock subject to the unit or represented by the deferred share, times (in the case of a unit) the number of shares represented by the unit. If GE Capital elects to substitute ProLogis common shares, the holders of these awards will be permitted to elect to receive a reduced cash payment plus the appropriate number of ProLogis common shares, based upon the class of Security Capital common stock that is subject to their options, units or deferred shares. If any taxes are required to be withheld, they will be subtracted from the cash payment and, if the cash payment is insufficient, the option holder will be required to make up the difference in cash.

DIRECTORS AND OFFICERS

   The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the initial directors of the surviving corporation in the merger. The officers of Security Capital will be the initial officers of the surviving corporation in the merger until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains representations and warranties made by Security Capital to GE Capital and Merger Sub, including representations and warranties relating to:

  .   organization, qualification and subsidiaries, and other corporate matters;


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

  . capitalization of Security Capital and its subsidiaries (the term "subsidiaries" does not include the Public Investees, other than Storage USA following consummation of the Storage USA transactions) and certain information regarding Security Capital's Public Investees (Storage USA, ProLogis, CarrAmerica, and Regency Realty);

  . authorization, execution, delivery and enforceability of the merger agreement, and required stockholder approval;

  . reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

  .   absence of undisclosed liabilities;

  .   absence of changes in Security Capital and its subsidiaries;

  .   accuracy of information in this proxy statement/prospectus;

  . conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

  . absence of default, compliance with organizational documents, agreements, and foreign or domestic laws;

  .   litigation;

  .   compliance with applicable law;

  .   properties;

  .   employee plans;

  .   labor matters;

  .   environmental matters;

  .   tax matters;

  .   material contracts;

  .   absence of questionable payments;

  .   insurance;

  .   intellectual property;

  .   opinion of financial advisor;

  .   brokers' and finders' fees with respect to the merger;

  .   takeover statutes;

  .   ownership limit; and

  .   amendment to the Rights Agreement.

   The merger agreement also contains representations and warranties made by GE Capital and Merger Sub to Security Capital, including representations and warranties relating to:

  . organization, qualification and good standing, and other corporate matters;

  . authorization, execution, delivery and enforceability of the merger agreement;

  .   accuracy of information for use in this proxy statement/prospectus;

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

  . conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

  .   no prior activities engaged in by Merger Sub;

  .   brokers' and finders' fees with respect to the merger; and

  .   financial capacity to consummate the merger.

   The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Covenants; Conduct of the Business of Security Capital Prior to the Merger

   From the date of the merger agreement through the effective time of the merger, Security Capital and its subsidiaries are required to comply with certain restrictions on their conduct and operations. Security Capital has agreed, and has agreed to cause its subsidiaries, and will use commercially reasonable efforts to cause the Public Investees, to conduct their respective operations in the ordinary and usual course of business consistent with past practice and, to seek to preserve intact their respective business organizations, seek to keep available the services of their respective current officers and employees, and seek to preserve their relationships with customers, suppliers and others having business dealings with it to the extent that goodwill and ongoing business shall be unimpaired.

  .   Exceptions: (a) as otherwise expressly provided in the merger agreement,
      (b) as consented to in writing by GE Capital, or (c) with respect to the consummation of the Storage USA Acquisition (as defined in the merger agreement), or as contemplated by the Storage USA Transaction Agreements (as defined in the Merger Agreement) and the merger contemplated thereby. The merger agreement provides that Security Capital will not increase the price to be paid in connection with the Storage USA Acquisition or make any material change to the Storage USA Transaction Agreements or grant any material waiver, consent or election thereunder, except with GE Capital's consent, which consent shall be given (or, in the absence of any response, deemed to have been given) within 24 hours of the delivery of such a request.

   Security Capital has also agreed that, prior to the effective time of the merger, except as provided in the disclosure schedules to the merger agreement, Security Capital will not, and will use commercially reasonable efforts to cause the Public Investees not to, and will not permit any of its subsidiaries to:

    (1)amend their respective charters or bylaws (or other similar governing instruments);

    (2)authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents;

       . Exceptions: (a) the issuance or sale of shares pursuant to the exercise of Security Capital stock options and conversion of series B preferred stock and Security Capital's 6.5% Convertible Subordinated Debentures due 2016 in accordance with the terms thereof, or (b) (1) automatic grants of Security Capital stock options to directors of Security Capital in accordance with plan terms in effect as of the date of the merger agreement, (2) the grant of new Security Capital stock options upon the exercise of outstanding Security Capital stock options containing a reload feature requiring a new option grant upon such exercise, (3) the grant of options, in the ordinary course consistent with past practice, by subsidiaries of Security Capital, or (4) the grant of restricted stock units pursuant to Security Capital's matching share program;

    (3)(a) split, combine or reclassify any shares of their respective stock;
       (b) declare, set aside or pay any dividend or other distribution in respect of their respective stock, except the declaration and payment of regular quarterly cash dividends not in excess of the dividend amounts provided for in the instrument

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

       defining the rights of the preferred stock, with usual record and payment dates in accordance with past dividend practice; (c) make any other actual, constructive or deemed distribution in respect of any shares of their respective stock or otherwise make any payments to stockholders in their capacity as such; or (d) redeem, repurchase or otherwise acquire any of their respective securities or any securities of any of their respective subsidiaries;

    (4)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    (5)alter, through merger, liquidation, dissolution, reorganization, restructuring or in any other fashion, their respective corporate structures or ownership of any subsidiary or joint venture;

    (6)(a) incur or assume any long-term or short-term indebtedness or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice in aggregate amounts not to exceed $50 million other than in connection with the acquisition of Storage USA or as disclosed on the disclosure schedule to the merger agreement; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in aggregate amounts not to exceed $50 million; (c) make capital contributions to, or investments in, any other person, other than to wholly owned subsidiaries; (d) pledge or otherwise encumber shares of stock of Security Capital or its subsidiaries; or (e) mortgage or pledge any of their respective material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

    (7)except as may be required by law, an existing agreement or as contemplated by the merger agreement, (a) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner except for any such actions taken in the ordinary and usual course of business consistent with past practice and that, in the aggregate, do not result in a material increase in Security Capital's aggregate benefits and compensation expense, and (b) increase in any manner the compensation or fringe benefits of any director or officer of Security Capital or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement or as modified in accordance with this paragraph (including the granting of stock appreciation rights or performance units);

    (8)acquire, sell, lease or dispose of any assets valued in excess of $3 million individually or in the aggregate, enter into any commitment or transaction outside the usual course of business consistent with past practice or grant any exclusive distribution rights other than with respect to the disposition of Security Capital's right, title and interest in and to 19,403,417 shares of CarrAmerica;

    (9)except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by them;

   (10)revalue in any material respect any of their respective assets;

   (11)(a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (b) enter into any contract or agreement other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any material contracts or policies; (c) authorize any new capital expenditures in excess of those contemplated by the budgets previously provided by Security Capital to GE Capital; or (d) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under the merger agreement;


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

   (12)make or revoke any tax election except as required by law, or settle or compromise any tax liability material to Security Capital and its subsidiaries taken as a whole (taking into account only Security Capital's actual ownership in each of its subsidiaries), or change any material aspect of their respective methods of accounting for tax purposes;

   (13)pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of such person and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such person or any of its subsidiaries is a party;

   (14)settle or compromise any pending or threatened suit, action or claim relating to the merger;

   (15)enter into any agreement or arrangement that limits or otherwise restricts such person or any of its subsidiaries or any successor thereto or that would after the effective time, limit the surviving corporation and its affiliates including GE Capital or any successor thereto from engaging or competing in any line of business or in any geographic area;

   (16)in any case where Security Capital has a contractual right to consent to any matter requested or proposed by Storage USA or Regency, Security Capital will not so consent without GE Capital's consent, which shall not be unreasonably withheld or delayed; and

   (17)take, propose to take, or agree in writing or otherwise to take, any of the actions described above or any action which would make any of the representations or warranties of Security Capital contained in the merger agreement (a) which are qualified as to materiality untrue or incorrect or (b) which are not so qualified untrue or incorrect in any material respect.

   With respect to the Public Investees, Security Capital is required to exercise its voting rights, contractual rights and board rights (subject to fiduciary duties), in compliance with the above covenants; however Security Capital cannot, and is not obligated to, otherwise insure that the Public Investees will in fact comply.

No Solicitation of Acquisition Transactions

   The merger agreement provides that, from the date of the merger agreement until the termination of the merger agreement and except as expressly permitted by the following provisions, Security Capital will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, Security Capital or any of its subsidiaries to, directly or indirectly:

    (a)solicit, initiate or encourage the submission of any Acquisition Proposal; or

    (b)participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Security Capital board may furnish information to, or enter into discussions or negotiations with, any person that previously has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that,

       (1)the Security Capital board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that (x) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as hereinafter defined), and (y) such action is necessary for the Security Capital board to comply with its duties to Security Capital's stockholders under applicable law; and

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

       (2)prior to taking such action, Security Capital (x) provides reasonable notice to GE Capital (but in any event no later than 24 hours prior to taking such action) to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form, the terms of which, as applicable to such person, in any event are at least as stringent as those applicable to GE Capital in the confidentiality agreement between GE Capital and Security Capital.

   Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, Security Capital shall notify GE Capital of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof (and in any event, no later than twenty-hours from receipt), and shall provide GE Capital with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter promptly inform GE Capital of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give GE Capital a copy of any information delivered to such person that has not previously been reviewed by GE Capital. Immediately after the execution and delivery of the merger agreement, Security Capital will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

   The merger agreement provides that the Security Capital board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to GE Capital, its approval or recommendation of the merger agreement or the merger unless the Security Capital board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that such action is necessary for the Security Capital board to comply with its duties to Security Capital's stockholders under applicable law. Except as set forth in this provision, the Security Capital board will not approve or recommend or permit Security Capital to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described above) made by any person other than GE Capital or Merger Sub. Notwithstanding the foregoing, if the Security Capital board, after having considered the advice of independent legal counsel, determines in good faith that failing to take such action would constitute a breach of the obligations of the Security Capital board under applicable law, the Security Capital board may approve or recommend an Acquisition Proposal (or amendment or supplement thereto) or cause Security Capital to enter into an agreement with respect thereto, but in each case only if:

    (a)Security Capital provides written notice to GE Capital (a "Notice of Superior Proposal"), which notice must be received by GE Capital at least three business days (exclusive of the day of receipt by GE Capital of the Notice of Superior Proposal) prior to the time it intends to cause Security Capital to enter into such an agreement, advising GE Capital in writing that the Security Capital board has received an Acquisition Proposal (or amendment or supplement thereto) which it believes constitutes a Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, subject to the above, providing a copy of any written offer or proposal describing the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal;

    (b)as of the end of such three business day period referenced above, GE Capital shall have failed to notify Security Capital in writing that it has determined to revise the terms of the merger to provide that the merger consideration will be equal to or greater than the consideration to be paid to the Security Capital stockholders pursuant to the Superior Proposal; and

    (c)Security Capital terminates the merger agreement within 48 hours after the lapse of the three business day period referenced above and immediately thereafter enters into an agreement with respect to such Superior Proposal.

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

   For purposes of the merger agreement, an "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the merger of Merger Sub with and into Security Capital) involving Security Capital:

    (a)any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

    (b)any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Security Capital and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

    (c)any tender offer or exchange offer for twenty percent (20%) or more of the outstanding Security Capital common stock or the filing of a registration statement under the Securities Act in connection therewith; or

    (d)any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   A "Superior Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by Security Capital after the date of the merger agreement in contravention of the provisions thereof which the Security Capital board determines in good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

    (a)would, if consummated, result in a transaction that is more favorable to Security Capital's stockholders (in their capacity as stockholders), from a financial point of view, than the merger and

    (b)is reasonably capable of being completed; provided, however, that for purposes of this definition, the term Acquisition Proposal shall be amended so that the reference to 20 percent shall be deemed to be a reference to 100 percent.

   Nothing prohibits Security Capital from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or from making any disclosure to Security Capital's stockholders which, in the good faith reasonable judgment of the Security Capital board, based on the advice of independent legal counsel, is required under applicable law; provided, however, that except as otherwise permitted, Security Capital does not withdraw or modify, or propose to withdraw or modify, its position with respect to the merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

Employee Benefits

   GE Capital will cause the surviving corporation to honor the obligations of Security Capital or any of its subsidiaries under the provisions of the employment, consulting, termination, severance, change in control and indemnification agreements between and among Security Capital or any of its subsidiaries and any current or former officer, director, consultant or employee of Security Capital or any such subsidiaries.

   Security Capital and GE Capital have agreed that, from the closing date of the merger and until January 1, 2003, the compensation benefits to be provided to current or former employees of Security Capital and any of its subsidiaries will be, in the aggregate, no less favorable than those provided to them before the merger or, in certain cases, those provided to similarly situated employees of GE Capital, if greater.

   Security Capital's employees' prior service to Security Capital will generally be taken into account in determining their benefits after the merger, except for accrual of benefits under defined benefit pension plans and except if duplication of benefits would result, and they will generally not be subject to waiting periods or other limitations on their participation in any welfare benefit plans of GE Capital and its subsidiaries that may apply to them after the merger.

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

Reasonable Best Efforts; Antitrust Law Matters

   GE Capital, Security Capital and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the merger and to cause to be satisfied all conditions precedent to their respective obligations under the merger agreement in each case as soon as practicable after the date of the merger agreement.

  . Each party agrees to use its reasonable best efforts to prepare and file as promptly as practicable following the date of the merger agreement all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement ("Required Approvals");

  . Each party agrees to file a Notification and Report Form pursuant to the HSR Act with respect to the merger as promptly as practicable and in any event within 10 days of the merger agreement; and GE Capital agrees to make any other requisite antitrust filings as soon as reasonably practicable;

  . GE Capital and Security Capital each shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by a private party, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental entity;

  . GE Capital and Security Capital each shall use its reasonable best efforts to (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication between it and any governmental entity, (c) promptly inform each other of and supply to such other party any communication received by such party, or given by such party to, the DOJ, the FTC or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the merger; and (d) consult with each other in advance of any meeting or conference with the DOJ, the FTC or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental entity or other party, give the other party the opportunity to attend and participate in such meetings and conferences;

  . If any objections are asserted with respect to the merger under any antitrust or competition law, GE Capital agrees to use its reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the closing of the merger so as to permit consummation of the merger as soon as practicable. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted challenging any transaction contemplated by the merger agreement, Security Capital agrees to cooperate with GE Capital in responding thereto and GE Capital and Security Capital shall each use its reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that prohibits, prevents or restricts consummation of the merger and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the merger; and

  . Security Capital shall cooperate with GE Capital and use its reasonable best efforts to obtain an opinion of counsel on or prior to the effective time of the merger satisfying the requirements of Article 9 of the Articles of Incorporation of Security Capital European Realty to allow GE Capital to be treated as an "Excluded Holder" thereunder.

   The merger agreement provides that GE Capital's "reasonable best efforts" shall not require GE Capital to agree to or effect any divestiture, or to agree to or to hold separate or hold in trust (or similar action involving) any part of GE Capital's or Security Capital's business or operations, other than any of Security Capital's business or operations with a net asset value in the aggregate of no greater than $50 million.

Registration and Sale of ProLogis Shares

   The Merger Agreement provides, that with the prior written consent of both Security Capital and GE Capital, Security Capital may, at any time, sell any or all of the 49,903,814 ProLogis common shares owned by Security Capital, including to ProLogis, pursuant to a public offering or private placement, negotiated third-party purchase or otherwise. In addition, Security Capital will, at the written request of GE Capital, use its reasonable best efforts to effect a sale of ProLogis common shares in the manner requested by GE Capital, and subject to approval by GE Capital of any final pricing terms, provided that Security Capital shall not be required to effect a sale of ProLogis common shares, or enter into any binding agreement to effect a sale of ProLogis common shares, prior to the date which is 18 days prior to the then-applicable stockholders' meeting date. Security Capital will, after consultation with GE Capital, determine the manager(s) and book runner(s) in the event of any sale of ProLogis common shares that is an underwritten offering. In order to facilitate a possible sale of ProLogis common shares and/or a distribution of ProLogis common shares pursuant to the stock election, Security Capital will, on or before December 17, 2001, exercise its registration rights under its investors agreement with ProLogis and will use its reasonable best efforts to assist ProLogis in filing and having declared effective one or more registration statements, and any necessary supplements or amendments, with respect to the ProLogis common shares, suitable for use in connection with the stock election and/or sale of ProLogis common shares, and shall allow GE
Capital to participate in the process of registering the ProLogis common shares.

Storage USA Acquisition

   If a third party seeks to acquire Storage USA for consideration in excess of that agreed to be paid pursuant to the Storage USA Transaction Agreements, Security Capital will determine either:

    (a)to seek GE Capital's consent to offer to increase the price to be paid by Security Capital in connection with the Storage USA acquisition; or

    (b)not to do so.

   If Security Capital decides not to so increase the price to be paid by Security Capital in connection with the Storage USA Acquisition, then, at the written request of GE Capital, Security Capital will nevertheless offer to increase the price to be paid in connection with the Storage USA Acquisition on such terms as GE Capital may designate. Immediately upon any termination of the merger agreement, GE Capital will pay to Security Capital an amount equal to the aggregate amount of any such increased price designated by GE Capital that may have been agreed with or accepted by Storage USA.

Conditions to Consummation of the Merger

   The obligations of Security Capital, GE Capital and Merger Sub to consummate the merger are subject to the fulfillment, at or prior to the effective time, of each of the conditions described below, any of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law.

    (1)The merger and merger agreement have been approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the voting securities of Security Capital.

    (2)There shall not be in effect any law of any governmental authority of competent jurisdiction restraining, enjoining, or otherwise preventing the consummation of the merger.

    (3)(a) The waiting period applicable to completion of the merger under the HSR Act has expired or been terminated, (b) any relevant statutory, regulatory or other governmental waiting periods or approvals, whether domestic, foreign or supranational, the failure of which to have expired or been terminated or to be obtained or to be in full force and effect, would, either (i) individually or in the aggregate, have a material adverse effect on Security Capital or the surviving corporation or (ii) result in any violation of law, shall have expired or been terminated or been obtained and be in full force and effect, as the case may be, or
       (c) in the event that the merger constitutes a concentration with a community dimension within the scope of the European Community's Counsel Regulation (EC) 4064/89 of December 21, 1989 (the "ECMR"), the European Commission shall not have indicated prior to the closing date of the merger that it intends to initiate proceedings under the ECMR in respect of the merger nor refer the transactions or any matters arising therefrom to the competent authority of a member state under Article 9(1) of the ECMR.

    (4)Any registration statement with respect to the ProLogis common shares owned by Security Capital and filed pursuant to the merger agreement shall have been declared effective by the SEC, no stop order shall have been issued with respect to such ProLogis registration statement and such ProLogis registration statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

   Unless waived by Security Capital, the obligation of Security Capital to consummate the merger is subject to the satisfaction of the following additional condition:

       The representations and warranties of GE Capital or Merger Sub contained in the merger agreement are true and accurate as of the closing date (except for those representations and warranties that address matters only as to a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period) and GE Capital and Merger Sub have not breached or failed to perform or comply with any obligations, agreement or covenant required by the merger agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on GE Capital.

   Unless waived by GE Capital, the obligations of GE Capital to consummate the merger are subject to the satisfaction of both of the following additional conditions:

    (1)No material adverse effect on Security Capital has occurred; and

    (2)The representations and warranties of Security Capital contained in the merger agreement are true and accurate as of the closing date (except for those representations and warranties that address matters only as to a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period) and Security Capital has not breached or failed to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Security Capital.

Important Definitions

   In the merger agreement, the phrase "material adverse effect," when used in connection with Security Capital or any of its subsidiaries or GE Capital and any of its subsidiaries means any change, effect or circumstance that:

    (1)is materially adverse to the business, assets, financial condition or results of operations of Security Capital and its subsidiaries or GE Capital and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) conditions in the United States, European or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries in which Security Capital or GE Capital, as the case may be, conducts business, (C) the merger agreement, the announcement or performance of the merger agreement and the merger, including the impact thereof on relationships with customers, suppliers or employees, or (D) anything provided for or contemplated by the budget previously provided by Security Capital to GE Capital; or

    (2)materially adversely affects the ability of Security Capital or GE Capital and Merger Sub, as the case may be, to perform its obligations under the merger agreement or consummate the merger.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (whether before or after approval of the merger by Security Capital's stockholders):

    (1)by mutual written consent of Security Capital and GE Capital;

    (2)by either GE Capital or Security Capital if (A) a statute, rule or executive order prohibits the merger substantially on the terms contemplated by the merger agreement or (B) any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger on the terms contemplated by the merger agreement and such order, decree, ruling or other action has become final and nonappealable;

    (3)by either GE Capital or Security Capital if the merger has not been consummated by August 14, 2002, provided that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the failure to consummate the merger on or before such date;

    (4)by GE Capital if the Security Capital board (A) publicly withdraws or modifies its recommendation of the merger agreement or the merger in a manner materially adverse to GE Capital, (B) fails to confirm its recommendation to Security Capital's stockholders that they approve and adopt the merger and the merger agreement within five business days after a written request by GE Capital that it do so if such request is made following the making of an Acquisition Proposal, or (C) approves or recommends an Acquisition Proposal made by any person other than GE Capital or Merger Sub;

    (5)by Security Capital, if (A) the Security Capital board determines that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of the merger agreement, (B) Security Capital delivers to GE Capital written notice of the determination by the Security Capital board to terminate the merger agreement and follows the procedures of the merger agreement, and (C) immediately prior to such termination Security Capital makes payment of the full amounts required by the merger agreement and immediately after such termination Security Capital enters into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal;

    (6)by GE Capital if Security Capital breaches any of its representations, warranties or covenants contained in the merger agreement, which breach would give rise to the failure of the merger condition with respect to representations, warranties or covenants and which breach is either (A) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from GE Capital but has not been cured within such time or (B) incapable of being cured by Security Capital prior to August 14, 2002;

    (7)by Security Capital if any of GE Capital's representations and warranties contained in the merger agreement are not true and correct, except for such failures to be true and correct that individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of GE Capital to consummate the merger or perform its obligations under the merger agreement, and which failure is either (A) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from Security Capital but has not been cured within such time or (B) incapable of being cured by GE Capital prior to August 14, 2002; or

    (8)by Security Capital or GE Capital if the holders of a majority of the votes entitled to be cast by the voting securities of Security Capital fail to approve the merger agreement and the merger at the special meeting.

Termination Fee

   Security Capital must pay GE Capital a termination fee of $120 million if the merger agreement is terminated by Security Capital pursuant to paragraph
(5) under "Termination" above or:

    (1)the merger agreement is terminated by GE Capital because the Security Capital board has publicly withdrawn or modified in a manner materially adverse to GE Capital its recommendation of the merger agreement or the merger, failed to reconfirm its recommendation to Security Capital's stockholders that they approve and adopt the merger and the merger agreement within five business days after a written request by GE Capital that it do so if such request is made following the making of an Acquisition Proposal or approved or recommended an alternative Acquisition Proposal made by any person other than GE Capital or Merger Sub (any of the foregoing a "Change in Recommendation"); or

    (2)the merger agreement is terminated by either GE Capital or Security Capital because the Security Capital stockholders fail to approve the merger agreement and the merger after a Change in Recommendation;

    and

    (a)an Acquisition Proposal has previously been publicly proposed or publicly announced or any person has previously publicly announced to make an acquisition proposal; or

    (b)within 12 months following the termination of the merger agreement, Security Capital or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal.

Expenses

   The merger agreement provides that all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, whether or not the merger is consummated. Security Capital will reimburse GE Capital and Merger Sub for all their expenses incurred in connection with the merger agreement and merger in the event the merger agreement is terminated under circumstances in which a termination fee would be required except that the aggregate amount of such reimbursement together with the termination fee shall not exceed $160 million.

Amendment

   Provisions of the merger agreement may be amended by action taken by Security Capital, GE Capital and Merger Sub at any time before or after approval of the merger by the stockholders of Security Capital but, after any such approval, no amendment may be made which requires the approval of such stockholders under applicable law without such approval.

                           STORAGE USA TRANSACTIONS

   On December 4, 2001 the Security Capital board, acting by unanimous written consent, approved a purchase and sale agreement, by and among Storage USA, Inc., Storage USA Trust, SUSA Partnership, L.P. and Security Capital, which provides for the sale of all of the assets of Storage USA, including its interests in SUSA Partnership, L.P., its operating partnership, to Security Capital, and the merger of Storage USA, Inc. with and into SUSA Partnership, L.P. The Purchase and Sale Agreement was amended by a letter agreement, dated as of January 17, 2002, to reflect the increase in the consideration payable to Storage USA shareholders and the limited partners of the operating partnership from $42.00 to $42.50 per share or unit as a result of the settlement of shareholder class action litigation commenced in connection with the transactions.

   In the Storage USA transaction, each holder of shares of Storage USA common stock, other than Security Capital and its affiliates, will be entitled to receive $42.50 per share in cash, without interest, subject to increase by the per share amount of the pro rata portion of normal quarterly dividends payable in the ordinary course of business consistent with past practice, not to exceed $0.71 per share, relating to the quarterly period in which the closing of the Storage USA transaction occurs, and subject to reduction by the per share amount of any dividends in excess of such normal quarterly dividends paid after the date of the purchase agreement. All options to acquire Storage USA common stock will vest and be exercisable immediately prior to the closing of the Storage USA transactions.

   Holders of limited partnership interests in the Storage USA operating partnership, other than Security Capital and its affiliates, will also be entitled to receive $42.50 per unit in cash, without interest, subject to increase by the per unit amount of the pro rata portion of quarterly distributions payable in the ordinary course of business consistent with past practice, relating to the quarterly period in which the closing of the transaction occurs, and subject to reduction by the per unit amount of any distributions in excess of such normal quarterly distributions paid after the date of the purchase agreement, unless such holders elect and are qualified to continue as limited partners in the surviving partnership.

   Each share of Storage USA common stock owned by Security Capital and its affiliates will be redeemed prior to the merger for $42.50 per share of common stock, either for cash and/or, to the extent any portion of the consideration paid in the partnership sale and asset sale was paid by Security Capital in the form of promissory notes, such notes. The Storage USA transaction is subject to shareholder approval and other customary closing conditions.

   After the completion of the Storage USA transactions, Security Capital will own all of the assets, and assume the indebtedness, of Storage USA and Storage USA will cease to exist as a separate legal entity. Storage USA shareholders will have no continuing interest in, and will not share in the future earnings, dividends or growth, if any, of, the surviving partnership. In addition, Storage USA common stock will be cancelled and will no longer be listed on the New York Stock Exchange or registered with the Securities and Exchange Commission.

   Security Capital owns approximately 41.3% of the common stock of Storage USA and intends to vote its Storage USA shares in favor of the transactions. Storage USA's directors and executive officers own approximately 2.3% of the Storage USA common stock and to our knowledge also intend to vote their Storage USA shares in favor of the purchase agreement and the transactions. Accordingly, the affirmative vote of approximately an additional 6.4% of Storage USA's outstanding shares will be sufficient to approve the Storage USA transactions. No assurance can be given that the Storage USA transaction will close or when it will close.

   On March 12, 2002, a group of limited partners of the Storage USA operating partnership filed suit against Storage USA, the operating partnership and Security Capital. The plaintiffs purport to bring the action individually on their own behalf and as a class action on behalf of all limited partners of the operating partnership and on behalf of a subclass of those limited partners who are parties to tax deferral agreements with the operating partnership. The complaint purports to state causes of action against some or all of the defendants for breach of fiduciary duty, violation of the Tennessee Revised Uniform Limited Partnership Act, breach of the existing partnership agreement and breach of the tax deferral agreements, and against Security Capital for interference with contractual relations and interference with economic advantages. The complaint alleges these causes of action on the grounds that, among other things, the vote of the minority limited partners is not being sought for the Transactions, the limited partners are not being offered appraisal rights in the transactions, the special committee did not contain any limited partners or representatives of the limited partners, and the ownership of both general and limited partnership interests by Storage USA amounts to a conflict of interest. The relief sought in the complaint includes, among other things, preliminarily and permanently enjoining the transactions, compensatory damages or, in the event that the transactions are completed, rescinding and setting aside the transactions. A hearing date of June 5, 2002 has been scheduled with respect to the preliminary injunction sought by the plaintiffs.

   The Storage USA transaction is conditioned upon, among other things, the approval of the Storage USA shareholders at a special meeting scheduled for April 26, 2002.

   The transactions with Storage USA and GE Capital are independent and not contingent upon each other. You are not being asked to vote on the Storage USA transaction in this proxy statement/prospectus.

                              SUPPORT AGREEMENTS

   Two of the directors (William D. Sanders and Ray L. Hunt) of Security Capital have entered into a support agreement with GE Capital and have granted to two employees of GE Capital irrevocable proxies to vote 90,790.112 shares of class A stock and 262,037 shares of class B stock (representing 7.55% of the voting power as of April 11, 2002) which are beneficially owned by them. These stockholders have agreed that in the event they become the beneficial owners of any additional shares of Security Capital, the support agreement will be applicable to those shares as well. The stockholders have agreed to vote these shares:

  . for the adoption and approval of the merger agreement and all other transactions contemplated by the merger agreement and the support agreement;

  . against any action, agreement, transaction or proposal that would result in either GE Capital's or Security Capital's unilateral right to terminate the merger agreement; and

  . in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and considered and voted upon by the stockholders of Security Capital.

   These stockholders have also agreed that neither they nor any affiliates will:

  . solicit or encourage the initiation of any inquiries or proposals regarding any Acquisition Proposal (as defined in the merger agreement); or

  . have any discussions with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

   These stockholders have also agreed, until the termination of the support agreement, not to:

  . sell, assign, transfer, pledge, encumber or otherwise dispose of any of the stockholders' interest in the securities of Security Capital (except to charitable or similar organizations);

  . deposit any of the stockholders' interest in the securities of Security Capital into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto which is inconsistent with the support agreement;

  . enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the stockholders' interest in the securities of Security Capital (except as permitted above); or

  . take any action that would make any representation or warranty of the stockholder untrue or incorrect in any material respect or have the effect of preventing or disabling the stockholder from performing its obligations under the support agreement.

   The support agreement will terminate on the earliest of:

  . the date the merger agreement is terminated or modified in any manner adverse to the stockholder;

  .   the date GE Capital terminates the support agreement; and

  .   the day after the stockholders' meeting.

   A form of the Security Capital support agreement is attached as Appendix B to this proxy statement/prospectus. You should read it in its entirety.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of April 11, 2002, the beneficial ownership of class A stock and class B stock for (i) each director and advisory director of Security Capital, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Security Capital (the "Named Executive Officers"), (iii) each person known to Security Capital to be the beneficial owner of more than 5% of the outstanding class A stock or class B stock and (iv) the directors, an advisory director and executive officers of Security Capital as a group. The last column shows the percentage of votes represented by the outstanding voting securities held by such persons. Unless otherwise indicated in the footnotes, the shares are owned directly, and the indicated person or entity has sole voting and investment power. The address of each director, the advisory director and Named Executive Officer is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912.

                                                  Class A Stock      Class B Stock
                                                 ---------------  -------------------     Voting
Name and Address of Beneficial Owner             Number(1) %(2)   Number(3)(4) %(2)(5) Percentage(6)
------------------------------------             --------- -----  ------------ ------- -------------
C. Ronald Blankenship (7).......................   13,108   2.01%   2,151,862    1.93%         *
Hermann Buerger (8).............................      375      *    6,654,955    5.74%      2.71%
John P. Frazee, Jr. (9).........................    6,065      *      333,259       *          *
Cyrus F. Freidheim, Jr. (10)....................    3,045      *      217,350       *          *
H. Laurance Fuller (11).........................    4,958      *      277,900       *          *
Janet Hill......................................        0      *       14,507       *          *
Ray L. Hunt (12)................................   27,660   4.30%   1,663,024    1.50%      2.16%
John T. Kelley, III (13)........................    4,549      *      272,096       *          *
Jay C. Light....................................        0      *       44,509       *          *
William D. Sanders (14).........................   81,201  12.39%   5,637,475    4.91%      5.39%
Peter S. Willmott (15)..........................    4,219      *      322,904       *          *
Frank P. Lowy, Jr. (16).........................        0      *    4,585,786    4.20%      1.88%
Thomas G. Wattles (17)..........................   11,053   1.70%   1,460,040    1.32%         *
Anthony R. Manno, Jr............................    3,905      *      776,184       *          *
Constance B. Moore..............................    2,650      *      836,873       *          *
Total directors (including a non-voting advisory
  director) and executive officers as a group
  (23 persons)..................................  171,814  24.27%  27,611,220   20.97%     13.34%
Commonwealth of Pennsylvania, Public School
  Employees' Retirement System (18)
  5 North 5th Street,
  Harrisburg, PA 17101..........................   97,723  15.27%  12,537,253   10.99%     11.15%
United States Steel and Carnegie Pension
  Fund (19)
  350 Park Avenue, 17th Floor,
  New York, NY 10022............................   74,285  11.61%   3,714,250    3.29%      6.09%
Pacific Financial Research, Inc. (20)
  9601 Wilshire Blvd., Suite 800,
  Beverly Hills, CA 90210.......................   12,857   2.01%   9,047,854    8.24%      4.24%
Wellington Management Company, LLP (21)
  72 State Street,
  Boston, MA 02100..............................        0      *    5,862,850    5.37%      2.39%

--------
*  Less than 1%.
(1) Includes class A stock which may be acquired upon conversion of convertible debentures, or the exercise of options or warrants, within 60 days for Messrs. Blankenship (12,722), Buerger (375), Frazee (2,553), Freidheim (2,553), Fuller (2,553), Mrs. Hill (0), Messrs. Hunt (2,553), Kelley
    (2,553), Light (0), Sanders (15,528), Willmott (1,189), Wattles (10,659),
    Manno (3,498) and Ms. Moore (2,178), and all directors and executive officers as a group (67,817).

(2)For each person who owns restricted stock units which vest within 60 days, or options or convertible securities which are exercisable or convertible within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his or her options or warrants and converted all of his or her convertible securities and that no other person has restricted stock units which have vested, has exercised any outstanding options or has converted any convertible securities.
(3)Each share of class A stock may be converted at any time into 50 shares of class B stock. Includes class B stock which may be acquired upon conversion of class A stock, including class A stock which may be acquired upon the exercise of options or warrants, or upon conversion of convertible debentures, as described in footnote 1 above.
(4)Includes class B stock which may be acquired upon the exercise of options or vesting of restricted stock units within 60 days for Messrs. Blankenship (1,492,036), Buerger (30,000), Frazee (30,000), Freidheim (30,000), Fuller
   (30,000), Mrs. Hill (14,507), Messrs. Hunt (30,000), Kelley (30,000), Light
   (10,685), Sanders (1,565,306), Willmott (30,000), Wattles (899,003), Manno
   (553,933) and Ms. Moore (663,888), and all Directors and executive officers as a group (7,289,565). Includes class B stock held through the 401(k) savings plan as of April 11, 2002 for Messrs. Blankenship (634), Sanders (1,194), Wattles (1,184), Manno (1,001) and Ms. Moore (1,302), and all
   executive officers as a group (13,338).
(5)For each person who owns class A stock, the calculation of the percentage ownership assumes that only that person has converted all of his or her class A stock into class B stock and that no other person has converted any class A stock.
(6)Includes only outstanding class A stock, class B stock and/or series B preferred stock beneficially owned by such person. The percentage is based on one vote per share of class A stock, .005 vote per share of class B stock and .1282 vote per share of series B preferred stock. On the record date, the outstanding voting securities were entitled to cast a total of 1,219,123 votes.
(7)Includes 2,000 shares of class B stock held by a corporation of which Mr. Blankenship is a controlling stockholder.
(8)Mr. Buerger is a regional board member of Commerzbank AG in New York. Commerzbank Aktiengesellschaft, Grand Cayman Bank ("Commerzbank AG, Grand Cayman Branch"), Corporate Center at Rye, 555 Theodore Fremd Ave. Suite B-200, Rye, NY 10580, beneficially owns 6,606,205 shares of class B stock as a result of owning 257,642 shares of series B preferred stock, with respect to all of which it has sole power to vote or direct the vote and sole power to dispose or direct the disposition, which shares are included in Mr. Buerger's amount. Mr. Buerger disclaims beneficial ownership of these shares. On March 22, 2002, GE Capital entered into a Stock Purchase Agreement with Commerzbank AG, Grand Cayman Branch (the "Purchase Agreement"), which provides for, among other things, GE Capital to purchase from Commerzbank AG, Grand Cayman Branch, all of the shares of series B preferred shares held of record and beneficially owned by Commerzbank AG, Grand Cayman Branch. The purchase of the series B preferred shares by GE Capital is conditioned upon, among other things, all conditions to the consummation of the GE Capital merger having been satisfied or waived and the GE Capital merger having been consummated immediately prior to the purchase of the series B preferred shares. Subject to the terms and conditions contained in the Purchase Agreement, GE Capital will purchase the shares of series B preferred shares from Commerzbank AG, Grand Cayman Branch for a per share amount equal to $1,000 plus all accrued and unpaid dividends payable thereon (calculated at the dividend rate and otherwise in accordance with the terms of the designations of the series B preferred shares) up to, but excluding the date of purchase.
(9)Includes five shares of class A stock held by Mr. Frazee's children and three shares of class A stock held by his wife.
(10)Includes 100 shares of class A stock held by a family trust and 5,750 shares of class B stock held by Mr. Freidheim's wife.
(11)Includes two shares of class A stock held by Mr. Fuller's wife.
(12)Includes eight shares of class A stock held by family trusts for which Mr. Hunt is trustee and 7,352 shares of class A stock for which Mr. Hunt shares beneficial ownership pursuant to a power of attorney. Excludes 3,521 shares of class A stock which Mr. Hunt's wife owns as separate property, and 23,771 shares of class A stock held by Hunt Private Equity Group, Inc. and 3,672 shares of class A stock held by Mount Vernon Insurance Company, the capital stock of which are held indirectly through a series of corporations by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership. Includes 250,000 shares of class B stock held by family trusts which have granted Mr. Hunt authority with respect to the voting and disposition of these shares.
(13)Includes 1,995 shares of class A stock and 14,655 shares of class B stock held by a trust of which Mr. Kelley is trustee.
(14)Includes 778 shares of class A stock held by the Sanders Foundation; 5,775 shares of class A stock held by Sanders Partners Incorporated; 2,286 shares of class A stock held by two family partnerships and 19,938 shares of class A stock held by the William D. Sanders and Luanne Sanders Charitable Remainder Trust.
(15)Includes three shares of class A stock held by Mr. Willmott's children and two shares of class A stock held by Mr. Willmott's wife.
(16)Mr. Lowy is an advisory director. The shares of class B stock are held by LFG Holding Pty., Limited, an Australian corporation in which interests associated with Mr. Lowy and members of his family own a 100% interest.
(17)Includes two shares of class A stock held by Mr. Wattles' wife, eight shares of class A stock held by his children, 149 shares of class A stock and 7,203 shares of class B stock held in an IRA account.
(18)Information with respect to the beneficial ownership of Commonwealth of Pennsylvania Public School Employees' Retirement System ("PSERS") is included herein in reliance on an amended Schedule 13G dated February 1, 2002 and a Form 4 for March 2002, filed with the SEC. The filings indicate that PSERS has sole power to vote or direct the vote of 97,723 shares of class A stock and sole power to vote or direct the vote of 7,651,103 shares of class B stock and sole power to dispose or direct the disposition of 97,723 shares of class A stock and sole power to dispose or direct the disposition of 7,651,103 shares of class B stock. Prior to the commencement of the Security Capital share repurchase program in 1999, PSERS had purchased shares in the open market which represented a 9.8% ownership interest. Because of the Security Capital share repurchase program and a reduction in the number of shares outstanding, PSERS exceeded the 9.8% ownership limit contained in Security Capital's charter. The Board of Security Capital has approved PSERS holding more than 9.8% of the outstanding shares, provided that PSERS does not purchase additional shares. PSERS acquired additional shares as a result of its ownership of Security Capital U.S. Realty ("US Realty") shares which were exchanged for class B stock as a result of the business combination between Security Capital and US Realty.
(19)Information with respect to beneficial ownership of United States Steel and Carnegie Pension Fund is included herein in reliance on an amended Schedule 13G dated April 9, 2002, filed with the SEC. The Schedule 13G indicates that United States Steel and Carnegie Pension Fund has sole power to vote and sole power to dispose of shares of 74,285 class A stock.
(20)Information with respect to beneficial ownership of Pacific Financial Research, Inc. is included herein in reliance on an amended Schedule 13G dated February 14, 2002, filed with the SEC. The Schedule 13G indicates that Pacific Financial Research, Inc. has sole power to vote 8,406,000 shares of class B stock, including 642,850 shares of class B stock issuable upon conversion of class A stock; no voting power for 641,354 shares of class B stock, including 23,700 shares of class B stock issuable upon conversion of class A stock and 54,164 shares of class B stock issuable upon conversion of convertible debentures; sole dispositive power of 8,993,690 shares of class B stock and shared dispositive power of 54,164 shares of class B stock.
(21)Information with respect to beneficial ownership of Wellington Management Company, LLP is included herein in reliance on an amended Schedule 13G dated February 11, 2002, filed with the SEC. The Schedule 13G indicates that Wellington Management Company, LLP has shared power to vote or direct the vote of 5,833,550 shares of class B stock and shared power to dispose or direct the disposition of 5,862,850 shares of class B stock.

   The following table sets forth, as of April 11, 2002, the beneficial ownership of the outstanding common shares of each of ProLogis, Storage USA, Regency and Security Capital European Realty ("SC-European Realty"), each of which is an affiliate of Security Capital, for (i) each director and advisory director of Security Capital, (ii) each Named Executive Officer and (iii) the directors, advisory director and executive officers of Security Capital as a group. The address of each person listed below is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                                               SC-European
                                        ProLogis   Storage USA    Realty      Regency
                                      ------------ ----------- ------------ -----------
Name of Beneficial Owner              Number  %(1) Number %(1) Number  %(1) Number %(1)
------------------------              ------- ---- ------ ---- ------- ---- ------ ----
C. Ronald Blankenship (2)............     878  *    9,427  *         0  *        0  *
Hermann Buerger......................       0  *        0  *         0  *        0  *
John P. Frazee, Jr. (3)..............   2,927  *        0  *         0  *        0  *
Cyrus F. Freidheim, Jr...............      14  *        0  *         0  *        0  *
H. Laurance Fuller (4)...............   2,846  *        0  *         0  *        0  *
Janet Hill...........................       0  *        0  *         0  *        0  *
Ray L. Hunt (5)......................       0  *        0  *   382,500  *      480  *
John T. Kelley, III (6)..............  88,833  *        0  *         0  *   53,241  *
Jay O. Light.........................   1,601  *        0  *         0  *        0  *
William D. Sanders (7)...............     455  *   10,329  *   106,250  *    9,187  *
Peter S. Willmott (8)................       6  *    1,000  *         0  *        0  *
Frank P. Lowy........................       0  *        0  *         0  *        0  *
Thomas G. Wattles (9)................  28,821  *        0  *         0  *       73  *
Anthony R. Manno, Jr.................       0  *        0  *         0  *        0  *
Constance B. Moore...................       0  *        0  *         0  *        0  *
All Directors (including a non-voting
 advisory director) and executive
 officers as a Group (23 persons).... 128,981  *   31,363  *   489,600  *   66,825  *

--------
*  Less than 1%.
(1) For each person who owns options which are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his or her options and that no other person has exercised any outstanding options.
(2) Storage USA shares include 7000 shares which may be acquired upon exercise of options within 60 days.
(3)ProLogis common shares include 402 shares held by Mr. Frazee's wife and 1,206 shares held by his children.
(4)Includes 402 ProLogis common shares held by Mr. Fuller's wife.
(5)The SC-European Realty shares are shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney. Excludes 425,000 shares of SC-European Realty owned by Hunt Securities Corporation, as to which Mr. Hunt disclaims beneficial ownership.
(6)Regency shares and ProLogis common shares are held in a trust for which Mr. Kelley is trustee. Regency shares include 6,293 shares which may be acquired upon exercise of options within 60 days.
(7)ProLogis common shares are held by Mr. Sanders' wife. Storage USA shares include 7,722 shares which may be acquired upon exercise of options within 60 days.
(8)Includes four ProLogis common shares held by Mr. Willmott's children and two ProLogis common shares held by Mr. Willmott's wife.
(9)ProLogis common shares include 2,576 shares held by Mr. Wattles' children and 8,040 shares held in an IRA account for Mr. Wattles and his wife. Regency shares are held by one of Mr. Wattles' children.

    MARKET PRICE OF SECURITY CAPITAL COMMON STOCK AND DIVIDEND INFORMATION

   The class A stock is listed on the NYSE under the symbol "SCZ.A" and the class B stock is listed on the NYSE under the symbol "SCZ". The table below indicates the range of the high and low sales prices of the daily trading prices of class A stock and the class B stock for the periods listed.

                                              Class Class Class  Class
                                                A     A     B      B
                                              Stock Stock Stock  Stock
                                              High   Low  High    Low
                                              ----- ----- ------ ------
        2000:
           First Quarter..................... $ 695 $ 600 $14.69 $12.00
           Second Quarter.................... $ 850 $ 680 $17.00 $13.75
           Third Quarter..................... $ 966 $ 825 $19.63 $16.63
           Fourth Quarter.................... $ 990 $ 940 $20.06 $18.81
        2001:
           First Quarter..................... $1069 $ 936 $21.98 $18.94
           Second Quarter.................... $1080 $ 998 $21.73 $19.77
           Third Quarter..................... $1075 $ 825 $21.80 $16.80
           Fourth Quarter.................... $1275 $ 900 $25.45 $17.95
        2002:
           First Quarter..................... $1282 $1266 $25.65 $25.34
           Second Quarter (through April 12). $1280 $1278 $25.64 $25.47

   At December 31, 2001, there were approximately 574 holders of record of the class A stock and 209 holders of record of the class B stock. On December 14, 2001, the last full trading day before our announcement of the signing of the merger agreement, the class A stock closed at $1,060 and the class B stock closed at $20.70. On April 12, 2002, the last practicable trading day for which information was available before the date of this document, the class A stock closed at $1,278.50 and the class B stock closed at $25.62.

   Holders of class A stock are entitled to receive ratably such dividends as may be authorized by the Security Capital board out of funds legally available therefor. Holders of class B stock are entitled to dividends equal to one-fiftieth ( 1/50th) of the amount per share authorized by the Security Capital board for each share of class A stock. Class B stock dividends will be paid in the same form and at the same time as class A stock dividends, except that, in the event of a stock split or stock dividend, holders of class A stock will receive class A stock and holders of class B stock will receive class B stock, unless otherwise specifically designated by resolution of the Security Capital board.

   Security Capital has not paid any dividends on its class A stock or class B stock during 1999, 2000, 2001 or 2002.

        MARKET PRICE OF PROLOGIS COMMON SHARES AND DIVIDEND INFORMATION

   ProLogis common shares are listed on the New York Stock Exchange under the symbol "PLD." On December 13, 2001, the day immediately preceding the announcement of the merger, the closing price of the ProLogis common shares was $21.88 per share. On April 12, 2002, the last practicable day for which information was available before the date of this document, the ProLogis common shares closed at $24.40 per share. The following table sets forth the high and low sale prices of the ProLogis common shares as reported in the New York Stock Exchange Composite Tape and distributions per share for the periods indicated.

                                                              Per Common
                                          High     Low    Share Distribution
                                         ------- -------- ------------------
   2000:
      First Quarter..................... $19.875 $17.5625      $0.3350(1)
      Second Quarter.................... 22.0625  18.8125       0.3350
      Third Quarter..................... 24.6875    21.25       0.3350
      Fourth Quarter....................   23.75  19.4375       0.3350
   2001:
      First Quarter.....................  $22.94   $19.73      $0.345 (2)
      Second Quarter....................   22.95    19.65        0.345
      Third Quarter.....................   23.30    19.35        0.345
      Fourth Quarter....................   22.80    19.60        0.345
   2002:
      First Quarter.....................  $24.15   $20.63      $0.355 (3)
      Second Quarter (through April 12).  $24.40   $23.03           --

--------
(1)Declared in the fourth quarter of 1999 and paid in the first quarter of 2000.
(2)Declared in the fourth quarter of 2000 and paid in the first quarter of 2001.
(3)Declared in the fourth quarter of 2001 and paid on February 28, 2002.

   On April 11, 2002, ProLogis had approximately 177,526,876 common shares outstanding which were held of record by approximately 10,355 shareholders. In the event that ProLogis common shares are issued as consideration in the merger, holders of Security Capital class A and class B stock who also own ProLogis common shares will increase their proportionate ownership in ProLogis as a result of the inclusion of ProLogis common shares as merger consideration. No other shareholder of ProLogis common shares will be effected by the merger.

                      SECURITY CAPITAL GROUP INCORPORATED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The following tables present unaudited pro forma condensed consolidated statements of earnings for the year ended December 31, 2001 and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2001. The information presented under the headings "Pro Forma Purchase Adjustments" give effect to the proposed acquisition by Security Capital of the remaining interests in Storage USA. The information set forth below should be read in conjunction with the audited and unaudited financial statements of Security Capital incorporated by reference in this document. This unaudited pro forma condensed consolidated financial data is included only for the purpose of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the various transactions had been completed on the date indicated.

                      SECURITY CAPITAL GROUP INCORPORATED
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001
                                (in thousands)

                                                      Security Capital Storage USA    Pro Forma
                                                         Historical    Historical     Purchase
                                                        (unaudited)    (unaudited)   Adjustments     Pro Forma
                                                      ---------------- -----------   -----------     ----------
                   ASSETS
Investments, at equity:
   ProLogis Trust....................................    $  513,508    $       --    $        --     $  513,508
   Regency Centers Corporation.......................       466,871            --             --        466,871
   Security Capital European Realty..................       381,856            --             --        381,856
   Security Capital Research & Management:...........                                         --
       Security Capital Preferred Growth
         Incorporated................................        91,079            --             --         91,079
       SC-US Real Estate Shares......................        14,967            --             --         14,967
   Storage USA, Incorporated.........................       208,036            --       (208,036)(b)         --
                                                         ----------    ----------    -----------     ----------
                                                          1,676,317            --       (208,036)     1,468,281
Real estate, less accumulated depreciation...........     1,081,643     1,717,111       386,821 (c)   3,185,575
Investments in publicly traded real estate
  securities, at market value........................        10,245            --             --         10,245
                                                         ----------    ----------    -----------     ----------
   Total real estate investments.....................     2,768,205     1,717,111        178,785      4,664,101
Cash and cash equivalents............................     1,468,020         3,164     (1,067,647)(d)    403,537
Note receivable......................................       115,000            --             --        115,000
Deferred income taxes................................       281,845            --             --        281,845
Other assets.........................................       125,452        36,059         (8,130)(e)    153,381
                                                         ----------    ----------    -----------     ----------
   Total assets......................................    $4,758,522    $1,756,334    $  (896,992)    $5,617,864
                                                         ==========    ==========    ===========     ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Lines of credit......................................    $       --    $  158,900    $  (158,900)(f) $       --
Mortgage and construction notes payable..............       458,218        95,274             --        553,492
Long-term debt.......................................       799,745       600,000             --      1,399,745
6.5% Convertible debentures..........................       196,329            --             --        196,329
Accounts payable and accrued expenses................       132,394        99,068             --        231,462
                                                         ----------    ----------    -----------     ----------
   Total liabilities.................................     1,586,686       953,242       (158,900)     2,381,028
Minority interests...................................        10,895       128,599        (63,599)(g)     75,895
Shareholders' equity:
   Class A stock.....................................             8            --             --              8
   Class B stock.....................................           981           283           (283)(h)        981
   Series B preferred stock..........................       257,642            --             --        257,642
   Additional paid-in capital........................     2,824,338       751,687       (751,687)(h)  2,824,338
   Accumulated other comprehensive income
     (loss)..........................................       (49,179)           --             --        (49,179)
   Retained earnings (accumulated deficit)...........       127,151       (77,477)       77,477 (h)     127,151
                                                         ----------    ----------    -----------     ----------
       Total shareholders' equity....................     3,160,941       674,493       (674,493)     3,160,941
                                                         ----------    ----------    -----------     ----------
          Total liabilities and shareholders'
            equity...................................    $4,758,522    $1,756,334    $  (896,992)    $5,617,864
                                                         ==========    ==========    ===========     ==========

    The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

                      SECURITY CAPITAL GROUP INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                         YEAR ENDED DECEMBER 31, 2001
                                (in thousands)

                                                            Impact of
                                                          acquisition of
                                                             SC-U.S.
                                                         Realty and sales Security
                                        Security Capital  of Archstone,   Capital   Storage USA  Pro Forma
                                           Historical     Homestead, and    Pro     Historical   Purchase          Pro
                                          (unaudited)      CarrAmerica     Forma    (unaudited) Adjustments      Forma
                                        ---------------- ---------------- --------  ----------- -----------   --------
Income:
  Property revenues....................     $401,544        $(205,857)(a) $195,687   $282,065    $     --     $477,752
  Equity in earnings of:
   Archstone Communities Trust.........        7,308           (7,308)(a)       --         --          --           --
   CarrAmerica Realty Corporation......       19,971          (19,971)(a)       --         --          --           --
   ProLogis Trust......................       26,323               --       26,323         --          --       26,323
   Regency Centers Corporation.........       62,927               --       62,927         --          --       62,927
   Security Capital European Realty....          516               --          516         --          --          516
   Security Capital Research &
    Management:
   Security Capital Preferred Growth
    Incorporated.......................       10,622               --       10,622         --          --       10,622
      SC-US Real Estate Shares.........        1,066               --        1,066         --          --        1,066
      Security Capital U.S. Realty.....      (16,475)          16,475(a)        --         --          --           --
   Storage USA, Inc....................       28,577               --       28,577         --     (28,577)(b)       --
  Realized capital gains (losses)......      122,522         (122,612)(a)      (90)      (291)         --         (381)
  Interest and other income, net.......       19,236           (1,511)(a)   17,725     23,044          --       40,769
                                            --------        ---------     --------   --------    --------     --------
   Total income........................      684,137         (340,784)     343,353    304,818     (28,577)     619,594(j)
                                            --------        ---------     --------   --------    --------     --------
Expenses:
  Property expenses....................      192,442          (83,200)(a)  109,242     95,586          --      204,828
  General, administrative and other
   expenses, net of reimbursements
   from related parties................       60,248          (22,465)(a)   37,783     31,364          --       69,147
  Depreciation and amortization........       60,906          (34,050)(a)   26,856     41,649       9,671(c)    78,176
  Interest expense.....................      122,544          (21,122)(a)  101,422     58,824     (10,476)(f)  149,770
                                            --------        ---------     --------   --------    --------     --------
   Total expenses......................      436,140         (160,837)     275,303    227,423        (805)     501,921
                                            --------        ---------     --------   --------    --------     --------
Earnings from operations before
 minority interest and income taxes....      247,997         (179,947)      68,050     77,395     (27,772)     117,673
  Minority interest in net earnings of
   subsidiaries........................       (3,494)              --       (3,494)   (13,163)      7,430(g)    (9,227)
  Provision for income tax benefit
   (expense)...........................      (39,259)         62,981 (i)    23,722         --     (15,362)(i)    8,360
                                            --------        ---------     --------   --------    --------     --------
Earnings from operations...............      205,244         (116,966)      88,278     64,232     (35,704)     116,806
  Preferred share dividends............      (18,035)              --      (18,035)        --          --      (18,035)
                                            --------        ---------     --------   --------    --------     --------
Net earnings from operations
 attributable to common shares.........     $187,209        $(116,966)    $ 70,243   $ 64,232     (35,704)    $ 98,771(j)
                                            ========        =========     ========   ========    ========     ========
Weighted average common shares
 outstanding:
  Basic................................      139,432                       139,432                             139,432
                                            ========                      ========                            ========
  Diluted..............................      151,371                       141,472                             141,472
                                            ========                      ========                            ========
Per share net earnings from operations
 attributable to common shares:
  Basic................................     $   1.34                      $   0.50                            $   0.71(j)
  Diluted..............................     $   1.30                      $   0.50                            $   0.70(j)

    The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

                      Security Capital Group Incorporated
   Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
                               December 31, 2001
                                (in thousands)

   On December 6, 2001, Security Capital announced it had entered into a definitive agreement with Storage USA. The agreement, as amended, provides for a transaction in which all of the holders of Storage USA common stock and operating partnership units (other than Security Capital) will receive $42.50 in cash per share or partnership unit. The accompanying pro forma financial information has been prepared as if this transaction had occurred on December 31, 2001 for balance sheet purposes and prior to January 1, 2001 for statement of earnings purposes. The historical 2001 financial information is preliminary and unaudited. The acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No.
141. The pro forma adjustments consist of:

    (a)Represents the adjustments to record the effects on revenues and expenses of the following 2001 transactions: the purchase of Security Capital U.S. Realty, the sale of Archstone Communities Trust shares, the sale of Homestead Village and the sales of CarrAmerica shares. Revenues and expenses of Homestead Village, net gains on sales of Archstone and Homestead Village and equity in earnings (loss) of Archstone, CarrAmerica and SC-U.S. Realty are eliminated. Interest expense is reduced as short-term debt is paid off with the Archstone proceeds.

    (b)Security Capital's investment in Storage USA and equity in earnings from Storage USA are eliminated as Storage USA would be consolidated after the purchase.

    (c)Represents the step-up in basis of Storage USA's real estate assets based on the assumed purchase price (see footnote (d)). The basis step-up is depreciated over 40 years, which represents the estimated average life of Storage USA's real estate assets.

   (d))The assumed purchase price and related amounts will be paid in cash and is computed as follows:

 Cash payments to Storage USA's common shareholders for the 16,512 shares not owned by Security Capital............................ $  701,760
 Cash payment to Storage USA's common operating partnership unit
   holders for the 2,666 common units outstanding..................    113,305
 Payment for Storage USA stock options and severance costs.........     32,507
 Income taxes paid by Security Capital on its shares of Storage USA     40,725
 Transaction costs incurred by Security Capital....................     20,450
 Pay off and retirement of Storage USA's line of credit............    158,900
                                                                    ----------
        Assumed purchase price..................................... $1,067,647
                                                                    ==========

    (e)Represents the elimination of Storage USA's deferred financing costs.

    (f)Represents the pay off and retirement of Storage USA's line of credit.

    (g)The elimination of the carrying amount of Storage USA's common operating partnership units assumes that all such units will elect cash payment. Minority interest expense is reduced for the amount attributable to the common operating partnership units. The remaining minority interest expense relates to the preferred operating partnership units.

    (h)Represents the elimination of Storage USA's shareholders' equity.

    (i)The provision for income tax expense is based on the statutory tax rate of 35%.

    (j)As a result of the sale of Archstone, CarrAmerica and Homestead Village, Security Capital would have had cash on hand in excess of short-term borrowings. Under the SEC regulations governing the preparation of the pro forma financial statements, interest income from the use of proceeds from these sales is not considered to be an appropriate pro forma adjustment and,therefore, is not included in the pro forma financial statements. If interest income on cash proceeds in excess of short-term borrowings (using a rate of 3.0%) were included in the pro forma financial statements, Security Capital's pro forma income, net earnings from operations attributable to common shares, and per share net earnings from operations attributable to common shares before and after the acquisition of Storage USA would be as follows:

                                                              Before the acquisition of After the acquisition of
Year Ended December 31, 2001                                         Storage USA              Storage USA
----------------------------                                  ------------------------- ------------------------
Total Income.................................................         $379,316                  $624,124
Net earnings from operations attributable to common shares...         $ 93,619                  $101,717
Per share net earnings from operations attributable to common shares:
   Basic.....................................................         $   0.67                  $   0.73
   Diluted...................................................         $   0.66                  $   0.72

 COMPARISON OF RIGHTS OF HOLDERS OF SECURITY CAPITAL COMMON STOCK AND PROLOGIS
                                 COMMON SHARES

   Upon completion of the merger, at GE Capital's election, holders of Security Capital common stock may become entitled to receive ProLogis common shares. Security Capital is a corporation organized under the Maryland General Corporation Law ("MGCL") and ProLogis is a real estate investment trust organized under the Maryland REIT Law ("MRL").

   The following is a summary of some material differences between the rights of holders of Security Capital common stock and the holders of ProLogis common shares. These differences arise from differences between the MGCL, the Security Capital charter and the Security Capital bylaws, on the one hand, and the MRL, the ProLogis declaration of trust and the ProLogis bylaws, on the other hand. This summary is qualified by the full text of each document. For information as to how to get those documents, see "Where You Can Find More Information" on page 66.

                                    RIGHTS OF SECURITY                  RIGHTS OF PROLOGIS
                                   CAPITAL STOCKHOLDERS                    SHAREHOLDERS
                           ------------------------------------ -----------------------------------
AUTHORIZED STOCK/SHARES    The authorized stock of Security     The authorized shares of beneficial
OF BENEFICIAL INTEREST     Capital consists of: (i) 15,543,012  interest of ProLogis consist of
                           shares of class A stock; (ii)        275,000,000 shares, of which: (i)
                           234,199,346 shares of class B        243,000,000 shares are classified
                           stock; (iii) 65,973 shares of series as common shares; (ii) 2,300,000
                           A junior participating preferred     shares are classified as Series C
                           stock; and (iv) 257,642 shares of    Cumulative Redeemable Preferred
                           Series B preferred stock.            Shares; (iii) 11,500,000 shares are
                                                                classified as Series D Cumulative
                           Any amendment to the Security        Redeemable Preferred Shares; (iv)
                           Capital charter to increase its      2,750,000 shares are classified as
                           number of authorized shares of       Junior Participating Preferred
                           stock must be approved by both       Shares; and (v) 2,000,000 shares
                           the Security Capital board and       are classified as Series E
                           stockholders.                        Cumulative Redeemable Preferred
                                                                Shares.

                                                                The ProLogis declaration of trust
                                                                provides that the board, without
                                                                any action by the ProLogis
                                                                shareholders, may amend the
                                                                declaration of trust from time to
                                                                time to increase or decrease the
                                                                aggregate number of shares or the
                                                                number of shares of any class or
                                                                series that ProLogis has authority
                                                                to issue.
VOTING                     The class A stock has one vote per   Each common share carries one
                           share, the class B stock has .005    vote.
                           votes per share, and votes together
                           with the class A stock on all
                           matters.
SIZE AND CLASSIFICATION OF The charter of Security Capital      The declaration of trust of
THE BOARD OF DIRECTORS/    provides that the number of          ProLogis provides that the board
TRUSTEES                   directors of the corporation may be  shall be comprised of not less than

                    increased or decreased from time     three nor more than fifteen
                    to time by the vote of a majority of persons, which may be changed
                    the entire board of directors but    from time to time.
                    may not be less than three.          ProLogis' board is classified.
                    Security Capital's board is
                    classified.

REMOVAL OF          Section 2-406 of the MGCL            The declaration of trust of
DIRECTORS/TRUSTEES; provides that stockholders of a      ProLogis provides that a trustee
VACANCIES           corporation may remove any           may be removed only for cause by
                    director with or without cause by    the shareholders by the affirmative
                    the affirmative vote of a majority   vote of two-thirds of all of the
                    of all votes entitled to be cast     votes entitled to be cast in the
                    generally for the election of        election of trustees or by the
                    directors, except that a director on trustees then in office by a two-
                    a classified board may not be        thirds vote (which action shall be
                    removed without cause unless the     taken only by a vote at a meeting
                    charter of the corporation provides  and not by authorization without a
                    otherwise. The charter of Security   meeting).
                    Capital does not.
                                                         The declaration of trust of
                    The bylaws of Security Capital       ProLogis provides that any
                    provide that any vacancy on the      vacancy created for whatever
                    board for any cause other than an    cause may be filled a) at a special
                    increase in the number of directors  meeting of shareholders called for shall be filled by a majority of the such purpose, b) by the trustees
                    remaining directors, although such   remaining in office, or c) at the
                    majority may be less than a          next annual meeting of
                    quorum. A vacancy in the number      shareholders. Trustees elected at a
                    of directors created by an increase  special meeting of shareholders to
                    in the number of directors may be    fill vacancies or appointed by the
                    filled by a majority vote of the     remaining trustees to fill vacancies
                    entire board.                        will hold office until the next
                                                         annual meeting of shareholders.

MEETINGS OF         The Security Capital bylaws          The declaration of trust of
STOCKHOLDERS/       provide that a special meeting may   ProLogis provides that a special
SHAREHOLDERS        be convened at any time by the       meeting may be convened at any
                    chairman, the president, CEO or      time by a majority of the trustees,
                    the board. The Security Capital      the chairman, or upon the written
                    bylaws provide that special          request of the holders of shares
                    meetings shall also be called by the entitled to cast not less than a
                    Secretary upon the written request   majority of the votes entitled to be
                    of the holders of shares entitled to cast at such meeting.
                    cast not less than a majority of the
                    votes entitled to be cast at such
                    meeting.

RIGHTS PLAN Security Capital has entered into a ProLogis has entered into a rights
            rights agreement with EquiServe     agreement with EquiServe Trust
            Trust Company, N.A., as successor   Company, N.A., as successor


                     rights agent, pursuant to which      rights agent, pursuant to which
                     each share of Security Capital       each ProLogis common share is
                     class A stock is entitled to a right entitled to a right to purchase one
                     to purchase one one-hundredth of a   one-hundredth of a Series A Junior
                     share of Series A Junior             Participating Preferred Share
                     Participating Preferred stock and    exercisable at such time when: (a)
                     each share of Security Capital       ten days after a person or group of
                     class B stock is entitled to a right persons publicly announces that
                     to purchase one five-hundredth of    they have acquired 20% or more of
                     a share of Series A Junior           the outstanding ProLogis common
                     Participating Preferred Stock; in    shares; (b) fifteen days after the
                     both cases the right to purchase is  commencement by a person or
                     exercisable at such time when: (a)   group of persons of, or of the first
                     ten days after a person or group of  public announcement of the
                     persons publicly announces that      intention of any person to
                     they have acquired 20% or more of    commence a tender or exchange
                     Security Capital common stock;       offer the consummation of which
                     (b) fifteen days after a person or   would result in any person owning
                     group of persons commences or        25% or more of the outstanding
                     publicly announces an intention to   ProLogis common shares; or (c)
                     commence a tender offer or           ten business days after the date of
                     exchange offer that would result in  filing by any person or the first
                     the person or group owning 25%       public announcement of the
                     or more of Security Capital          intention of any person to file any
                     common stock; or (c) ten days        application, request, submission or
                     after the filing or public           other document with any federal or
                     announcement of the intention to     state regulatory authority seeking
                     file any application, request,       approval of any transaction the
                     submission or other document with    consummation of which would
                     any federal or state regulatory      result in any person owning 25%
                     authority seeking approval of any    or more of the outstanding
                     transaction which would result in    ProLogis common shares.
                     the person or group owning 25%
                     or more of the Security Capital
                     common stock.

                     In connection with the proposed
                     merger, Security Capital has
                     amended its rights agreement to
                     except the transactions
                     contemplated by the merger
                     agreement from triggering such
                     rights and to provide for the
                     termination of the rights agreement
                     at the effective time of the merger.

STANDARDS OF CONDUCT The MGCL requires a director of a    The MRL does not contain any
FOR DIRECTORS AND    Maryland corporation to perform      similar provision concerning the
TRUSTEES             his or her duties as a director in   standard of conduct for trustees;
                     good faith, in a manner he or she    however a Maryland court might
                     reasonably believes to be in the     look to the MGCL by analogy.
                     best interests of the corporation

                    and with the care that an ordinarily
                    prudent person in a like position
                    would use under similar
                    circumstances.
DETERMINATIONS      The MGCL provides that a             The MRL contains no comparable
REGARDING FINANCIAL determination relating to stated     provision.
MATTERS             capital, surplus, capital surplus,
                    earned surplus or any other
                    account or matter relating to the
                    financial position or results of
                    operations of a Maryland
                    corporation is prima facie proper
                    and in accordance with law if the
                    MGCL does not provide otherwise
                    and the determination is made in
                    good faith in accordance with
                    generally accepted accounting
                    principles.

DIVIDENDS AND OTHER The MGCL allows the payment of       Under the MRL, there are no limits
DISTRIBUTIONS       a dividend or other distribution     on the payment of dividends or
                    unless, after giving effect to the   other distributions. In addition, the
                    dividend or other distribution,      MRL contains no provisions
                    (i) the corporation would not be     regarding personal liability of
                    able to pay its debts as they        trustees for improper distributions.
                    become due in the usual course of    However, a Maryland court could
                    business or (ii) the corporation's   consider the MGCL provision
                    total assets would be less than the  relevant to its decision as to the corporation's total liabilities plus validity of a dividend or
                    (unless the corporation's charter    distribution made by a Maryland
                    provides otherwise, which the        real estate investment trust, such as
                    charter of Security Capital does)    ProLogis, and as to the personal
                    the amount that would be needed,     liability of a trustee for an
                    if the corporation were to be        improper distribution.
                    dissolved at the time of the
                    distribution, to satisfy the
                    preferential rights upon dissolution
                    of stockholders whose preferential
                    rights upon dissolution are superior
                    to those receiving the distribution.
                    In addition, the MGCL provides
                    that a director who approves a
                    distribution made in violation of
                    the corporation's charter or the
                    MGCL will be personally liable to
                    the corporation for the amount of
                    the distribution that exceeds what
                    could have been made without
                    violating the charter or the MGCL,
                    but only if the director did not
                    perform his or her

                      duties in compliance with the        ProLogis has historically paid
                      three-part standard of conduct for   dividends
                      directors discussed above.

                      Security Capital has not
                      historically paid dividends (See
                      "Market Price of Security Capital
                      Common Stock and Dividend
                      Information").

DELEGATION TO BOARD   The MGCL provides that a board       The MRL provides that a board of
COMMITTEES            of directors of a Maryland           trustees of a Maryland real estate
                      corporation, such as Security        investment trust, such as ProLogis,
                      Capital, may appoint from among      may establish committees
                      its members an executive             composed of one or more trustees
                      committee and other committees       and delegate to those committees
                      composed of one or more directors    any of the powers of the board of
                      and delegate to those committees     trustees.
                      any of the powers of the board,
                      except the power to (i) authorize
                      dividends on stock; (ii) issue stock
                      (unless the board has given general
                      authorization for the issuance of
                      stock providing for or establishing
                      a method or procedure for
                      determining the maximum number
                      of shares to be issued); (iii)
                      recommend to stockholders any
                      action requiring stockholder
                      approval; (iv) amend the bylaws;
                      and (v) approve any merger or
                      share exchange which does not
                      require stockholder approval.

ADVANCE NOTICE OF     The bylaws of Security Capital       The bylaws of ProLogis provide
DIRECTOR/TRUSTEE      provide that (a) with respect to an  that (a) with respect to an annual
NOMINATIONS AND OTHER annual meeting, a stockholder's      meeting, a shareholder's notice of
PROPOSALS             notice of a director nomination or   a trustee nomination or other
                      other proposal must be delivered to  proposal must be delivered to the
                      the secretary of Security Capital    secretary of ProLogis not less than
                      not less than 75 nor more than 100   90 nor more than 120 days prior to
                      days prior to the first anniversary  the first anniversary of the
                      of the preceding year's annual       preceding year's annual meeting
                      meeting and (b) with respect to a    and (b) with respect to a special
                      special meeting, a stockholder's     meeting, a stockholder's notice of
                      notice of a director nomination      a trustee nomination must be
                      must be delivered to the secretary   delivered to the secretary of
                      of Security Capital no earlier than  ProLogis no earlier than the 120th
                      the 100th day prior to the special   day prior to the special meeting
                      meeting and not later than the       and not later than the close of

                    close of business on the later of the business on the later of the 90th
                    75th day prior to the special         day prior to the special meeting or
                    meeting or the 10th day following     the tenth day following public
                    public announcement of the            announcement of the meeting.
                    meeting.

AMENDMENT OF        Except as specifically provided by    The declaration of trust of
CHARTER/DECLARATION law or the Security Capital charter,  ProLogis may be amended by the
OF TRUST            the charter of Security Capital may   approval of the ProLogis board
                    be amended only by the approval       and by the affirmative vote or
                    of the Security Capital board and     written consent of the holders of at
                    by the affirmative vote of the        least a majority of all the votes
                    holders of at least a majority of all entitled to be cast on the matter. In the votes entitled to be cast on the  addition, as discussed above, the
                    matter.                               ProLogis declaration of trust
                                                          provides that the board, without
                                                          action by the ProLogis
                                                          shareholders, may amend the
                                                          declaration of trust from time to
                                                          time to increase or decrease the
                                                          aggregate number of shares or the
                                                          number of shares of any class or
                                                          series that ProLogis has authority
                                                          to issue. The ProLogis declaration
                                                          of trust also provides that the
                                                          trustees, by a two-thirds vote, may
                                                          amend the declaration of trust from
                                                          time to time to enable ProLogis to
                                                          qualify as a real estate investment
                                                          trust under the Internal Revenue
                                                          Code or the MRL.

                              RESALE RESTRICTIONS

   Any ProLogis common shares received by Security Capital stockholders in the merger will be freely transferable under the Securities Act, except that ProLogis common shares received by persons who are deemed to be "affiliates" of ProLogis or of Security Capital under the rules and regulations of the Securities Act at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 of the rules and regulations of the Securities Act or as otherwise permitted thereunder. Persons who may be deemed to be affiliates of ProLogis or Security Capital for such purposes generally include individuals or entities that control, are controlled by or are under common control with ProLogis or Security Capital, as the case may be, and generally include certain officers, directors, trustees and significant shareholders of ProLogis and Security Capital.

   This proxy statement/prospectus does not cover any resales of the ProLogis common shares to be received by the Security Capital stockholders upon consummation of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                          FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements should be read in conjunction with the section entitled "Forward-Looking Statements" in Item 7 of our Annual Report on Form 10-K/A for the year ended December 31, 2001, which describes many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K is on file with the SEC, and a copy is available without charge upon written request to: Jeffrey A. Klopf, Senior Vice President, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. The Form 10-K is also available via the Internet at www.sec.gov.

   Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement/prospectus to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

   All information contained in this proxy statement/prospectus with respect to GE Capital and Merger Sub has been supplied by and is the responsibility of GE Capital.

                         FUTURE STOCKHOLDER PROPOSALS

   Security Capital intends to hold an annual meeting in 2002 only if the merger is not completed. Any Security Capital stockholder intending to submit a proposal for inclusion in the proxy statement/prospectus and form of proxy for our 2002 annual meeting of stockholders, in the event that it is held, must have submitted the proposal to the attention of our Secretary at our principal executive office sufficiently far in advance so that it was received by us not later than December 13, 2001. In addition, Security Capital stockholders may present proposals which are proper subjects for consideration at an annual meeting, including nominees for election to the board, even if the proposal is not submitted by the deadline for inclusion in the proxy statement/prospectus. To do so, the stockholder must comply with the procedures specified by Security Capital's bylaws, a copy of which will be furnished to any stockholder without charge. Security Capital's bylaws require that all stockholders who intend to make proposals at an annual stockholders' meeting submit their proposals to the Secretary of Security Capital during the period 75 to 100 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2002 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement/prospectus must have been received by the Secretary of Security Capital between February 6, 2002 and March 3, 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

   Each of Security Capital and GE Capital is subject to the informational requirements of the Exchange Act. Each company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

   You may also read reports, proxy statements and other information relating to Security Capital and GE at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Security Capital incorporates by reference into this proxy statement/prospectus the following documents that Security Capital has filed with the SEC (File No. 1-13355):

    (1)Annual Report on Form 10-K for the year ended December 31, 2001, and amended on Form 10-K/A filed on April 15, 2002.

   All documents and reports filed by Security Capital pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement/prospectus from the date of filing of those documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   Any person receiving a copy of this proxy statement/prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to: Jeffrey A. Klopf, Senior Vice President, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501, telephone number: (505) 982-9292. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

   We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement/prospectus or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

   The information contained in this proxy statement/prospectus speaks only as of the date indicated on the cover of this proxy statement/prospectus unless the information specifically indicates that another date applies.

                     INFORMATION CONCERNING PROLOGIS TRUST

   The information contained in pages 69 to 98 is a prospectus relating to ProLogis Trust and is important information if GE Capital elects to cause Security Capital to distribute some or all of the ProLogis common shares, and we urge you to read this information carefully. This information has been prepared by ProLogis, from the perspective of ProLogis Trust. Accordingly references to "we," "us," "our" or "the Company" on pages 69 to 98 are references to ProLogis.

                                  PROSPECTUS

                                PROLOGIS TRUST

                           49,903,814 COMMON SHARES

                               -----------------

   This prospectus relates to the public offering from time to time of up to 49,903,814 of our common shares of beneficial interest by Security Capital Group Incorporated, which is currently our largest shareholder. Additionally, some or all of the common shares may be transferred by Security Capital, at the direction of General Electric Capital Corporation, to Security Capital stockholders as part of the consideration to be received by them in connection with the merger transaction described in this prospectus.Accordingly, General Electric Capital Corporation may also be considered a selling shareholder. We will not receive any of the proceeds from any sale or transfer of the shares.

   Our common shares are listed on the New York Stock Exchange under the symbol "PLD". Our principal executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011, and our telephone number is (303) 375-9292.

   PLEASE SEE PAGE 73 FOR RISK FACTORS RELATING TO THE PROLOGIS COMMON SHARES WHICH YOU SHOULD CONSIDER.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                The date of this prospectus is April 16, 2002.

   WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE COMMON SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE COMMON SHARES TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE COMMON SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE COMMON SHARES ARE OFFERED OR SOLD ON A LATER DATE.

                          FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

   Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed in the filings made by us that are identified under the caption "Where You Can Find More Information" and incorporated by reference in this prospectus.

                                PROLOGIS TRUST

   ProLogis Trust is a real estate investment trust that operates a global network of industrial distribution facilities. Our business strategy is designed to achieve long-term sustainable growth in cash flow and increase the overall return on equity for our shareholders. Our business is organized into two primary operating segments: property operations and corporate distribution facilities services business, which we refer to as the CDFS business. In 2001, we began the initial steps to dispose of significant portions of our third operating segment, temperature-controlled distribution operations.

   The property operations segment includes the long-term ownership, management and leasing of industrial distribution facilities. As of December 31, 2001, our network consisted of 1,542 operating facilities aggregating 180.8 million square feet in North America (our investments in North America are located only in the United States and Mexico) and seven countries in Europe. Of these, 1,208 operating facilities aggregating 123.4 million square feet are owned directly by us and 334 operating facilities aggregating 57.4 million square feet are owned by six unconsolidated real estate funds (which we refer to as the Funds) in which we have ownership interests ranging from 20% to 50%. The property operations segment generates income from rents and reimbursement of property operating expenses from unaffiliated customers. Also, our share of the earnings of the Funds, and the fee income that we receive for managing the facilities owned by the Funds, is included in the property operations segment. In addition to these property and asset management fees earned, we earn fees for leasing activities on behalf of the Funds.

   The CDFS business segment represents the development of industrial distribution facilities that are either sold to unaffiliated customers or contributed to real estate funds in which we maintain an ownership interest and act as manager. Our activities in this business segment in the United Kingdom are performed by an unconsolidated entity that we account for under the equity method. Income from the CDFS business segment is primarily generated through the profits realized from the sales or contributions of developed facilities. We also earn fees from customers for development activities performed on their behalf and realize profits from sales of land parcels when our development plans no longer include these parcels. As of December 31, 2001, we had 29 facilities under development aggregating 7.8 million square feet (including facilities being developed by our unconsolidated entity). The total investment in these facilities upon completion is expected to be $516.7 million. These development projects are located in the United States, in seven countries in Europe and in Japan (we began development of our first project in Asia in 2001). Our undeveloped land positions in North America and nine countries in Europe aggregate 2,162 acres with the capacity for development of approximately
40.2 million

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square feet of distribution facilities (including land positions of our unconsolidated entity). Additionally, we control (either through contracts, options or letters of intent) 2,889 acres with the capacity for the development of approximately 45.8 million square feet of distribution facilities in the United Sates, in seven countries in Europe and in Japan (including land positions of our unconsolidated entity). We intend to use this land for the development of distribution facilities. Such facilities will eventually be sold to third parties or contributed to real estate funds in which we will retain an ownership interest and which we will manage.

   Our temperature controlled-distribution operations segment consists of investments in two companies that operate temperature-controlled distribution and logistics networks in the United States and in nine countries in Europe. As of December 31, 2001, these entities owned or operated 332.8 million cubic feet of facilities (including 35.5 million cubic feet of non-temperature-controlled distribution space located in their facilities). We account for our investment in these two entities under the equity method. These entities earn revenues from unaffiliated customers for various services associated with the temperature-controlled distribution environment. In 2001, substantially all of the operating assets in Germany and all of the operating assets in the Czech Republic were sold. In March 2002, all of the operating assets in Sweden, Denmark, Finland, Norway and the Netherlands, as well as the remaining German assets of the European company in which we invested were sold from this operating segment. Negotiations are ongoing related to the sale of substantially all of the operating assets of the company operating in the United States and certain of the remaining operating assets of the European company.

   We manage our business by utilizing the ProLogis Operating System(R), an organizational structure and service delivery system that is built around our customers. The ProLogis Operating System(R) is made up of the Market Services Group, the Global Services Group, the Global Development Group and the ProLogis Solutions Group. When combined with our international network of distribution facilities, the ProLogis Operating System(R) enables us to meet our customers' distribution space needs on a global basis. We believe that by integrating international scope and expertise with strong local presence in our markets we have become an attractive choice for our targeted customer base which is made up of the largest global users of distribution facilities.

   We are organized under Maryland law and have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Our world headquarters are located in Denver, Colorado, our European headquarters are located in Luxembourg, with our European customer service headquarters located in Amsterdam, Netherlands, and our Asian headquarters are located in Tokyo, Japan.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. While all material terms of the agreements and documents described in this prospectus have been provided, statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

   This prospectus provides you with a general description of the offered common shares. Each time the selling shareholder sells any of these offered shares of if the shares are transferred in connection with the merger transaction described in this prospectus, the selling shareholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale or transfer. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

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                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. Our outstanding common shares, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.prologis.com.

   There are incorporated by reference in this prospectus the following documents previously filed by us with the Securities and Exchange Commission:

    (a)Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 5, 2002, as amended by Form 10-K/A filed on April 16, 2002; and

    (b)The description of the common shares and the related preferred share purchase rights contained in our registration statement on Form 8-A filed on February 23, 1994.

   The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that we file with the Securities and Exchange Commission.

   All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

                                  Secretary
                                  ProLogis Trust
                                  14100 East 35th Place
                                  Aurora, Colorado 80011
                                  (303) 375-9292

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                                 RISK FACTORS

   Risks factors include the occurrence of any of the events described below that could adversely affect our financial condition, results of operations, cash flow, ability to pay distributions on common shares and the market price of common shares.

We Are Exposed To The General Economic Conditions and The Local, Regional, National and International Conditions That Affect The Markets In Which We Own Industrial Distribution Facilities.

   Our operating performance depends on the economic conditions of markets in which our distribution facilities are concentrated. While we do not have in excess of 10% of our total portfolio in any one market, we do have significant holdings in Atlanta, Chicago, Dallas/Ft. Worth, Los Angeles, Paris, San Francisco and the United Kingdom. Our operating performance could be adversely affected if conditions in these larger markets, such as an oversupply of distribution space or a reduction in demand for industrial distribution facilities, become less favorable relative to other geographic areas. Any material oversupply of distribution space or material reduction of demand for distribution space could adversely affect our operating income and the value of our common shares.

Our Investments Are Subject To Risks Particular To Real Estate.

  Value of Real Estate Dependent on Numerous Factors

   Real property investments are subject to varying degrees of risk. While we seek to minimize these risks through our market research and property management capabilities, these risks cannot be eliminated. The factors that can affect real estate values include:

  .   changes in the general economic climate;

  . local conditions, such as an oversupply of space or a reduction in demand industrial for real estate in an area;

  .   the quality and philosophy of management;

  .   the attractiveness of our facilities to potential customers;

  .   competition from other available facilities;

  . our ability to provide adequate maintenance and insurance on our facilities;

  .   our ability to control variable operating costs;

  . governmental regulations, including zoning, usage and tax laws and changes in these laws;

  . interest rate levels at which we may borrow funds and the availability of funds to us; and

  . potential liability under, and changes in, environmental, zoning, and other laws.

  Risks Associated with Concentration of our Investments in the Industrial
  Sector

   Our property operations and CDFS business segments are concentrated in the industrial distribution sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included other types of real estate investments.

  Risks Associated with our Development Activities

   We have developed a significant number of distribution facilities since our inception and intend to continue to pursue development activities as opportunities arise. Such development activities generally require various

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government and other approvals. We may not receive such approvals. We will be subject to risks associated with such development activities. These risks include:

  . the risk that development opportunities explored by us may be abandoned with the related investment written off;

  . the risk that construction costs of a facility may exceed original estimates or may not be concluded on schedule (including the possibility of contract default, the effect of local weather conditions and local or national strikes or shortages in materials, building supplies or energy and fuel for equipment) which could make the project less profitable than originally estimated; and

  . the risk that occupancy rates and rents of a completed project will not make the project as profitable as originally estimated.

  Risks Associated with the Disposition of our Facilities

   We have disposed of or contributed to real estate funds, a significant number of distribution facilities in recent years and intend to continue to pursue disposition activities as opportunities arise, particularly in the CDFS business segment. Our ability to dispose of facilities on advantageous terms is dependent upon several factors, some of which are beyond the control of our management, primarily competition from other owners of facilities that are also trying to dispose of their facilities. Our ability to complete and lease developed facilities will impact our ability to dispose of or contribute these facilities. Should we not have sufficient facilities available that meet the investment criteria of future real estate funds or of ProLogis European Properties Fund, then the dispositions could be delayed resulting in adverse effects on our liquidity and on our ability to meet projected earnings levels in a particular reporting period. Failure to meet our projected earnings levels could have an adverse effect on the market price of our common shares. Further, our inability to redeploy the proceeds from our divestitures in accordance with our investment strategy could have an adverse affect on us.

  Risks Associated with Acquisition of Facilities

   We acquire distribution facilities from time to time. The acquisition of facilities involves risks including the risk that the acquired facility will not perform as anticipated and the risks that the expected costs for renovation and improvements identified in the pre-acquisition due diligence process prove to be inaccurate. There is, and it is expected that there will continue to be, significant competition for investment opportunities that meet our investment criteria as well as risks associated with obtaining financing for acquisition activities, if necessary.

  Tenant Default

   Our income and distributable cash flow would be adversely affected if a significant number of our tenants are unable to meet their obligations to us. In the event of default by a significant number of tenants, we may experience delays, and incur substantial costs, in enforcing our rights as landlords.

  Ability to Renew Leases or Re-let Space as Leases Expire

   Our income and distributable cash flow would be adversely affected if we are unable to lease, on economically favorable terms, a significant amount of space in our distribution facilities. We have 21.2 million square feet (a total of 106.7 million square feet leased) of distribution space with leases that expire in 2002 and the real estate funds have a combined 4.1 million square feet (a total of 55.4 million square feet leased) of distribution space with leases that expire in 2002. The number of distribution facilities in a market or submarket could adversely affect both our ability to lease distribution space and the rental rates that can be obtained in new leases.

  Real Estate Investments Are Not As Liquid As Other Types of Assets

   Real estate investments are not as liquid as other types of assets and that may tend to limit our ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying

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as REITs under the Internal Revenue Code, we must comply with the safe harbor rules relating to the number of facilities disposed of in a year, their tax bases and the cost of improvements made to the facilities, or meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets, or contribute assets to real estate funds or other entities in which we have an ownership interest may be restricted.

Our Insurance Coverage Does Not Include All Potential Losses

   We and our unconsolidated entities currently carry comprehensive insurance coverage including property liability, fire, flood, earthquake, environmental, extended coverage and rental loss, as appropriate for the markets where each entity's facilities and business operations are located. The insurance coverage contains policy specifications and insured limits customarily carried for similar facilities. We believe our facilities and the facilities of our unconsolidated entities are adequately insured. However, there are certain losses, including losses from floods and losses from earthquakes, acts of war or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed to be economically feasible or prudent to do so. Should an uninsured loss or a loss in excess of insured limits occur with respect to one or more of our facilities, we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the facility.

Potential Environmental Liability

   Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. We conduct Phase I environmental assessments as part of our due diligence activities. We have not been notified nor are we aware of any environmental condition with respect to our real estate investments that are likely to be material to our financial condition. However, we cannot give any assurance that such conditions do not exist or may not arise in the future. The presence of such substances on our real estate investments could adversely affect our ability to sell such investments or to borrow using such investments as collateral and may also have an adverse effect on our cash flow and, consequently, our ability to pay distribution to our shareholders.

Financing and Capital Risks

  Access to Capital

   As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders. Consequently, we are, as are all REITs, dependent on external capital to fund our development and acquisition activities. Due to the reduced availability during the last several years of direct public debt and public equity capital at favorable prices in the real estate industry, we have been accessing private debt and equity capital through the establishment of real estate funds that acquire facilities from us. Our ability to access private debt and equity capital on favorable terms or at all is dependent upon a number of factors, including general market conditions and competition from other real estate companies. Further, we generate significant profits as a result of these dispositions. To the extent that private capital is not available to acquire facilities from us, these profits may not be realized which could result in an earnings stream that is less predictable than some of our competitors and result in our not meeting our projected earnings levels in a particular reporting period. Failure to meet our projected earnings level could have an adverse effect on the market price of our common shares.

   We are obligated to contribute all of the facilities we develop within certain specified markets in Europe to ProLogis European Properties Fund, subject to these facilities meeting specified investment criteria. ProLogis European Properties Fund's investors have entered into subscription agreements whereby they have committed to provide capital to ProLogis European Properties Fund through September 2002. Should any of the investors in

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ProLogis European Properties Fund default on this commitment or should we not secure funding commitments after September 2002, our ability to dispose of our development pipeline in Europe will be jeopardized and our ability to meet our projected earnings levels and generate cash flow would be adversely affected.

  Limitations on Debt

   We currently have a policy of incurring debt only if, upon such incurrence, our debt-to-book capitalization ratio, as adjusted, would not exceed 50%. Our board of trustees could alter or eliminate this policy without shareholder approval and would do so if, for example, it were necessary in order for us to continue to qualify as a REIT under the Internal Revenue Code. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders.

  Debt Financing

   We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will not be able to refinance existing indebtedness or that the terms of such refinancings will not be as favorable as the terms of the existing indebtedness. There can be no assurance that we will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness. Currently, we utilize our short-term borrowing capability (over $1.0 billion available) under four credit agreements, in addition to operating cash flow and proceeds from dispositions, to fund our development, acquisition and distribution requirements. Our short-term credit agreements have maturities during 2002 ($60.0 million), 2003 ($287.0 million), 2004 ($500.0 million) and
2005 ($188.0 million). Our ability to refinance these credit agreements in a timely manner and at favorable terms is dependent on several factors, including general economic conditions and interest rate levels. Our short-term credit agreements bear interest at variable rates. Increases in interest rates would increase our interest rate expense under these agreements. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of cash available for distribution may be adversely affected.

  Requirements of Credit Facilities

   The terms of our indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of cash available for distribution may be adversely affected.

Federal Income Tax Risks

  Failure to Qualify as a REIT Could Adversely Affect Shareholders

   We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1993. To maintain REIT status, we must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a REIT are largely real estate related, that a REIT distributes substantially all its ordinary taxable income to shareholders on a current basis and that the REIT's ownership is not overly concentrated. Due to the complex nature of these rules, the available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at ProLogis, no assurance can be given that we will qualify as a REIT for any particular year.

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   If we fail to qualify as a REIT, we will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing our taxable income. The resulting corporate income tax liabilities could materially reduce the funds available for distribution to our shareholders or for reinvestment. Moreover, we might not be able to elect to be treated as a REIT for the four taxable years after the year during which we ceased to qualify as a REIT. In addition, if we later requalified as a REIT, we might be required to pay a full corporate-level tax on any unrealized gain in our assets as of the date of requalification and to make distributions to shareholders equal to any earnings accumulated during the period of non-REIT status. In the absence of REIT status, distributions to shareholders would no longer be required.

  Potential Adverse Effect of REIT Distribution Requirements

   To maintain our qualification as a REIT under the Internal Revenue Code, we must annually distribute to our shareholders at least 90% of our ordinary taxable income, excluding net capital gains. This requirement limits our ability to accumulate capital. We may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for our funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited. In those situations, we might be required to borrow funds or sell facilities on adverse terms in order to meet the distribution requirements. If we fail to make a required distribution, we would cease to be a REIT.

  Prohibited Transaction Income Could Result From Certain Property Transfers

   We dispose of and contribute facilities from both our property operations segment and from within our CDFS business to third parties and to real estate funds. Some of these dispositions and contributions are made from our taxable subsidiaries. Under the Internal Revenue Code, if the disposition or contribution of facilities is deemed to be a prohibited transaction, a 100% penalty tax on the resulting income could be assessed. The question of what constitutes a prohibited transaction is based on the facts and circumstances surrounding each transaction. The Internal Revenue Service could contend that certain dispositions or contributions by us are prohibited transactions. While our management does not believe that the Internal Revenue Service would prevail in such a dispute, if the matter was successfully argued by the Internal Revenue Service, the 100% penalty tax could be assessed against the profits from these transactions. Additionally, any income from a prohibited transaction may adversely affect our ability to satisfy the income tests for qualification as a REIT.

Influence of our Principal Shareholder May Impact our Management and Operations

   We and Security Capital are parties to a Third Amended and Restated Investor Agreement, dated as of September 9, 1997. Pursuant to the investor agreement, Security Capital has the right, so long as it owns between 10% and 25% of our common shares, to nominate one person to our board of trustees. So long as Security Capital owns 25% or more of our common shares, Security Capital will be entitled to nominate a proportionate number of persons to our board of trustees subject to a maximum of three nominees if the size of the board does not increase above the current size of ten trustees. Under the investor agreement, so long as it owns at least 25% of our common shares, Security Capital also has the right of prior approval with respect to the following matters:

  . the issuance of equity securities or securities convertible into equity securities, other than issuances in connection with option, dividend reinvestment and similar plans, for less than the fair market value of such securities;

  . the issuance of any preferred shares which would result in the fixed charge coverage ratio being less than 1.4 to 1.0;

  . adopting any employee benefit plans under which common shares may be issued;


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  .   the compensation of our senior officers; and

  . the incurrence of additional indebtedness which would result in the interest expense coverage ratio being less than 2.0 to 1.0.

We are Dependent on Key Personnel

   Our executive and senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave us is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets and have an adverse affect on the market price of our common shares.

Share Prices May be Affected by Market Interest Rates

   The annual distribution rate on our common shares as a percentage of their market price may influence the trading price of the common shares. An increase in market interest rates may lead investors to demand a higher annual distribution rate, which could adversely affect the market price of our common shares. A decrease in the market price of our common shares could reduce our ability to raise additional equity capital in the public markets.

Foreign Currency Risk

   We have pursued and intend to continue to pursue growth opportunities in international markets and often invest in countries where the U.S. dollar is not the national currency. As a result, we are subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. For example, a significant depreciation in the value of the foreign currencies of one or more countries where we have a significant investment may materially adversely affect our performance. We attempt to mitigate such effects through the use of debt denominated in foreign currencies and foreign currency put option contracts, although there can be no assurance that such attempts will be successful.

Government Regulations and Actions

   There are many laws and governmental regulations that are applicable to us and our facilities. Changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur. Further, economic and political factors, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders, in the United States but primarily in the foreign countries in which we have invested, can have a major impact on us as a global company.

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                                USE OF PROCEEDS

   We will not receive any proceeds from the sale by Security Capital of the common shares nor will we receive any proceeds if the shares are transferred to stockholders of Security Capital in the merger transaction described under "Selling Shareholder". We will pay all expenses of the registration and sale of the common shares, other than selling commissions and fees and other than fees and disbursements of counsel for Security Capital.

                         DESCRIPTION OF COMMON SHARES

General

   Our declaration of trust authorizes us to issue up to 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as our board of trustees may create and authorize from time to time. The board of trustees may amend the declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which we have authority to issue. At April 11, 2002, 177,526,876 common shares were issued and outstanding and held of record by approximately 10,355 shareholders.

   The following description of certain general terms and provisions of the common shares is not complete and you should refer to our declaration of trust and bylaws for more information. The outstanding common shares are fully paid and non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C cumulative redeemable preferred shares, Series D cumulative redeemable preferred shares and Series E cumulative redeemable preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by us.

Purchase Rights

   On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons, other than Security Capital, acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of ProLogis pursuant to some types mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the

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acquiring company's common shares having a market value at that time equal to twice the purchase right's exercise price. The purchase rights held by 20% shareholders, other than Security Capital, would not be exercisable. The purchase rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares or any other form of consideration determined by the board of trustees.

Transfer Agent

   The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol "PLD".

Restriction on Size of Holdings

   Our declaration of trust restricts beneficial ownership, or deemed ownership by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction in our declaration of trust permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Internal Revenue Code.

   The ownership restriction does not apply to Security Capital, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule. Additionally, the ownership limit is subject to an exception for holders who were the beneficial owners of shares, or who possessed securities convertible into shares, in excess of the ownership limit on and immediately after the adoption of our declaration of trust by the board of trustees on June 24, 1999. These holders may beneficially own shares or possess securities convertible into shares, only up to their respective existing holder limits. The existing holder limit for any such holder is equal to the percentage of outstanding shares beneficially owned, or which would be beneficially owned upon the exchange of convertible securities, by the holder on and immediately after the adoption of the declaration of trust.

   The board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees and upon such other conditions as our board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning an amount of our shares in excess of the ownership limit. The board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure our status as a real estate investment trust. Any transfer of our shares that would:

      (1) create a direct or indirect ownership of shares in excess of the ownership limit or excess holder limits;

      (2) result in our shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code;

      (3) result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

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      (4) result in a non-U.S. person, other than Security Capital, owning 50%
   or more of the market value of our issued and outstanding shares;

      (5) create an ownership of shares by a party that has a 9.9% or greater interest in one of our tenants, but only if such ownership would cause us to fail the 95% or 75% gross income tests under the Internal Revenue Code; or

      (6) result in the our disqualification as a real estate investment trust under the Internal Revenue Code, will not have any effect, and the intended transferee will acquire no rights to the shares.

   These restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust under the Internal Revenue Code. Notwithstanding the previous restrictions, any purported transfer of shares or event which would:

      (1) result in a person owning shares in excess of the ownership limit or the existing holder limits;

      (2) cause us to become "closely held" under Section 856(h) of the Internal Revenue Code;

      (3) result in 50% or more of the outstanding shares being held by a person, as defined in section 7701(a)(30) of the Internal Revenue Code;

      (4) result in 9.9% or more of the outstanding shares being held by a person that constructively owns 9.9% or more of the voting power, shares or assets of one of our tenants; or

      (5) result in the our disqualification as a real estate investment trust under the Internal Revenue Code,

will result in those shares being constituted excess shares which will be transferred pursuant to the declaration of trust to a party not affiliated with us that we have designated as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, we will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary.

   Subject to the ownership limit, the trustee will transfer the excess shares at our direction to any person if those shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

      (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

      (2) the price received from the sale or other disposition of the excess shares.

   Any distribution paid to the purported transferee which the purported transferee was obligated to repay to the trustee, shall be subtracted from this payment. The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, we will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

      (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

      (2) the fair market value of the excess shares on the date we elect to purchase them.

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   Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by the board of trustees. From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above; however, the purported transferee remains entitled to liquidation distributions. If the purported transferee receives any distributions on excess shares prior to our discovery that those excess shares have been transferred in violation of the provisions of the declaration of trust, the purported transferee must repay those distributions to us upon demand, and we will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then we may treat the purported transferee of any excess shares to have acted as an agent on our behalf in acquiring those excess shares and to hold those excess shares on our behalf.

   All certificates evidencing shares will bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5% as provided in the rules and regulations of the Internal Revenue Code, of the number or value of our outstanding shares must give a written notice containing certain information to us by January 31 of each year.

   In addition, upon demand each shareholder is required to disclose to us in writing such information with respect to its direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine our status as a real estate investment trust to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   The restrictions on share ownership in the declaration of trust are designed to protect our status as a real estate investment trust. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Indemnification of Trustees and Officers

   The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the declaration of trust, we are required to indemnify each trustee, and may indemnify each officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of ours or is or was serving at our request as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee, officer, employee and agent in connection with any of those proceedings. The board of trustees believes that the indemnification provision enhances our ability to attract and retain superior trustees and officers

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for us and our subsidiaries. We have entered into indemnity agreements with each of our officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations. In addition, we have entered into indemnity agreements with each of its trustees who is not also an officer of ours which provide for indemnification and advancement of expenses to the fullest extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and we have established a trust to fund payments under the indemnification agreements.

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                       FEDERAL INCOME TAX CONSIDERATIONS

   We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our shareholders of our treatment as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

   Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown, Rowe & Maw, we have been organized in conformity with the requirements for qualification as a real estate investment trust beginning with our taxable year ending December 31, 1993, and our actual and proposed method of operation described in this prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

   This opinion is based on representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. Our qualification and taxation as a real estate investment trust will depend upon our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as us, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the "double taxation" at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as us, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

   If we fail to qualify as a real estate investment trust in any year, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

   We elected real estate investment trust status effective beginning with our taxable year ended December 31, 1993 and the board of trustees believes that we have operated and currently intend that we will operate in a manner that permits us to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on our operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

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Taxation of ProLogis

  General

   In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of the undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by us.

   Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains our qualification as a real estate investment trust because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of our "taxable REIT subsidiaries" in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See "--Other Tax Considerations--Investments in taxable REIT subsidiaries". In addition, if we should fail to distribute during each calendar year at least the sum of:

      (1) 85% of our real estate investment trust ordinary income for such year;

      (2) 95% of our real estate investment trust capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

      (3) any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

   A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of our shareholders would be deemed to have paid such shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us. We may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.


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   In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

  Share ownership test

   Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. For taxable years beginning after August 5, 1997, if we comply with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of the shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of stock and other information. In addition, the declaration of trust provides restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. We intend to enforce the percentage limitations on ownership of shares to assure that our qualification as a real estate investment trust will not be compromised.

  Asset tests

   At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

  Gross income tests

   There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership or limited liability company taxed as a partnership or disregarded entity, we will be treated as receiving our share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in our hands as it has in the hands of the partnership or limited liability company. The two tests are as follows:

1. The75% Test. At least 75% of our gross income for the taxable year must be "qualifying income".

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   Qualifying income generally includes:

    (1)rents from real property, except as modified below;

    (2)interest on obligations secured by mortgages on, or interests in, real property;

    (3)gains from the sale or other disposition of non-"dealer property", which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

    (4)dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

    (5)abatements and refunds of real property taxes;

    (6)income from the operation, and gain from the sale, of "foreclosure property", which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

    (7)commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

    (8)certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for its shares during the one-year period following the receipt of such capital.

   Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ours and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an "independent contractor" from whom we derive no income, except that we may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

2.The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate

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agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by us for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General".

   Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

    (1)Our failure to comply was due to reasonable cause and not due to willful neglect;

    (2)We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

    (3)any incorrect information on this schedule is not due to fraud with intent to evade tax.

   If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

  Annual distribution requirements

   In order to qualify as a real estate investment trust, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of 90% of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, the amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid such shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by us.

   We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary,

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intend to borrow funds in order to satisfy the distribution requirement.
However, there can be no assurance that such borrowing would be available at such time.

   If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

  Tax aspects of ProLogis' investments in partnerships

   A significant portion of our investments are owned through various limited partnerships. We will include our proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in our computation of our real estate investment trust taxable income. We will include our proportionate share of each partnership's assets for purposes of the real estate investment trust asset tests.

   Our interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which may preclude us from satisfying the real estate investment trust asset tests and may preclude us from satisfying the real estate investment trust gross income tests. See "--Failure to qualify" below, for a discussion of the effect of our failure to meet such tests. Based on our factual representations, in the opinion of Mayer, Brown, Rowe & Maw, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

  Failure to qualify

   If we fail to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis Shareholders

  Taxation of taxable domestic shareholders

   As long as we qualify as a real estate investment trust, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as

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ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such shareholder as long-term capital gains. Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%. Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

  Backup withholding

   We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

  Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust", based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by us to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least

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one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

  Taxation of foreign shareholders

   We will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year. Distributions of cash generated by our real estate operations, but not by our sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

   Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

Other Tax Considerations

  Investments in taxable REIT subsidiaries

   CSI/Frigo LLC, ProLogis Logistics Services Incorporated, GOProLogis Incorporated, Vizional Corporation, ProLogis-Broadband (1) Incorporated and PhatPipe, Inc. have elected to be treated as taxable REIT subsidiaries of ProLogis effective January 1, 2001, ProLogis Development Services Incorporated has elected to be treated as a taxable REIT subsidiary of ours effective March 30, 2001, and ProLogis Investment Incorporated has elected to be treated as a taxable REIT subsidiary of ours effective April 27, 2001. As taxable REIT subsidiaries of ours, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Additionally, Frigoscandia Holding S.A. and Kingspark LLC will be treated as taxable REIT subsidiaries of ours effective January 1, 2001, and may be subject to foreign income taxes. Our taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

   Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which we own an interest, which cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments

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made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of our taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

   Under the taxable REIT subsidiary provision, we and any taxable entity in which we own an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary". As described above, taxable REIT subsidiary elections have been made for certain entities in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

  Tax on built-in gain

   Pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

   Since we have made this election, if during the "recognition period", being the 10-year period beginning on the first day of the first taxable year for which we qualify as a real estate investment trust, we recognize gain on the disposition of any asset held by us as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because we acquire many of our properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that we will pay a substantial corporate-level tax on our built-in gain.

  Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

  State and local taxes

   We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

  Foreign taxes

   Frigoscandia Holding S.A., a Luxembourg corporation, the ProLogis European Properties Fund, an entity formed under the laws of Luxembourg, Kingspark Holding S.A., a Luxembourg corporation, PLD International Incorporated, a Delaware corporation, ProLogis-France Developments Incorporated, a Delaware corporation, International Industrial Investment Incorporated, a Maryland corporation, ProLogis Japan Incorporated, a Delaware corporation, ProLogis Japan Management Incorporated, a Delaware corporation, and ProLogis Japan Holdings LLC, a Delaware limited liability company, and each of their subsidiaries and affiliates, may be subject

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to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

   Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              SELLING SHAREHOLDER

   Security Capital, including its permitted pledges, transferees or other successors in interest may from time to time offer and sell any or all of the common shares offered by this prospectus. Some or all of the common shares may be transferred by Security Capital, at the direction of GE Capital, to Security Capital stockholders as part of the consideration to be received by them in connection with the merger described below. Accordingly, GE Capital may also be considered a selling shareholder. Our registration of the common shares does not necessarily mean that Security Capital will sell any or all of the shares or that the merger will be completed.

   As of April 11, 2002, Security Capital beneficially owned 49,903,814 common shares, representing approximately 28.1% of our outstanding common shares at that time. All of these common shares are available for resale under this prospectus. If Security Capital sells all of the common shares covered by this prospectus, it will no longer own any of our outstanding common shares. Since Security Capital may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by Security Capital or that will be owned by Security Capital upon completion of any offering.

   On December 14, 2001, Security Capital entered into an Agreement and Plan of Merger with GE Capital and EB Acquisition Corp., an indirect wholly owned subsidiary of GE Capital. Pursuant to the merger agreement, and subject to the terms and conditions contained therein, EB Acquisition Corp. will merge with and into Security Capital with Security Capital as the surviving company and an indirect wholly owned subsidiary of GE Capital.

   As a result of the merger, shares of Security Capital class B common stock will be converted into the right to receive consideration consisting of $26 in cash per share, subject to the substitution therefor as described below and in the merger agreement of a combination of cash and ProLogis common shares with an agreed aggregate value of $26 per share (the "Class B Consideration"), and shares of Security Capital Class A common stock will be converted into the right to receive 50 times the Class B consideration (the "Class A Consideration").

   GE Capital may elect (but no later than the 15th day before the stockholder meeting) to include some or all of the ProLogis common shares owned by Security Capital as part of the consideration payable to Security Capital stockholders in the merger. However, cash will be paid in lieu of fractional shares. GE Capital notified Security Capital on March 8, 2002 that its current plan is to cause Security Capital to distribute approximately 32.8 million ProLogis common shares as part of the Merger Consideration. However, GE Capital has not made a formal election, has informed Security Capital that it intends to continue to evaluate its alternatives and could change its plans. If GE Capital so elects, the holders of Security Capital class B stock will receive a combination of cash and 0.19 common shares of ProLogis with an agreed aggregate value of $26.00 per share. If GE Capital changes its current plans and, for example, elects to include all of the ProLogis common shares owned by Security Capital as part of the merger consideration, holders of Security Capital class B stock would receive a combination of cash and approximately 0.3 ProLogis common shares, with an agreed aggregate value of $26. In any event, the value of the ProLogis common shares will be measured during the 10 consecutive full trading days

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preceding May 10, 2002, and the holders of class A stock would receive 50 times such amount per share. GE Capital may also revoke its election to include ProLogis common shares as part of the merger consideration. At and after the Closing, Security Capital stockholders will bear all of the economic risk of fluctuations, if any, in the market price of those shares below the average price during the measurement period.

   With the prior written consent of GE Capital, Security Capital may at any time sell any or all of its ProLogis common shares, including to ProLogis, pursuant to a public offering or private placement, negotiated third-party purchase or otherwise (a "ProLogis Sale"). In addition, Security Capital will, at the written request of GE Capital, use its reasonable best efforts to effect a ProLogis Sale in the manner requested by GE Capital, subject to approval by GE Capital of any final pricing terms, provided that Security Capital will not be required to effect a ProLogis Sale, or enter into any binding agreement to effect a ProLogis Sale, prior to the date which is 18 days prior to the then-applicable date of the Group Stockholders Meeting (provided that if a "road show" with respect to a ProLogis Sale to be effected by a public offering shall have been commenced on or after the date which is 22 days prior to the then-applicable date of the Group Stockholders Meeting, and there is a subsequent delay or postponement of the date of the Group Stockholders Meeting, the relevant date which is 18 days prior to the previously-applicable date of the Group Stockholders Meeting will not be changed for purposes of these obligations). Security Capital will, after consultation with GE Capital, determine the manager(s) and book runner(s) in the event of any ProLogis Sale that is an underwritten offering.

   During the past three years, we have had the following material relationships with Security Capital, GE Capital and their respective affiliates.

  Investor Agreement

   We and Security Capital are parties to a Third Amended and Restated Investor Agreement. Pursuant to the investor agreement, Security Capital has the right, so long as it owns between 10% and 25% of the common shares, to nominate one person to the board of trustees. So long as Security Capital owns 25% or more of the common shares, Security Capital will be entitled to nominate a proportionate number of persons to the board of trustees subject to a maximum of three nominees if the size of the board of trustees does not increase above ten members. In addition, we are required to consult with Security Capital's nominees to the board of trustees prior to taking any action with respect to the following:

      (1) finalization of the annual budget and deviations, in respect of any expense line item, greater than $500,000 or 20% of such line item, or greater than 15% of the total expenses;

      (2) the acquisition or sale of assets in a single transaction or group of related transactions where the price exceeds $25 million;

      (3) any contract for investment, property management or leasing services; and

      (4) any service contract providing for payments in excess of $1.0 million.

   We have no obligation to follow the advice of Security Capital with respect to the foregoing matters.

   Under the investor agreement, so long as it owns at least 25% of the common shares, Security Capital also has the right of prior approval with respect to the following matters:

      (1) the issuance of equity securities or securities convertible into equity securities (other than issuances in connection with option, dividend reinvestment and similar plans) for less than the fair market value of such securities;

      (2) the issuance of any preferred shares which would result in the fixed charge coverage ratio (as defined in the investor agreement) being less than
   1.4 to 1.0;

      (3) adopting any employee benefit plans under which common shares may be issued;

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      (4) the compensation of our senior officers; and

      (5) the incurrence of additional indebtedness which would result in the interest expense coverage ratio (as defined in the investor agreement) being less than 2.0 to 1.0.

   If GE Capital were to maintain its current plans to cause Security Capital to distribute approximately 32.8 million common shares as merger consideration, Security Capital would own approximately 9.8% of the common shares after such distribution and neither Security Capital nor GE Capital would have any of the aforementioned rights after such distribution.

   In addition, the investor agreement provides Security Capital with registration rights pursuant to which Security Capital has requested this registration of all of its common shares. All expenses incurred in the registration of common shares will be borne by us. These expenses include the expense of preparing the registration statement and prospectus, all printing and photocopying expenses and all registration and filing fees under federal and state securities laws, but do not include any underwriting discounts, commissions or fees or any fees or expenses of counsel for Security Capital. We have also agreed to indemnify Security Capital and its officers, directors and controlling persons, against various liabilities, including liabilities that may arise under the Securities Act of 1933.

  Administrative Services Agreement

   We and a subsidiary of Security Capital entered into an administrative services agreement, pursuant to which Security Capital provides us with certain administrative and other services with respect to certain aspects of our business, as selected from time to time by us at our option. These services include, but are not limited to, payroll and human resources, cash management, accounts payable, specified information systems support, research and insurance services. These services are provided in exchange for a fee based on negotiated rates for each service provided. Total fees incurred under the administrative services agreement were $0.8 million in 2001, $2.5 million in 2000, and $3.5 million in 1999. We began transitioning these functions from Security Capital during 2000 and we have assumed substantially all of the functions previously provided by Security Capital. The administrative services agreement expired on December 31, 2000. Security Capital is continuing to provide a limited number of services under a month-to-month agreement, for which we paid Security Capital $820,995 through December 31, 2001. We believe that the terms and conditions of the administrative services agreement are as favorable as those that could have been obtained from unaffiliated third parties.

  Financial Advisory Fees

   Macquarie Capital Partners LLC (formerly Security Capital Markets Group Incorporated), an affiliate of Security Capital, has provided us with financial advisory and investment banking services. During 2001, financial advisory fees were paid to Macquarie Capital Partners in three separate transactions, in which Macquarie Capital Partners provided financial advisory and investment banking services in connection with the formation of three separate joint ventures and the raising of over $555 million of third party equity and debt by us and by entities in which we have an ownership interest. Macquarie Capital Partners received fees of $1,707,910, $1,240,000 and $942,085 in connection with the transactions.

   During 2000, we paid investment advisory fees of $104,000 to Security Capital Markets Group (now known as Macquarie Capital Partners LLC) related to additional equity contributed by The New York State Common Retirement Fund to ProLogis California I LLC, a limited liability company whose members are us and The New York State Common Retirement Fund.

   Following the completion of the merger of Meridian in 1999, we paid Security Capital Markets Group a fee of $650,000 for financial advisory services. Security Capital Markets Group assisted us with the financial analysis of Meridian and of the combined entity that was ultimately created with the successful completion of the merger.

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   Security Capital Markets Group provided financial advisory and investment banking services to us in connection with the formation of ProLogis California I LLC in 1999. We paid Security Capital Markets Group a fee of $2,632,883 for services in this transaction. Security Capital Markets Group also provided financial advisory and investment banking services in connection with the formation of ProLogis European Properties Fund and the raising of over $1 billion of third party equity in the fund. We paid $12,291,010 in fees to Security Capital Markets Group for such services.

   We believe that the terms and conditions of each of the foregoing transactions were as favorable as those that could have been obtained from unaffiliated third parties.

  Protection of Business Agreement

   Prior to September 9, 2000, Security Capital and we were parties to a protection of business agreement which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, management services to any entity that owns or operates real property that is or is planned to be used primarily for distribution and light manufacturing properties. The protection of business agreement terminated on September 9, 2000.

  Preferred Stock Subsidiaries

   On January 5, 2001, a newly formed limited liability company of which K. Dane Brooksher, a trustee and the chief executive officer of ProLogis, is the voting member and we are the non-voting member, acquired the ordinary shares of Kingspark Holding S.A. (a limited liability company in which unrelated third parties owned 100% of the voting interest and Security Capital owned 100% of the non-voting interests) from Kingspark Holdings LLC (an entity owned by Security Capital and third party investors) for approximately $8.1 million. The entire purchase price of $8.1 million was funded by us either directly or through loans to Kingspark LLC or Mr. Brooksher. Our loan to Mr. Brooksher was in the principal amount of $7.3 million, is due January 5, 2006 and bears interest at an annual rate of 8%. We made a direct capital contribution to Kingspark LLC in the amount of $770,973. Mr. Brooksher's $40,557 capital contribution to Kingspark LLC was loaned to Mr. Brooksher by us, which loan is payable on January 5, 2006 and bears interest at an annual rate of 8%. We own 95% of the membership interests (all non-voting) and Mr. Brooksher owns 5% of the membership interests (all non-voting) of Kingspark LLC and Mr. Brooksher is its managing member. Mr. Brooksher will not receive any compensation in connection with his ownership interest. We structured the transactions in the manner described above to enable us to continue to qualify as a REIT under applicable state income tax laws.

   Also on January 5, 2001, a newly formed limited liability company of which Mr. Brooksher is the voting member and we are the non-voting member, acquired the common shares of Frigoscandia Holding S.A. and ProLogis Logistics Services Incorporated (both entities in which we own all of the non-voting preferred stock) for an aggregate of approximately $3.3 million. The common shares of Frigoscandia Holding S.A. were owned by a limited liability company in which unrelated third parties owned 100% of the voting interests and Security Capital owned 100% of the non-voting interests. The common shares of ProLogis Logistics Services Incorporated were owned by a limited liability company in which unrelated third parties owned all of the membership interests. Mr. Brooksher contributed $50,000 of his own funds to the capital of the newly formed limited liability company. We loaned CSI/Frigo LLC $2.9 million, which loan is due January 5, 2011 and bears interest at an annual rate of 8%. We also made a capital contribution to CSI/Frigo LLC in the amount of $404,545. We own 89% of the membership interest (all non-voting) and Mr. Brooksher owns 11% of the membership interests (all non-voting) of CSI/Frigo LLC. Mr. Brooksher is the managing member of CSI/Frigo LLC. Additionally, we have a note agreement with CSI/Frigo that allows us to participate in its earnings such that we will recognize 95% of the earnings of CSI/Frigo LLC. We structured the transactions in the manner described above to enable us to continue to qualify as a REIT under applicable state income tax laws.

   As a result of the foregoing transactions, Mr. Brooksher has an effective 0.04% interest in the earnings of ProLogis Logistics Services Incorporated, an effective 0.25% interest in the earnings of Frigoscandia S.A. and an effective 0.25% interest in the earnings of Kingspark Holding S.A. Mr. Brooksher receives no compensation in connection with his interest in these companies.

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  Leasing Transactions

   We lease space to Security Capital and certain of its affiliates on market terms that management believes are no less favorable to us than those that could be obtained with unaffiliated third parties. Our rental income related to these leases were $534,000, $757,000 and $756,000 for the years ended December 31, 2001, 2000, and 1999 respectively. As of December 31, 2001, 60,103 square feet were leased to related parties. The annualized rental revenue for these leases is $472,000.

                             PLAN OF DISTRIBUTION

   We will not receive any proceeds from the sale of any common shares by Security Capital. Security Capital may sell common shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. Common shares may be sold from time to time by Security Capital or by its permitted pledgees, transferees or other successors in interest to Security Capital. The distribution of the common shares may be effected in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices for cash or other consideration. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Security Capital in connection with such sales. Additionally, Security Capital may transfer common shares to its shareholders as merger consideration in connection with its acquisition by GE Capital as described below.

   On December 14, 2001, Security Capital entered into an Agreement and Plan of Merger with GE Capital and EB Acquisition Corp., an indirect wholly owned subsidiary of GE Capital. Pursuant to the merger agreement, and subject to the terms and conditions contained therein, EB Acquisition Corp. will merge with and into Security Capital with Security Capital as the surviving company and an indirect wholly owned subsidiary of GE Capital.

   If the merger is completed, Security Capital will become an indirect wholly owned subsidiary of GE Capital, and Security Capital shareholders will receive $26.00 in cash for each of their shares of Security Capital class B stock, subject to the substitution, at the option of GE Capital, of a combination of cash and common shares of ProLogis owned by Security Capital with an agreed aggregate value of $26.00 per share. The value of the ProLogis common shares will be measured during the 10 consecutive full trading days preceding May 10, 2002.

   If a sale is for cash, the aggregate proceeds to Security Capital from the sale of common shares will be the purchase price of the common shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. Security Capital and any dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the common shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. If the common shares are transferred in connection with the merger of an indirect wholly owned subsidiary of GE Capital with and into Security Capital, no cash proceeds will be received by Security Capital.

   To the extent required, the specific number of common shares to be sold or transferred, the names of the selling shareholders, if other than Security Capital, purchase price, public offering price, the terms upon which such certificates may be issued, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

   Pursuant to the investor agreement described above, we have agreed to bear certain expenses of registration of the common shares under federal and state securities laws (currently estimated to be approximately $500,000) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of the common shares. We have also agreed to indemnify Security Capital against liabilities, including certain potential liabilities arising under the Securities Act of 1933, or to contribute to the payments Security Capital may be required to make in respect thereof.

                                    EXPERTS

   The consolidated balance sheets as of December 31, 2001 and 2000, and the consolidated statements of earnings and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and schedule of ProLogis incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely KPMG LLP. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the offered securities will be passed upon for us by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Mayer, Brown, Rowe & Maw has in the past represented and is currently representing us and some of our affiliates, including Security Capital.

                                                                     Appendix A

                                                                 Execution Copy

================================================================================

                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 14, 2001

                                 BY AND AMONG

                      SECURITY CAPITAL GROUP INCORPORATED

                     GENERAL ELECTRIC CAPITAL CORPORATION

                                      AND

                             EB ACQUISITION CORP.

================================================================================

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE I                THE MERGER........................................................   1
   SECTION 1.1      The Merger..........................................................      1
   SECTION 1.2      Effective Time......................................................      2
   SECTION 1.3      Closing of the Merger...............................................      2
   SECTION 1.4      Effects of the Merger...............................................      2
   SECTION 1.5      Charter and Bylaws..................................................      2
   SECTION 1.6      Directors...........................................................      2
   SECTION 1.7      Officers............................................................      2

ARTICLE II               CONVERSION OF STOCK...............................................   2
   SECTION 2.1      Conversion of Stock.................................................      2
   SECTION 2.2      Exchange of Certificates............................................      3
   SECTION 2.3      Withholding Taxes...................................................      4
   SECTION 2.4      Stock Options; Restricted Stock Units...............................      4
   SECTION 2.5      Dissenting Shares...................................................      5
   SECTION 2.6      Inclusion of Adjustment to Merger Consideration.....................      5

ARTICLE III              REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................   6
   SECTION 3.1      Organization and Qualification; Subsidiaries........................      6
   SECTION 3.2      Capitalization of the Company and Its Subsidiaries; Certain Information
                     Regarding the Public Investees.....................................      7
   SECTION 3.3      Authority Relative to This Agreement; Stockholder Approval..........      8
   SECTION 3.4      Reports; Financial Statements.......................................      8
   SECTION 3.5      No Undisclosed Liabilities..........................................      9
   SECTION 3.6      Absence of Changes..................................................      9
   SECTION 3.7      Proxy Statement.....................................................      9
   SECTION 3.8      Consents and Approvals; No Violations...............................      9
   SECTION 3.9      No Default..........................................................     10
   SECTION 3.10     Litigation..........................................................     10
   SECTION 3.11    Compliance with Applicable Law.......................................     10
   SECTION 3.12    Properties...........................................................     11
   SECTION 3.13    Employee Plans.......................................................     11
   SECTION 3.14     Labor Matters.......................................................     13
   SECTION 3.15     Environmental Matters...............................................     14
   SECTION 3.16     Tax Matters.........................................................     15
   SECTION 3.17     Absence of Questionable Payments....................................     16
   SECTION 3.18     Material Contracts..................................................     16
   SECTION 3.19     Insurance...........................................................     17
   SECTION 3.20     Intellectual Property...............................................     17
   SECTION 3.21     Opinion of Financial Advisor........................................     18
   SECTION 3.22     Brokers.............................................................     18
   SECTION 3.23     Takeover Statute....................................................     18
   SECTION 3.24     Ownership Limit.....................................................     18
   SECTION 3.25     Amendment to Rights Agreement.......................................     18

ARTICLE IV               REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB............  19
   SECTION 4.1      Organization........................................................     19
   SECTION 4.2      Authority Relative to This Agreement................................     19
   SECTION 4.3      Proxy Statement.....................................................     19
   SECTION 4.4      Consents and Approvals; No Violations...............................     19

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                Page
                                                                                ----
   SECTION 4.5     No Prior Activities......................................     20
   SECTION 4.6     Brokers..................................................     20
   SECTION 4.7     Financial Capacity.......................................     20

ARTICLE V                  COVENANTS RELATED TO CONDUCT OF BUSINESS............  20
   SECTION 5.1     Conduct of Business of the Company.......................     20
   SECTION 5.2     Access to Information....................................     23

ARTICLE VI                 ADDITIONAL AGREEMENTS...............................  23
   SECTION 6.1     Company Stockholder Meeting, Proxy Statement.............     23
   SECTION 6.2     Reasonable Best Efforts..................................     24
   SECTION 6.3     Acquisition Proposals....................................     25
   SECTION 6.4     Public Announcements.....................................     26
   SECTION 6.5     Indemnification; Directors' and Officers' Insurance......     27
   SECTION 6.6    Employee Matters..........................................     27
   SECTION 6.7    SEC Filings...............................................     29
   SECTION 6.8    Obligations of Merger Sub.................................     29
   SECTION 6.9    Takeover Statutes; Rights Plan; Ownership Limit...........     30
   SECTION 6.10   Notification of Certain Matters...........................     30
   SECTION 6.11   Company Funds.............................................     30
   SECTION 6.12   Other Advisory Contract Consents..........................     30
   SECTION 6.13   Transfer Taxes............................................     31
   SECTION 6.14   Registration and Sale of ProLogis Common Stock............     31
   SECTION 6.15   Storage USA Acquisition...................................     31
   SECTION 6.16   Restructuring.............................................     31
   SECTION 6.17   Security Capital Warehouse Distribution Business Trust....     31

ARTICLE VII                CONDITIONS TO CONSUMMATION OF THE MERGER............  32
   SECTION 7.1     Conditions to Each Party's Obligations to Effect the Merger   32
   SECTION 7.2     Conditions to the Parent's Obligations to Effect the Merger   32
   SECTION 7.3     Conditions to the Company's Obligations to Effect the Merger  33

ARTICLE VIII               TERMINATION; AMENDMENT; WAIVER......................  33
   SECTION 8.1     Termination..............................................     33
   SECTION 8.2     Effect of the Termination................................     34
   SECTION 8.3     Fees and Expenses........................................     34
   SECTION 8.4     Amendment................................................     35
   SECTION 8.5     Extension; Waiver........................................     35

ARTICLE IX                 MISCELLANEOUS.......................................  35
   SECTION 9.1     Nonsurvival of Representations and Warranties............     35
   SECTION 9.2     Entire Agreement; Assignment.............................     35
   SECTION 9.3     Notices..................................................     35
   SECTION 9.4     Governing Law............................................     36
   SECTION 9.5     Descriptive Headings.....................................     36
   SECTION 9.6     Parties in Interest......................................     36

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                           Page
                                                           ----
                   SECTION 9.7       Severability.........  36
                   SECTION 9.8       Specific Performance.  37
                   SECTION 9.9       Counterparts.........  37
                   SECTION 9.10     Interpretation........  37
                   SECTION 9.11     Definitions...........  37

Defined Terms                                                         Page
-------------                                                         ----
2001 BONUS AWARD.....................................................  29
ACQUIRING PERSON.....................................................  18
ACQUISITION PROPOSAL.................................................  37
ADVISERS ACT.........................................................  30
AGREEMENT............................................................   1
ANNOUNCEMENT DATE....................................................   5
ANTITRUST LAW........................................................  10
APPLICABLE CASH CONSIDERATION........................................   4
APPLICABLE CONSIDERATION.............................................   4
APPLICABLE MERGER CONSIDERATION......................................   4
APPLICABLE REQUIRED BENEFITS.........................................  28
ARTICLES OF MERGER...................................................   1
AUDIT DATE...........................................................   9
BENEFICIAL OWNERSHIP.................................................  37
BENEFICIALLY OWN.....................................................  37
CASH CONSIDERATION...................................................  37
CERTIFICATES.........................................................   3
CHARTER..............................................................   2
CLASS A CASH CONSIDERATION...........................................  37
CLASS A MERGER CONSIDERATION.........................................  38
CLASS A OPTION.......................................................   4
CLASS A PER SHARE FACTOR.............................................  38
CLASS A SHARES.......................................................  38
CLASS A STOCK CONSIDERATION..........................................  38
CLASS B CASH CONSIDERATION...........................................  38
CLASS B MERGER CONSIDERATION.........................................  38
CLASS B OPTION.......................................................   4
CLASS B PER SHARE FACTOR.............................................  38
CLASS B SHARES.......................................................  38
CLASS B STOCK CONSIDERATION..........................................  38
CLOSING..............................................................   2
CLOSING DATE.........................................................   2
CODE.................................................................   4
COMPANY..............................................................   1
COMPANY 401(K) PLAN..................................................  29
COMPANY DISCLOSURE SCHEDULE..........................................   6
COMPANY EMPLOYEES....................................................  28
COMPANY FUND.........................................................  38
COMPANY OPTION PLANS.................................................   5
COMPANY PERMITS......................................................  10
COMPANY PROPERTIES...................................................  11
COMPANY REQUISITE VOTE...............................................   8
COMPANY SEC REPORTS..................................................   8
COMPANY SECURITIES...................................................   7
COMPANY STOCK OPTION.................................................   4
COMPANY STOCKHOLDER MEETING..........................................  23
CONFIDENTIALITY AGREEMENT............................................  23
CONTINUATION PERIOD..................................................  28
CONVERTIBLE NOTES....................................................   7
DEEMED ASSIGNMENT....................................................  30
DFP..................................................................  28
DISSENTING SHARES....................................................   5

Defined Terms                                                         Page
-------------                                                         ----
DISSENTING STOCKHOLDERS..............................................   5
DOJ..................................................................  24
DROP-DEAD DATE.......................................................  33
ECMR.................................................................   9
EFFECTIVE TIME.......................................................   1
EMPLOYEE BENEFIT PLAN................................................  12
EMPLOYEE BENEFIT PLANS...............................................  12
ENVIRONMENTAL CLAIMS.................................................  14
ENVIRONMENTAL COSTS AND LIABILITIES..................................  14
ENVIRONMENTAL LAWS...................................................  14
ENVIRONMENTAL PERMITS................................................  14
ERISA................................................................  11
ERISA AFFILIATE......................................................  12
EXCHANGE ACT.........................................................  38
FINAL EXPIRATION DATE................................................  18
FOREIGN PLANS........................................................  13
FTC..................................................................  24
FUND.................................................................  38
GAAP.................................................................   8
GOVERNMENTAL ENTITY..................................................  10
HAZARDOUS MATERIAL...................................................  15
HEREIN...............................................................  37
HEREOF...............................................................  37
HEREWITH.............................................................  37
HSR ACT..............................................................   9
INDEMNIFIED PARTIES..................................................  27
INDEMNIFIED PARTY....................................................  27
INTELLECTUAL PROPERTY................................................  18
INVESTMENT COMPANY ADVISORY AGREEMENT................................  38
IRS..................................................................  12
KNOW.................................................................  38
KNOWLEDGE............................................................  38
LAW..................................................................  10
LIEN.................................................................   8
MATERIAL ADVERSE EFFECT..............................................  38
MATERIAL CONTRACTS...................................................  17
MERGER...............................................................   1
MERGER CONSIDERATION.................................................   2
MERGER SUB...........................................................   1
MGCL.................................................................   1
MULTIEMPLOYER PLAN...................................................  12
NEW PLANS............................................................  28
NICAAS...............................................................  30
NON-INVESTMENT COMPANY ADVISORY AGREEMENT............................  39
NOTICE OF SUPERIOR PROPOSAL..........................................  26
NSP..................................................................  28
OLD PLANS............................................................  28
OWNERSHIP LIMIT......................................................  39
PARENT...............................................................   1
PARENT BENEFITS......................................................  28
PARENT BOARD.........................................................  19
PARENT DISCLOSURE SCHEDULE...........................................  19

Defined Terms                                                         Page
-------------                                                         ----
PAYING AGENT.........................................................   3
PERMITTED LIENS......................................................  11
PERSON...............................................................  39
PREFERRED STOCK......................................................   3
PROLOGIS.............................................................  39
PROLOGIS COMMON STOCK................................................  39
PROLOGIS REGISTRATION STATEMENT......................................  32
PROLOGIS SALE........................................................  31
PROLOGIS STOCK VALUE.................................................  39
PROPERTY RESTRICTIONS................................................  11
PROXY STATEMENT......................................................   9
PUBLIC INVESTEE......................................................  39
PUBLIC INVESTEES.....................................................  39
REGENCY..............................................................  39
REGULATORY AGENCY....................................................   9
RELEASE..............................................................  15
REMEDIAL ACTION......................................................  15
REQUIRED APPROVALS...................................................  24
RESTRICTED STOCK UNIT................................................   4
RIGHTS...............................................................  18
RIGHTS AGREEMENT.....................................................  18
SEC..................................................................  39
SECURITIES ACT.......................................................   8
SHARES...............................................................  39
SHARES ACQUISITION DATE..............................................  18
STOCK CONSIDERATION..................................................  39
STOCK ELECTION.......................................................   5
STOCKHOLDERS MEETING DATE............................................  39
STORAGE USA..........................................................  39
STORAGE USA ACQUISITION..............................................  40
STORAGE USA TRANSACTION AGREEMENTS...................................  40
SUBSIDIARY...........................................................  40
SUPERIOR PROPOSAL....................................................  26
SUPPORT AGREEMENTS...................................................   1
SURVIVING CORPORATION................................................   1
TAKEOVER STATUTES....................................................  18
TAX OR TAXES.........................................................  16
TAX RETURNS..........................................................  16
TERMINATION FEE......................................................  34
TITLE IV PLANS.......................................................  12
WARN.................................................................  14

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 14, 2001, is by and among Security Capital Group Incorporated, a Maryland corporation (the "Company"), General Electric Capital Corporation, a Delaware corporation ("Parent"), and EB Acquisition Corp., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub").

                             W I T N E S S E T H:

   WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and have deemed and declared that such merger is fair to, advisable and in the best interests of their respective companies and stockholders;

   WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that each of the persons listed on Exhibit A hereto enter into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreements"), simultaneously herewith, pursuant to which, among other things, such persons have agreed to vote all of their Shares in favor of the Merger (as hereinafter defined), on the terms and subject to the conditions contained in the Support Agreements, and in order to induce Parent and Merger Sub to enter into this Agreement, the Company Board (as hereinafter defined) has approved the execution and delivery of the Support Agreements by such persons;

   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger provided for herein and also to prescribe various conditions to the consummation thereof.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

   SECTION 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and as an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.

   SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing such articles of merger or other appropriate documents (in any such case, the "Article of Merger") with the State Department of Assessments and Taxation of Maryland, as applicable, in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and shall make all other filings, recordings or publications required by the MGCL in connection with the Merger. The Merger shall become effective at the time specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

   SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto.

   SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger
Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.5 Charter and Bylaws. The Charter of the Company in effect at the Effective Time (the "Charter") shall be the charter of the Surviving Corporation until amended in accordance with applicable Law. The Amended and Restated Bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

   SECTION 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

   SECTION 1.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                  ARTICLE II

                              CONVERSION OF STOCK

   SECTION 2.1 Conversion of Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Merger Sub:

   (b) Merger Sub Stock.   Each issued and outstanding share of common stock,
par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, of the Surviving Corporation.

   (c) Cancellation of Merger Sub-Owned Stock. All Shares that are owned by any subsidiary of the Company and any Shares owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

   (d) Exchange of Shares. Each issued and outstanding Class A Share and Class B Share (other than Shares to be cancelled in accordance with Section 2.1(b) and, to the extent applicable, Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive, respectively, the Class A Merger Consideration and the Class B Merger Consideration (the Class A Merger Consideration together with the Class B Merger Consideration, the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

   (e) Preferred Stock. To the extent not converted into Class B Shares prior to the Effective Time, each issued and outstanding share of Series B Cumulative Convertible Redeemable Voting Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company shall remain issued and outstanding and Parent shall cause the Company to perform all of the obligations of the Company with respect to the Preferred Stock, including the obligation to pay, upon conversion by the holder of such Preferred Stock, in respect of each share of Preferred Stock, the Class B Merger Consideration multiplied by that number of Class B Shares into which each share of Preferred Stock was convertible as of the Closing Date.

   SECTION 2.2  Exchange of Certificates.  (a) Paying Agent.   Prior to the
Effective Time, Parent shall designate a bank, trust company or other person, reasonably acceptable to the Company, to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds and securities if applicable to which holders of the Shares shall become entitled pursuant to Section 2.1(d). Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Cash Consideration as provided herein and the Company shall, from time to time, make available to the Paying Agent shares of ProLogis Common Stock in amounts and at times necessary for the payment of the Stock Consideration, if any. All interest earned on such funds shall be paid to Parent.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form not inconsistent with this Agreement as Parent may specify, with the consent of the Company, which consent shall not be unreasonably withheld) and
(ii) instructions for use in surrendering the Certificates in exchange for payment of the Cash Consideration and issuance of the Stock Consideration, if any. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent shall cause the Paying Agent to promptly pay to the holder of such Certificate the Cash Consideration and issue the Stock Consideration, if any, and the Certificate so surrendered shall thereupon be cancelled. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this
Article II. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

   (c) Transfer Books; No Further Ownership Rights in Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates representing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

   (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds and securities (including any interest or dividends received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

   SECTION 2.3  Withholding Taxes.   Parent and the Surviving Corporation shall
be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Cash Consideration payable to a holder of Shares, pursuant to the Merger any withholding or other Taxes (as hereinafter defined) as are required to be deducted or withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

   SECTION 2.4  Stock Options; Restricted Stock Units.   (a) Upon the Closing
Date, each then outstanding option or warrant to purchase Class A Shares (a "Class A Option") and each then outstanding option or warrant to purchase Class B Shares (a "Class B Option" which together with a Class A Option, a "Company Stock Option"), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or Merger Sub and the holder of any such Company Stock Option otherwise agree, the Company (or, at Parent's option, Merger Sub) shall pay to each holder of a Company Stock Option, on the Closing Date, the excess of (i) the Applicable Consideration (as defined below) over (ii) the product of (A) the per-share exercise price of such Company Stock Option and (B) the number of shares subject to such Company Stock Option, less (C) all required tax withholdings; provided, that if the amount described in clause (ii) exceeds the cash portion of the Applicable Consideration, the holder shall be obligated to pay the amount of such excess to the Company or Merger Sub, as applicable, in cash and the Company or Merger Sub, as applicable, shall deliver only the non-cash portion of the Applicable Consideration to the holder.

   (b) Upon the Closing Date, each then outstanding restricted stock unit (each a "Restricted Stock Unit") whether or not then vested, shall be cancelled by the Company and the Company shall pay to the holder thereof the Applicable RSU Consideration (as defined below), less all required tax withholdings. "The Applicable Consideration" means either the Applicable RSU Cash Consideration or the Applicable RSU Merger Consideration, as elected by the holder before the Closing.

   (c) The "Applicable Consideration" means either the Applicable Cash Consideration or the Applicable Merger Consideration, as elected by the holder of any Company Stock Option or Restricted Stock Unit before the Closing, provided, however, if the holder of a Company Stock Option or Restricted Stock Unit does not make such an election, he or she shall be deemed to have elected to receive the Applicable Cash Consideration. The "Applicable Cash Consideration" means (w) in the case of a Class A Option or Restricted Stock Unit with respect to Class A Stock, $1,300, and in the case of a Class B Option or Restricted Stock Unit with respect to Class B Stock, $26, in either case times (x) the number of shares subject to such Company Stock Option or Restricted Stock Unit. The "Applicable Merger Consideration" means (y) in the case of a Class A Option or

Restricted Stock Unit with respect to Class A Stock, the Class A Merger Consideration, and in the case of a Class B Option or Restricted Stock Unit with respect to Class B Stock, the Class B Merger Consideration, in either case times (z) the number of shares subject to such Company Stock Option or Restricted Stock Unit.

   (d) Except as otherwise required by Section 6.6, the Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares, including the plans listed in Section 3.2 of the Company Disclosure Schedule (as hereinafter defined) ("Company Option Plans"), shall, terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any stock of the Company or any interest in respect of any stock of the Company shall be deleted as of the Effective Time, and the Company shall take all reasonable actions to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plan shall have any right thereunder to acquire any stock of the Company, Parent, Merger Sub or the Surviving Corporation.

   SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that Section 3-202 of the MGCL applies to the Merger, Shares (the "Dissenting Shares") that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have properly objected to the Merger, who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 3-203 of the MGCL (the "Dissenting Stockholders") shall not be converted into or represent the right to receive the Merger Consideration, as applicable. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 3-203, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the MGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 2.2 of the Certificate or Certificates that, immediately prior to the Effective Time, represented such Shares.

   SECTION 2.6 Inclusion of Adjustment to Merger Consideration. (a) Parent shall be entitled, by delivery to the Company of written notice at any time prior to the date which is 15 days prior to Stockholders Meeting Date (as hereinafter defined) (the date such notice is delivered, "Announcement Date"), to elect (the "Stock Election") to make the ProLogis Common Stock owned by the Company a part of the Merger Consideration and to reduce the amount of cash to be included in the Merger Consideration, all in accordance with and as set forth in the following and the definitions of the various terms set forth below. In the event the Stock Election is made, and not revoked in accordance with paragraph (c) below, the following adjustments shall be made:

     (i) the Class A Cash Consideration shall be decreased by an amount equal to the ProLogis Stock Value multiplied by the Class A Per Share Factor, so that the amount of cash to be received by each holder of a share of Class A Common Stock in the Merger, together with the Class A Stock Consideration valued using the methodology set forth in clause
         (i) of the definition of ProLogis Stock Value, shall be $1300;

     (ii)the Class A Stock Consideration shall be a number of shares of ProLogis Common Stock equal to the total number of shares of ProLogis Common Stock to be a part of the Merger Consideration pursuant to the Stock Election multiplied by the Class A Per Share Factor;

    (iii)the Class B Cash Consideration shall be decreased by an amount equal to the ProLogis Stock Value multiplied by the Class B Per Share Factor, so that the amount of cash to be received by each holder of a share of Class B Common Stock in the Merger, together with the Class B Stock Consideration valued using the methodology set forth in clause
         (i) of the definition of ProLogis Stock Value, shall be $26;

     (iv)the Class B Stock Consideration shall be a number of shares of ProLogis Common Stock equal to the total number of shares of ProLogis Common Stock to be a part of the Merger Consideration pursuant to the Stock Election multiplied by the Class B Per Share Factor;

provided, however, that the Company shall be under no obligation to cause the issuance of fractional shares of ProLogis Common Stock, and may substitute cash in lieu of such fractional shares. In that connection, as soon as practicable after the Closing Date, the Company shall, itself or through an agent, determine the number of whole shares and fractional shares of the ProLogis Common Stock to be delivered to each holder of Shares, aggregate all such fractional shares and sell the whole shares obtained thereby, in the open market or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

   (b) As soon as practicable after the Announcement Date, Parent and the Company shall issue a joint press release announcing Parent's election, subject to its right of revocation, to include Stock Consideration in the Merger Consideration, and as soon as the ProLogis Stock Value is determinable, Parent and the Company shall issue a joint press release announcing the amounts of the Class A Cash Consideration, the Class A Stock Consideration, the Class B Cash Consideration and the Class B Stock Consideration.

   (c) Parent may revoke the Stock Election at any time, provided that no such revocation may be made if such revocation would make it reasonably necessary, based upon the advice of the Company's independent counsel, to delay the Company Stockholder Meeting. Following any such revocation, the Class A Merger Consideration shall again be $1,300 and the Class B Merger Consideration shall again be $26. As soon as practicable after any such revocation, Parent and the Company shall issue a joint press release announcing such revocation.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

   Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided, however, that an item included on a Company Disclosure Schedule with respect to any section or subsection of this Agreement shall be deemed to relate to each other section or subsection of this Agreement but only to the extent that such relationship is reasonably inferable), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

   SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Merger or perform its obligations hereunder.

   (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, that would be a subsidiary of the Company.

   (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Merger or perform its obligations hereunder.

   (d) The Company has heretofore delivered to Parent accurate and complete copies of the Charter and bylaws, as currently in effect, of the Company.

   SECTION 3.2 Capitalization of the Company and Its Subsidiaries; Certain Information Regarding the Public Investees. (a) The authorized stock of the Company consists of: (i) 15,543,012 Class A Shares, of which 882,171.302 Class A Shares were issued and outstanding as of the close of business on November 30, 2001, (ii) 234,199,346 Class B Shares, of which 93,827,130 Class B Shares were issued and outstanding as of the close of business on November 30, 2001, and (iii) 257,642 shares of Preferred Stock, of which 257,642 shares were issued and outstanding as of the close of business on November 30, 2001. All of the issued and outstanding Shares and shares of Preferred Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of November 30, 2001, 8,769,035 Class B Shares and 133,105 Class A Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options and 1,305,350 shares were reserved for issuance under Restricted Stock Units issued pursuant to the Company Option Plans. Except as set forth in
Section 3.2(a) of the Company Disclosure Schedule, since November 30, 2001, no shares of the Company's stock have been issued other than pursuant to Company Stock Options already in existence on such date or upon conversion of Convertible Notes or vesting of Restricted Stock Units, and, since November 30, 2001, no Company Stock Options or Restricted Stock Units have been granted. Except as set forth above, and except for the conversion of outstanding shares of Preferred Stock into a maximum of 6,606,205 Class B Shares, the conversion of the Company's 6.5% Convertible Subordinated Debentures due 2016 (the "Convertible Notes") into a maximum of 195,982 Class A Shares and the issuance of securities upon the exercise, exchange or redemption of the Rights, as of the date hereof, there are outstanding (i) no shares of stock or other voting securities of the Company; (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 3.2(a) of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Company Stock Options for each holder thereof. Following the Effective Time, no holder of Company Stock Options will have any right to receive shares of stock of the Surviving Corporation upon exercise of the Company Stock Options.

   (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of stock or other ownership interests in any subsidiary of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is bound relating to the voting of any shares of stock of the Company or any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   (c) Section 3.2(c) of the Company Disclosure Schedule sets forth, for each Public Investee, the amount and nature of all securities of such Public Investee owned by the Company and its subsidiaries. To the knowledge of the Company, each of the outstanding shares of stock of each Public Investee is duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are recognized in the applicable jurisdiction), and is owned by the Company and its subsidiaries free and clear of all Liens (other than as set forth in Section 3.2(c) of the Company Disclosure Schedule) and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or voting of any securities of any Public Investee to which the Company or any of its subsidiaries is a party or otherwise bound.

   SECTION 3.3  Authority Relative to This Agreement; Stockholder Approval.
   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger and this Agreement, to the extent required by Law, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

   (b) The Company Board has, by unanimous vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all corporate actions required to be taken by the Company Board for the consummation of the Merger. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares and shares of Preferred Stock (voting together as a single class) as of the record date for the Company Stockholder Meeting (the "Company Requisite Vote") is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger.

   SECTION 3.4 Reports; Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1998, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1998 (the "Company SEC Reports"). None of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1998, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   (b) The Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with any U.S., state or foreign regulatory authorities or self-regulatory organization (each, a "Regulatory Agency"), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since December 31, 1998, except for such proceedings or investigations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.5 No Undisclosed Liabilities. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 2000 (the "Audit Date"), none of the Company or its subsidiaries had any liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, except for any such liabilities or obligations which do not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.6 Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, since the Audit Date the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.7 Proxy Statement. The proxy statement relating to the Merger (the "Proxy Statement") will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or shall, at the time of the Company Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which shall have become false or misleading in any material respect. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion therein.

   SECTION 3.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the European Community's Council Regulation (EC) 4064/89 of 21 December 1989 on the control of concentrations between undertakings, as amended (the "ECMR"), or any other Antitrust Law (as hereinafter defined), the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section 3.8 to the Company Disclosure Schedule, no filing with or notice to, and no material permit, authorization, consent or approval of, (i) any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or (ii) any other third party, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not, as of the date hereof, question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger and would not otherwise prevent or delay the consummation of the Merger, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. Except as set forth on
Schedule 3.8 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger will (i) conflict with or result in any breach of any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or any Company Permit (as hereinafter defined), (iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) to the knowledge of the Company, result in the loss by any Public Investee of its status as a REIT (as hereinafter defined), in each case with respect to (i), (ii) and (iii) above, except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creation or strengthening of a dominant position or lessening of competition through merger or acquisition.

   SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries is in violation of any term of (i) its charter, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, except for violations which do not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.10 Litigation. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement or as listed on Section 3.10 of the Company Disclosure Schedule, there is no material suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) involves amounts in excess of $1,000,000 or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree, which has or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.11 Compliance with Applicable Law. The Company and each of its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for Company Permits the absence of which does not or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. The businesses of the Company and each of its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews as do not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.12 Properties. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list and the address of all real property owned or leased by the Company or otherwise used by the Company in the conduct of its businesses or operations (collectively, and together with the land at each address referenced in Section 3.12(a) of the Company Disclosure Schedule and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "Company Properties"). Each of the Company Properties is owned or leased by the Company, as indicated in Section 3.12(a) of the Company Disclosure Schedule. To the Company's knowledge, the Company owns or, if so indicated in Section 3.12(a) of the Company Disclosure Schedule, leases each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties or (iii) Property Restrictions which do not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, none of the matters described in clauses (i) and (ii) above does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Agreement, "Permitted Liens" means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company, (ii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iii) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings. To the Company's knowledge, the Company Properties are adequate to permit the use thereof in the manner they are currently utilized by the Company, except as does not or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   (b) The Company and each of its subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Company and its subsidiaries as of September 30, 2001, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

   SECTION 3.13 Employee Plans. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all material "employee benefit plans," as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements or payroll practices including bonus plans, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs, directors' benefit, bonus or other incentive compensation and any Foreign Plan (as defined in Section 3.13(i)), which the Company or any of its majority owned subsidiaries sponsors, maintains, contributes to or has any obligation to contribute to (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). Except as separately set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Employee Benefit Plans is subject to Title IV of ERISA ("Title IV Plans"), or is or has been subject to Sections 4063 or 4064 of ERISA, nor has the Company, its subsidiaries or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company or any subsidiary under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") ever been obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

   (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Title IV Plans (other than a Multiemployer Plan) have been made available or delivered to Parent by the
Company: (i) any plans and related trust documents, and amendments thereto;
(ii) the three most recent Forms 5500 and schedules thereto, if applicable;
(iii) the most recent Internal Revenue Service ("IRS") determination letter, if applicable; (iv) the three most recent financial statements and actuarial valuations, if applicable; and (v) summary plan descriptions, if applicable.

   (c) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan; (ii) the Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and (iv) the Company and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

   (d) Neither the Company nor any of its ERISA Affiliates are subject to any unsatisfied withdrawal liability with respect to any Multiemployer Plan.

   (e) Each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is "qualified" and that the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code. The Company knows of no fact which would adversely affect the qualified status of any such Pension Plan or the exemption of such trust, in either case, that cannot be corrected without a material adverse effect on the Company and its subsidiaries taken as a whole.

   (f) None of the Employee Benefit Plans provide for continuing post-employment health or life insurance coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

   (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed material part of the assets of any Employee Benefit Plan.

   (h) Neither the execution and delivery of this Agreement nor the consummation of the Merger will by itself or in combination with any other event (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

   (i) With respect to each Employee Benefit Plan that is maintained primarily for employees in a jurisdiction outside the United States (the "Foreign Plans") except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole:

      (i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

      (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

      (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

   (j) Except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole, any individual who performs services for the Company or any of is subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its subsidiaries for federal income tax purposes by the Company or one of its subsidiaries is not an employee for such purposes.

   SECTION 3.14 Labor Matters. (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all employment, labor or collective bargaining agreements to which the Company or any subsidiary is party and, except as set forth therein, there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. The Company has heretofore made available to Parent true and complete copies of (i) the employment agreements listed on Section 3.14(a) of the Company Disclosure Schedule or a form thereof and (ii) the labor or collective bargaining agreements listed on Section 3.14(a) of the Company Disclosure Schedule, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

   (b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate a material adverse effect on the Company and its subsidiaries taken a whole, (i) no employees of the Company or any of its subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; (iii) to the Company's knowledge, there are representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) to the Company's knowledge, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

   (c) Except as would not reasonably be expected to have, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries.

   (d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole there are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

   (e) Except as would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the Company and its subsidiaries taken as a whole, the Company and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" Law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance; and (ii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its subsidiaries within the last six (6) months.

   SECTION 3.15  Environmental Matters.  (a) Except as disclosed on Section
3.15 of the Company Disclosure Schedule and except for conditions that would not reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole, to the knowledge of the Company,
(i) the Company and its majority owned subsidiaries and all real property owned by the Company and its majority owned subsidiaries are in compliance with Environmental Laws; (ii) the Company and its majority owned subsidiaries have obtained and currently possess and maintain all Permits required by Environmental Laws (collectively, "Environmental Permits") for each of their respective operations, all such Environmental Permits are in good standing, and the Company and its majority owned subsidiaries are in compliance with the terms and conditions of such Environmental Permits; (iii) neither the Company and its majority owned subsidiaries nor any real property currently owned by the Company or its majority owned subsidiaries is subject to any pending Environmental Claim as to which the Company has been provided written notice.

   (b) To the Company's knowledge, the Company has made available to Parent copies of all environmental reports which are in the possession of the Company and were conducted within 24 months prior to the date hereof by private parties or regulators relating to the operations of the Company and its subsidiaries or any real property owned by the Company or its subsidiaries.

   As used in this Agreement:

   "Environmental Claims" means any and all written administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Environmental Permit.

   "Environmental Costs And Liabilities" means, with respect to any person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Entity or other person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such person or any of its subsidiaries.

   "Environmental Laws" means all applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.(S) 9601 et seq.); the

Hazardous Material Transportation Act, as amended (49 U.S.C(S) 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.(S) 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C.(S) 7401 et seq.); the Clean Air Act, as amended (42 U.S.C.(S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.(S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.(S) 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C.(S) 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

   "Hazardous Material" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, friable asbestos, indoor mold, urea formaldehyde insulation, and polychlorinated biphenyls.

   "Release" means, with respect to any person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the environment or into or out of any property owned by such person, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

   "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

   SECTION 3.16 Tax Matters. (a) All federal and all other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any of its subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, (i) as of the Audit Date, all Taxes payable by or on behalf of the Company or any of its subsidiaries have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

   (b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, as of the date hereof all material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its subsidiaries have been fully paid, and there are no other audits relating to any material taxes by any taxing authority in progress, nor have the Company or any of its subsidiaries received any notice from any taxing authority that it intends to conduct such an audit.

   (c) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

   (d) Parent has had access to complete copies of (A) all federal and other material Tax Returns of the Company and its subsidiaries relating to the taxable periods ending since December 31, 1998 which have been filed and (B) any audit report issued within the last five years relating to any material Taxes due from or with respect to the Company or any of its subsidiaries.

   (e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction.

   (f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any other person on behalf of the Company or any of its subsidiaries has requested any extension of time within which to file any material income Tax Return, which material income Tax Return has since not been filed.

   (g) Except as set forth on Section 3.16(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any tax sharing or similar agreement or arrangement (with any person other than the Company and/or any of its subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing.

   (h) Neither the Company nor any of its subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

   (i) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of Taxes, any liability in respect of Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement. "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information. For purposes of this Section 3.16, the definition of "subsidiary" contained in Section 9.11(x) shall be applied by substituting "50%" for "10%" in clause (iii) of such definition.

   SECTION 3.17 Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. To the knowledge of the Company, neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

   SECTION 3.18 Material Contracts. (a) Section 3.18 of the Company Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) with any of the Public Investees relating to the Company's investments in the Public Investees, and all material written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole (taking into account only the Company's ownership interest in each of its subsidiaries), including to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company and its subsidiaries taken as a whole (taking into account only the Company's ownership interest in each of its subsidiaries), all material: (i) employment, severance, change in control, termination, personal services, consulting, non-competition or indemnification contracts (including any contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) contracts granting a right of first refusal or first negotiation; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998; (v) contracts or agreements with any Governmental Entity; (vi) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (vii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business, or to hire or solicit the hire for employment of any individual or group; (viii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and (ix) commitments and agreements to enter into any of the foregoing (such contracts and agreements, the "Material Contracts").

   (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except as would not reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, there is no default under any Material Contract so listed by the Company as would reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole. The Company has provided to Parent a complete and correct copy of each of the Storage USA Transaction Agreements.

   SECTION 3.19 Insurance. The Company and its subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company and its subsidiaries are not in default under any of their insurance policies and have paid all premiums owed thereunder, and no claims for coverage thereunder have been denied.

   SECTION 3.20 Intellectual Property. (a) Section 3.20 of the Company Disclosure Schedule sets forth a list of all material Intellectual Property (as hereinafter defined) of the Company and its subsidiaries.

   (b) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all material Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted.

   (c) To the knowledge of the Company, the use of any material Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use any Intellectual Property.

   (d) No person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any material Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

   (e) Neither the Company nor any of its subsidiaries has received any notice written or otherwise of any assertion or claim, pending or not, with respect to any material Intellectual Property used by the Company or its subsidiaries.

   (f) No Intellectual Property owned/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) any similar intellectual property or proprietary rights; and (viii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

   SECTION 3.21 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn or modified. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

   SECTION 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by and on behalf of the Company or any of its affiliates.

   SECTION 3.23 Takeover Statute. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other takeover Laws and regulations of any state (collectively, "Takeover Statutes"), including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Charter and the Company's Amended and Restated Bylaws. The provisions of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act do not apply to the Merger.

   SECTION 3.24 Ownership Limit. The Company Board has taken all action required to be taken by it in order to exempt Parent, Merger Sub and each of their respective affiliates from the Ownership Limit provisions set forth in Article FIFTH of the Charter.

   SECTION 3.25 Amendment to Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Rights Agreement, dated as of April 21, 1997, between the Company and The First National Bank of Boston, as Rights Agent (as amended, the "Rights Agreement"), so that (x) none of the execution or delivery of this Agreement or the consummation of the Merger will cause (i) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event and (y) the "Final Expiration Date" (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.

                                  ARTICLE IV

                         REPRESENTATION AND WARRANTIES
                           OF PARENT AND MERGER SUB

   Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

   SECTION 4.1 Organization. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

   (b) Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse affect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

   (c) Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent and the charter and bylaws of Merger Sub as currently in effect.

   SECTION 4.2 Authority Relative to this Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power to execute and deliver this Agreement and to consummate the Merger contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

   (b) The Boards of Directors of Parent (the "Parent Board") and Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger, and taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the Merger.

   SECTION 4.3  Proxy Statement.   The information to be provided in writing by
Parent to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion therein.

   SECTION 4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the HSR Act, the ECMR, or any other Antitrust Law, the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section 4.4 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Merger will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the charter or bylaws (or similar governing documents) of Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

   SECTION 4.5 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

   SECTION 4.6 Brokers. No broker, finder or investment banker (other than Merrill Lynch & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by and on behalf of Parent or Merger Sub or any of their affiliates.

   SECTION 4.7 Financial Capacity. Parent has sufficient financial capacity, and will cause Merger Sub to have sufficient financial capacity, to consummate the Merger and the other transactions contemplated hereby.

                                   ARTICLE V

                   COVENANTS RELATED TO CONDUCT OF BUSINESS

   SECTION 5.1 Conduct of Business of the Company. Except (i) as otherwise expressly provided in this Agreement, (ii) as consented to in writing by Parent, or (iii) with respect to or in connection with the consummation of the Storage USA Acquisition, or as contemplated by the Storage USA Transaction Agreements and the merger contemplated thereby (it being understood and agreed that the Company shall not increase the price to be paid in connection with the Storage USA Acquisition or make any material change to the Storage USA Transaction Agreements or grant any material waiver, consent or election thereunder, except with Parent's consent, provided further that Parent shall be deemed to have consented to any such proposed price increase or material change, waiver, consent or election, as the case may be, if Parent has not responded to the Company's request for consent pursuant to this Section 5.1(iii) within 24 hours of the delivery of such request), during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, and will use commercially reasonable efforts to cause the Public Investees to, conduct their respective operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their respective current business organizations, seek to keep available the services of their respective current officers and employees and seek to preserve their respective relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired. Without limiting the generality of the foregoing, but subject to clauses (i) through (iii) above, prior to the Effective Time, except as set forth on the Company Disclosure Schedule, the Company will not, and will use commercially reasonable efforts to cause the Public Investees not to, nor permit any of its subsidiaries to:

   (a) amend their respective charters or bylaws (or other similar governing instrument);

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights), except for (i) the issuance or sale of Shares pursuant to the exercise of Company Stock Options and conversion of Preferred Stock and the Company's 6.5% Convertible Subordinated Debentures due 2016 in accordance with the terms thereof (for a number of Shares not to exceed the maximum number of Shares set forth in Section 2.2), or (ii) (A) automatic grants of Company Stock Options to directors of the Company in accordance with plan terms in effect on the date hereof, (B) the grant of new Company Stock Options upon the exercise of outstanding Company Stock Options containing a reload feature requiring a new option grant upon such exercise, (C) the grant of options, in the ordinary course consistent with past practice by subsidiaries of the Company or (D) the grant of Restricted Stock Units pursuant to the Company's matching share program;

   (c) (i) split, combine or reclassify any shares of their respective stock;
(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective stock, except the declaration and payment of regular quarterly cash dividends not in excess of the dividend amounts provided for in the instrument defining the rights of the Preferred Stock, with usual record and payments dates in accordance with past dividend practice; (iii) make any other actual, constructive or deemed distribution in respect of any shares of their respective stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of their respective securities or any securities of any of their respective subsidiaries;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

   (e) alter, through merger, liquidation, dissolution, reorganization, restructuring or in any other fashion, their respective corporate structures or ownership of any subsidiary or joint venture;

   (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice in aggregate amounts not to exceed $50 million other than in connection with the Storage USA Acquisition and in connection with the other transactions listed in
Section 5.1(f) of the Company Disclosure Schedule (which, notwithstanding anything to the contrary herein, shall be expressly permitted hereby); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in aggregate amounts not to exceed $50 million; (iii) make any capital contributions to, or investments in, any other person, other than to the wholly owned subsidiaries; (iv) pledge or otherwise encumber shares of stock of the Company or its subsidiaries; or (v) mortgage or pledge any of their respective material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

   (g) except as may be required by Law, an existing agreement or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner except for any such actions taken in the ordinary and usual course business consistent with past practice and that, in the aggregate, do not result in a material increase in the Company's aggregate benefits and compensation expense, and (ii) increase in any manner the compensation or fringe benefits of any director or officer of the Company or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or as modified in accordance with this subsection (g) (including the granting of stock appreciation rights or performance units);

   (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which individually or in the aggregate have a book or fair market value in excess of $3,000,000, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights other than with respect to the disposition of the Company's right, title and interest in and to 19,403,417 shares of CarrAmerica Realty Corporation, a Maryland real estate investment trust, which shall be specifically permitted hereunder regardless of any other provision hereof;

   (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by them (whether for financial accounting or Tax purposes);

   (j) revalue in any material respect any of their respective assets, including writing-off notes or accounts receivable or modify in any material respect any reserve, in each case, other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

   (k) (a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (b) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts or the policies referred to in Section 3.18; (c) authorize any new capital expenditure or expenditures which are in excess of those contemplated the budgets previously provided by the Company to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

   (l) make or revoke any Tax election (except as required by law), or settle or compromise any Tax liability, material to the Company and its subsidiaries taken as a whole (taking into account only the Company's actual ownership interest in each of its subsidiaries), or change (or make a request to any taxing authority to change) any material aspect of their respective method of accounting for Tax purposes;

   (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of such person and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such person or any of its subsidiaries is a party;

   (n) settle or compromise any pending or threatened suit, action or claim relating to the Merger;

   (o) enter into any agreement or arrangement that limits or otherwise restricts such person or any of its subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

   (p) in any case where the Company, as such, has a contractual right to consent to any matter requested or proposed by Storage USA or Regency, the company shall not so consent without Parent's consent, which shall not be unreasonably withheld or delayed;

   (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or
(ii) which are not so qualified untrue or incorrect in any material respect.

   For purposes of this Agreement, the Company shall be deemed to have used its commercially reasonable efforts to cause the Public Investees to take or not take any actions contemplated herein if the Company (i) exercises all voting rights, to the extent that the taking or not taking of any action requires a vote of the stockholders of such Public Investee, (ii) exercises all rights under any contract or agreement to which the Company or any of its subsidiaries is a party, and (iii) causes its representatives acting as members of the board of directors or trustees of such Public Investees subject to their fiduciary duties to such Public Investees or trustees and their shareholders under applicable Law, to exercise all rights as directors of such Public Investee, as applicable.

   SECTION 5.2 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.

   (b) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the Merger pursuant to the terms of that certain
Confidentiality Agreement entered into between the Company and Parent dated November 7, 2001 (the "Confidentiality Agreement").

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.1 Company Stockholder Meeting, Proxy Statement. (a) The Company, acting through the Company Board, shall, in accordance with applicable Law, and the Charter and its Amended and Restated Bylaws:

       (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agreement.

       (ii) prepare and file with the SEC (in consultation with Parent, and affording Parent an opportunity to review and comment thereon) a preliminary proxy relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy and cause a definitive proxy, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date, but in no event prior to the time that the ProLogis Registration Statement (as hereinafter defined) shall have been declared effective by the SEC; provided, however, that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

       (iii) unless this Agreement has been terminated in accordance with
Article VIII, subject to its rights pursuant to Section 6.3(b), include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger and this Agreement.

   (a) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

   SECTION 6.2 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and to cause to be satisfied all conditions precedent to its obligations under this Agreement, in each case as soon as practicable after the date hereof, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Merger as promptly as practicable following the date of this Agreement all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), and (ii) using its reasonable best efforts to obtain the Required Approvals.

   (b) (i) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within 10 business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (ii) Parent agrees to make any other requisite antitrust filings as soon as reasonably practicable and the Company agrees to provide Parent with such assistance as Parent requests for the purposes of filing such requisite antitrust filings and, if such filings are made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the relevant governmental authority.

   (c) Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by a private party, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity.

   (d) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2 (a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

   (e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition law, Parent agrees to use its reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation the Merger, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

   (f) The parties acknowledge and agree that Parent's "reasonable best efforts" as it is referenced in this Section 6.2 shall not require Parent to agree to or effect any divestiture, or to agree to or to hold separate or hold in trust (or similar action involving) any part of Parent's or the Company's business or operations, other than any of the Company's business or operations with a net asset value in the aggregate of no greater than $50 million.

   (g) The Company shall cooperate with Parent and use its reasonable best efforts to obtain an opinion of counsel on or prior to the Effective Time satisfying the requirements of Article 9 of the Articles of Incorporation of Security Capital European Realty to allow Parent to be treated as an "Excluded Holder" thereunder.

   SECTION 6.3 Acquisition Proposals. (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.3, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company Board may furnish information to, or enter into discussions or negotiations with, any person that previously has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (A) the Company Board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that (x) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as hereinafter defined), and (y) such action is necessary for the Company Board to comply with its duties to the Company's stockholders under applicable Law and
(B) prior to taking such action, the Company (x) provides reasonable notice to Parent (but in any event no later than 24 hours prior to taking such action) to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form, the terms of which, as applicable to such person, in any event are at least as stringent as those applicable to Parent in the Confidentiality Agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof (and in any event, no later than twenty-hours from receipt), and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter promptly inform Parent of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person that has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3(a).

   (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless the Company Board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its duties to the Company's stockholders under applicable Law. Except as set forth in this Section 7.3(b), the Company Board will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described in Section 6.3(a)) made by any person other than Parent or Merger Sub. Notwithstanding the foregoing, if the Company Board, after having considered the advice of independent legal counsel, determines in good faith that failing to take such action would constitute a breach of the obligations of the Company Board under applicable law, the Company Board may approve or recommend an Acquisition Proposal (or amendment or supplement thereto) or cause the Company to enter into an agreement with respect thereto, but in each case only if (i) the Company provides written notice to Parent (a "Notice of Superior Proposal"), which notice must be received by Parent at least three business days (exclusive of the day of receipt by Parent of the Notice of Superior Proposal) prior to the time it intends to cause the Company to enter into such an agreement, advising Parent in writing that the Company Board has received an Acquisition Proposal (or amendment or supplement thereto) which it believes constitutes a Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, subject to the provisions of this Section 6.3(b), providing a copy of any written offer or proposal describing the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal,
(ii) as of the end of such three business day period referenced above, Parent shall have failed to notify the Company in writing that it has determined to revise the terms of the Merger to provide that the Merger Consideration will be equal to or greater than the consideration to be paid to the Company stockholders pursuant to the Superior Proposal, and (iii) the Company terminates this Agreement in accordance with the requirements of Section 8.1(f) within 48 hours after the lapse of the three-day period referenced above and immediately thereafter enters into an agreement with respect to such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of this Agreement in contravention of the provisions hereof which the Company Board determines in good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the Merger and (ii) is reasonably capable of being completed; provided, however, that for purposes of this definition, the term Acquisition Proposal shall have the meaning assigned to such term in
Section 9.11 except that the reference to 20 percent in the definition of "Acquisition Proposal" shall be deemed to be a reference to 100 percent.

   (c) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of independent legal counsel, is required under applicable Law; provided, however, that except as otherwise permitted in
Section 6.3(b), the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

   SECTION 6.4 Public Announcements. Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange, Inc., as determined by Parent, Merger Sub or the Company, as the case may be, and except by the Company with respect to any Acquisition Proposal or similar matter or related matter as contemplated by Section 6.3.

   SECTION 6.5 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the Merger. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the fullest extent not prohibited by the MGCL and upon receipt of any affirmation and undertaking required by the MGCL, (ii) Parent will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and Parent's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

   (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than two hundred percent of the premium for the current Company directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to two hundred percent of the current annual premiums of the Company for such insurance.

   (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this
Section 6.5.

   (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's charter or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

   (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

   SECTION 6.6 Employee Matters. (a) Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any such subsidiaries. During the period commencing on the Closing Date and ending on the close of the next fiscal year ending at least two years from the Closing Date (the "Continuation Period"), Parent shall provide, or shall cause to be provided, to the current or former employees of the Company and any of its subsidiaries (other than employees covered by any collective bargaining agreement) ("Company Employees") compensation and employee benefits that are no less favorable in the aggregate than the Applicable Required Benefits, as defined below. "Applicable Required Benefits" shall mean: (i) for Company Employees who are employed by the Company, the compensation and benefits that are provided to such Company Employees immediately prior to the Closing Date; provided, that beginning on such date, not later than January 1, 2003, as Parent shall determine, the "Applicable Required Benefits" shall mean the compensation and benefits provided to similarly situated employees of Parent (determined based on position, compensation level and location) from time to time, if greater (such compensation and benefits in the aggregate, the "Parent Benefits"); (ii) for all other Company Employees who participate in the employee benefit plans of the Company immediately prior to the Closing Date, either the compensation and benefits provided to such Company Employees immediately prior to the Closing Date or, at Parent's option, the Parent Benefits provided to similarly situated employees of Parent; (iii) in the case of those Company Employees who do not participate in the employee benefit plans of the Company as of the Closing Date but who are scheduled to begin so participating as of April 2002, (A) until April 2002, the compensation and benefits they are being provided immediately prior to the Effective Time, and from and after April 2002, the compensation and benefits they are scheduled to be provided from and after April 2002, or
(B) at Parent's option, the Parent Benefits provided to similarly situated employees of Parent; and (iv) for all other Company Employees, compensation and benefits that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Closing Date.

   (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employee after the Closing Date (the "New Plans"), and subject to applicable law and obligations under applicable collective bargaining agreements, each Company Employee shall be credited with his or her years of service with the Company or any of its subsidiaries, as the case may be, before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for purposes of benefit accrual under defined benefit pension plans. In addition, and without limiting the generality of the foregoing, and subject to applicable law and obligations under applicable collective bargaining agreements: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan, as applicable, in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

   (c) Parent shall ensure that the account balance of each participant in the SCGroup Incorporated Nonqualified Savings Plan (the "NSP") or the SCGroup Deferred Fee Plan for Directors (the "DFP") fully vests as of the Closing Date, and that the portion of such account valued with respect to Class A Shares or Class B Shares shall, at the election of the participant, be converted into either (i) a cash balance in the amount of $1300 per Class A Share or $26 per Class B Share, as applicable, or (ii) a cash balance equal to the Class A Cash Consideration or the Class B Cash Consideration, as applicable, times the number of shares credited to such account, plus a hypothetical number of shares of ProLogis Common Stock equal to the Class A Stock Consideration or the Class B Stock Consideration, as applicable, times the number of shares credited to such account. Any portion of such account that is converted into a cash balance may be deemed invested by the participant in any of the available investment choices under the NSP or the DFP, as applicable, and any portion thereof that is converted into hypothetical shares of ProLogis Common Stock shall continue to be deemed invested in such shares until such time as the participant elects, in accordance with the NSP or the DFP, as applicable, to invest such balance in another available investment choice; provided, that after such conversions, the NSP or the DFP, as applicable, need not permit participants to elect to invest any addition balances in such shares. Until at least December 31, 2002, Parent shall (i) maintain or cause the Company to maintain the NSP in accordance with its terms, except as provided above in this Section 6.6(c), (ii) allow Company Employees to participate in the NSP and to defer compensation into the NSP, (iii) make matching contributions with respect to employee deferrals (including deferrals with respect to the awards described in Section 6.6(e)), in each case, consistent with the Company's past practice and on terms no less favorable than those in effect immediately prior to the date hereof, and (iv) ensure that each Participant's account under the NSP (including any stock balance converted to a cash balance pursuant to this Section) and any increase thereto is maintained in accordance with the terms of the NSP and with the Company's ordinary past practice. Parent may amend or terminate, or cause the Company to amend or terminate, the NSP effective on or after January 1, 2003, but in no event shall any such amendment or termination, whenever occurring, result in a change in the timing, method or amounts of the distributions made to any Company Employee who is a participant in the NSP immediately before the Effective Time.

   (d) For so long after the Closing Date as the Company or any of its subsidiaries maintains a 401(k) plan (all such plans, the "Company 401(k) Plan"), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan. Effective as of the Closing, the Company will fully vest the account balances of each participant in the Company 401(k) Plan who is a Company Employee.

   (e) To the extent not paid prior to the Closing Date, Parent shall pay a cash bonus award with respect to the 2001 calendar year to each Company Employee listed on Section 6.6(f) of the Company Disclosure Schedule equal to the amount listed on such schedule (each such award, a "2001 Bonus Award"). Parent shall pay the 2001 Bonus Awards no later than January 31, 2002 and shall allow each Company Employee participating in the NSP upon the Closing Date to defer a portion of his or her 2001 Bonus Award under the NSP in accordance with deferral elections in place prior to the Closing Date.

   SECTION 6.7 SEC Filings. The Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any other filing. The Company shall, and Parent shall and shall cause Purchaser to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 6.1 and Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company will, or Parent will cause Parent to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of the Company, such amendment or supplement.

   SECTION 6.8 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

   SECTION 6.9 Takeover Statutes; Rights Plan; Ownership Limit. (a) If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

   (b) The Company Board shall not, without the prior written consent of Parent, (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights.

   (c) The Company Board shall not take any action to exempt any person (other than Parent, Merger Sub and each of their respective affiliates) from the Ownership Limit provisions set forth in Article FIFTH of the Charter.

   SECTION 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

   SECTION 6.11 Company Funds. As soon as reasonably practicable after the date hereof, the Company shall inform the Company Funds of the Merger. If and to the extent necessary, the Company shall assist each of the Company Funds to prepare and file with the SEC, or other applicable Governmental Entity, as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy, to be used in connection with the meeting of the stockholders of each such Company Fund for the purpose of approving new Investment Company Advisory Agreements, or other applicable agreements, with the current advisor of each such Fund, substantially on the terms of the current Investment Company Advisory Agreements, to take effect at the Effective Time, and, as promptly as practicable thereafter, subject to compliance with the rules and regulations of the SEC to the extent applicable, a definitive proxy statement with respect to such meeting shall be mailed to the stockholders of such Company Fund. Each such proxy statement shall comply as to form in all material respects with all applicable Law.

   SECTION 6.12 Other Advisory Contract Consents. (a) As soon as reasonably practicable after the date hereof, the Company shall inform the Funds that are not Company Funds of the Merger contemplated by this Agreement and request that such Funds take such actions as may be necessary in connection with the deemed assignment, as defined in Section 202(a) of the Investment Advisers Act of 1940, as amended (the "Advisers Act") (the "deemed assignment") of the advisory agreements to which the Company or any of its subsidiaries is a party relating to such Fund.

   (b) As soon as reasonably practicable after the date hereof, the Company shall inform its investment advisory clients that are parties to Non-Investment Company Advisory Agreements ("NICAAS") of the Merger contemplated by this Agreement. The Company shall request written consent of each such client to the deemed assignment of its NICAA and use reasonable commercial efforts to obtain such consent; or in the case of NICAAs which prohibit assignment or state by their terms that they terminate upon assignment, the Company will use its reasonable commercial efforts to enter into new agreements in substantially identical terms to be effective upon Closing and the deemed assignment. Parent agrees that, except in the case of NICAAs that prohibit assignment or state by their terms that they terminate upon assignment or do not, by their terms, require written consent of the client, the Company may obtain consent by requesting written consent as aforesaid and informing such client: (x) of the Company's intention to effect a deemed assignment of such NICAAs; (y) of the Company's intention to continue the advisory services, pursuant to the NICAAs with such client after the Closing if such client does not terminate such NICAAs prior to the Closing; and (z) that the consent of such client will be implied such client continues to accept such advisory services for at least 30 days after the Closing without termination (to the extent permitted by the Advisers Act, and any rules, regulations or interpretations of the SEC thereunder).

   SECTION 6.13 Transfer Taxes. Subject to Section 2.2(b), Parent shall pay or cause to be paid any transfer, sales, use, excise and similar Taxes and fees for which the Company Stockholders may be liable (but not any Taxes measured by or based on gross or net income of any Company stockholders) arising from or payable by reason of the Merger.

   SECTION 6.14 Registration and Sale of ProLogis Common Stock. With the prior written consent of both the Company and the Parent, the Company may at any time sell any or all of the shares of the ProLogis Common Stock, including to ProLogis, pursuant to a public offering or private placement, negotiated third-party purchase or otherwise (a "ProLogis Sale"). In addition, the Company will, at the written request of Parent, use its reasonable best efforts to effect a ProLogis Sale in the manner requested by Parent, and subject to approval by Parent of any final pricing terms, provided that the Company shall not be required to effect a ProLogis Sale, or enter into any binding agreement to effect a ProLogis Sale, prior to the date which is 18 days prior to the then-applicable Stockholders Meeting Date (provided that if a "road show" with respect to a ProLogis sale to be effected by a public offering shall have been commenced on or after the date which is 22 days prior to the then-applicable Stockholders Meeting Date, and there shall thereafter be a delay or postponement of the Stockholders Meeting Date, the relevant date which is 18 days prior to the previously-applicable Stockholders Meeting Date shall not be changed for purposes of this sentence). The Company will, after consultation with Parent, determine the manager(s) and book runner(s) in the event of any ProLogis Sale that is an underwritten offering. In order to facilitate a possible ProLogis Sale and/or a distribution of ProLogis Common Stock pursuant to the Stock Election, the Company will, on or before December 17, 2001, exercise its rights under Section 6 of the Third Amended and Restated Investors Agreement between ProLogis and the Company, dated as of September 9, 1997, as amended, and shall use its reasonable best efforts to assist ProLogis in filing and having declared effective one or more registration statements, and any necessary supplements or amendments, with respect to the shares of ProLogis Common Stock, suitable for use in connection with the Stock Election and/or the ProLogis Sale, and shall allow Parent to participate in the process of so registering the ProLogis Common Stock.

   SECTION 6.15 Storage USA Acquisition. In the event any third party shall seek to acquire Storage USA for consideration in excess of that agreed to be paid pursuant to the Storage USA Transaction Agreements, the Company shall determine to either (x) seek Parent's consent to offer to increase the price to be paid by the Company in connection with the Storage USA Acquisition or (y) not to do so. If the Company determines not to so increase the price to be paid by the Company in connection with the Storage USA Acquisition, then, at the written request of Parent, the Company will nevertheless offer to increase the price to be paid in connection with the Storage USA Acquisition on such terms as Parent may designate. Immediately upon any subsequently termination of this Agreement whether pursuant to Article VIII or otherwise (or, if the Storage USA Acquisition shall not then have been consummated, upon the consummation of the Storage USA Acquisition), Parent shall pay to the Company by wire transfer of immediately available funds, an amount equal to the aggregate amount of any such increased price designated by Parent that may have been agreed with or accepted by Storage USA

   SECTION 6.16 Restructuring. Immediately prior to the consummation of the Merger, and provided all conditions to Closing have been satisfied or waived, Company will assign the stock interests in subsidiaries, or otherwise restructure or transfer assets as directed by Parent.

   SECTION 6.17 Security Capital Warehouse Distribution Business Trust. At Parent's written request made within the first 75 days of calendar year 2002, the Company shall, if permitted to do so by the applicable federal income tax laws, elect to revoke the status of Security Capital Warehouse Distribution Business Trust as a real estate investment trust for federal income tax purposes and shall take such other steps as the parties reasonably agree are necessary terminate the real estate investment trust status of Security Capital Warehouse Distribution Business Trust for federal income tax purposes.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 7.1  Conditions
to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

   (a) the Company shall have obtained the Company Requisite Vote;

   (b) there shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the Merger;

   (c) (i) any applicable waiting period under the HSR Act shall have expired or been terminated, (ii) any relevant statutory, regulatory or other governmental waiting periods or approvals, whether domestic, foreign or supranational, the failure of which to have expired or been terminated or to be obtained or to be in full force and effect, would, either (A) individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation or (B) result in any violation of Law, shall have expired or been terminated or been obtained and be in full force and effect, as the case may be, or (iii) in the event that the Merger constitutes a concentration with a Community dimension within the scope of the ECMR, the European Commission shall not have indicated prior to Closing Date that it intends to initiate proceedings under the ECMR in respect of the Merger nor refer the transactions or any matters arising therefrom to the competent authority of a Member State under Article 9(1) of the ECMR;

   (d) any registration statement (including any necessary supplement or amendment) with respect to the ProLogis Common Stock owned by the Company and filed pursuant to this agreement (a "ProLogis Registration Statement") shall have been declared effective by the SEC, no stop order shall have been issued with respect to such ProLogis Registration Statement and such ProLogis Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.


SECTION 7.2 Conditions to the Parent's Obligations to Effect the Merger. The obligations of the Parent to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Parent, to the extent permitted by applicable Law:

   (a) No Material Adverse Effect on the Company shall have occurred;

   (b) the representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and the Company shall not have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company;

   SECTION 7.3  Conditions to the Company's Obligations to Effect the
Merger. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

   (a) the representations and warranties of the Parent or Merger Sub set forth in this Agreement, shall be true and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and the Parent or Merger Sub shall not have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

   SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

   (a) by the mutual written consent of Parent and the Company;

   (b) by either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Merger substantially on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

   (c) by either of Parent or the Company if the Merger has not been consummated by August 14, 2002 (the "Drop-Dead Date"); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date.

   (d) by Parent if the Company Board shall have (A) publicly withdrawn or modified in a manner materially adverse to Parent the recommendation of the Company Board of this Agreement or the Merger, (B) failed to confirm its recommendation to the Company's stockholders that they approve and adopt the Merger and this Agreement within five business days after a written request by Parent that it do so if such request is made following the making of an Acquisition Proposal, or (C) approved or recommended an Acquisition Proposal made by any person other than Parent or Merger Sub;

   (e) by the Company, if (i) the Company Board shall have determined that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of Section 6.3(b), (ii) the Company shall have delivered to Parent a written notice of the determination by the Company Board to terminate this Agreement pursuant to this Section 8.1(e) and followed the procedures required by Section 6.3(b), and (iii) immediately prior to such termination the Company shall have made payment of the full amounts required by Sections 8.3(b) and 8.3(c) and immediately after such termination the Company shall have entered into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal;

   (f) by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (b) of Section 7.2 and which breach is either (i) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from the Parent but has not been cured within such time or (ii) incapable of being cured by the Company prior to the Drop-Dead Date;

   (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" set forth therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder, and which failure is either (i) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from the Company but has not been cured within such time or (ii) incapable of being cured by the Parent prior to the Drop-Dead Date; or

   (h) by the Company or Parent if the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting.

   SECTION 8.2 Effect of the Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 5.2(b), this Section 8.2, Section 8.3 and Article IX and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   SECTION 8.3 Fees and Expenses. (a) Except as provided below or in Section 6.15, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

   (b) In the event that (i) this Agreement is (A) terminated by Parent pursuant to Section 8.1(d) or (B) by the Company or Parent pursuant to Section 8.1(h) following any event described in Section 8.1(d), and either (C) an Acquisition Proposal shall have been previously publicly proposed or publicly announced or any person has previously publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal, or (D) within twelve months after such termination, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall pay Parent a fee equal to $120,000,000 (One Hundred Twenty Million Dollars) (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent, in the case of a payment as a result of any event referred to in
Section 8.3(b)(i)(A) or (B) and (D), upon the first to occur of the entering into any definitive agreement or the consummation of any Acquisition Proposal and in the case of a payment as a result of any event referred to in Section 8.3(b)(ii) or Section 8.3(b)(i)(A) or (B) and (C), promptly, but in no event later than the date of such termination. For purposes of Sections 8.3(b)(i)(C) and (D) an "Acquisition Proposal" shall have the meaning assigned to such term in Section 10.11, except that the reference to "20 percent" in such definition shall be deemed to be a reference to "50 percent".

   (c) The Company shall reimburse Parent and Merger Sub for all their expenses incurred in connection with this Agreement and the Merger (i) in the event this Agreement is terminated in the circumstances described in Section 8.3(b)(i)(A) or (B) and (D), upon the occurrence of the events referred in Section 8.3(b)(i)(D), or (ii) in the event this Agreement is terminated in the circumstances described in Section 8.3(b)(i)(A) or (B) and (C) or in Section 8.3(b)(ii), promptly, but in no event later than the date of such termination; provided, however, that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $160,000,000 (One Hundred and Sixty Million Dollars) in the aggregate. All payments made pursuant to this Section 8.3(c) shall be made by wire transfer of the same day funds to an account designated by Parent.

   SECTION 8.4 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

   SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX

                                 MISCELLANEOUS

   SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

   SECTION 9.2 Entire Agreement; Assignment. (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent, Parent's ultimate parent company or any direct or indirect wholly owned subsidiary of Parent or Parent's ultimate parent company, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

          if to Parent or to Merger Sub, to:
                                          General Electric Capital Corporation
                                          260 Long Ridge Road
                                          Stamford, Connecticut 06927
                                          Attention: General Counsel
                                          Facsimile: (203) 961-5523
          with a copy to:
                                          Weil, Gotshal & Manges LLP
                                          767 Fifth Avenue
                                          New York, New York 10153
                                          Attention: Raymond O. Gietz, Esq.
                                          Ellen J. Odoner, Esq.
                                          Facsimile: (212) 310-8007

          if to the Company, to:
                                          Security Capital Group Incorporated
                                          125 Lincoln Ave.
                                          Santa Fe, New Mexico 87501
                                          Attention: Jeffrey A. Klopf, Esq.
                                          Facsimile: 505-988-8920

          with a copy to:
                                          Wachtell, Lipton, Rosen & Katz
                                          51 West 52nd Street
                                          New York, New York 10019
                                          Attention: Adam O. Emmerich, Esq.
                                          Facsimile: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

   SECTION 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

   SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than a federal or state court sitting in the State of Delaware.

   SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 9.10 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   SECTION 9.11 Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Merger) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent (20%) or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

   (c) "Cash Consideration" shall mean the Class A Cash Consideration together with the Class B Cash Consideration.

   (d) "Class A Cash Consideration" shall mean $1,300 in cash without interest, subject to adjustment as set forth in Section 2.6.

   (e) "Class A Merger Consideration" shall mean the Class A Cash
Consideration, together with, if applicable, the Class A Stock Consideration.

   (f) The "Class A Per Share Factor" shall be equal to fifty times the Class B Per Share Factor.

   (g) "Class A Shares" shall mean shares of Class A Common Stock, par value $0.01 per share of the Company, together with the associated rights.

   (h) "Class A Stock Consideration" shall mean number of shares ProLogis Common Stock, if any, to which a holder of Class A Shares is entitled as determined pursuant to Section 2.6.

   (i) "Class B Cash Consideration" shall mean $26 in cash without interest, subject to adjustment as set forth in Section 2.6.

   (j) "Class B Merger Consideration" shall mean the Class B Cash
Consideration, together with, if applicable, the Class B Stock Consideration.

   (k) "Class B Per Share Factor" shall be 0.0000000058830 which number is a fraction, expressed as a number, the numerator of which is one and the denominator of which shall be the fully diluted number of Shares outstanding as of the date hereof.

   (l) "Class B Shares" shall mean shares of Class B Common Stock, par value $0.01 per share of the Company, together with the associated rights.

   (m) "Class B Stock Consideration" shall mean the number of shares ProLogis Common Stock, if any, to which a holder of Class B Shares is entitled as determined pursuant to Section 2.6.

   (n) "Company Fund" means the Funds listed on schedule 6.11.

   (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   (p) "Fund" means any U.S. or non-U.S. registered or unregistered investment company or series thereof for which the Company or any of its subsidiaries provides advisory or subadvisory services pursuant to an Investment Company Act Advisory Agreement or otherwise.

   (q) "Investment Company Advisory Agreement" means an investment advisory agreement entered into by the Company or any of its subsidiaries for the purpose of providing investment advisory or subadvisory services to a registered investment company or series thereof.

   (r) "know" or "knowledge" means, with respect to any party, the actual knowledge of such persons listed on Section 1.11(j) of the Company Disclosure Schedule.

   (s) "Material Adverse Effect" means when used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) conditions in the United States, European or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries in which the Company or Parent, as the case may be, conducts business (C) this Agreement, the announcement or performance hereof and the Merger, including the impact thereof on relationships with customers, suppliers or employees, or (D) anything provided for or contemplated by the budget previously provided by the Company to Parent or (ii) materially adversely affects the ability of the Company or Parent and Purchaser, as the case may be, to perform its obligations hereunder or consummate the Merger.

   (t) "Non-Investment Company Advisory Agreement" means any investment advisory agreement entered into by Company or any of its subsidiaries for the purpose of providing investment advisory services to a client other than a registered investment company or series thereof.

   (u) "Ownership Limit" shall have the meaning assigned to such term in Article FIFTH of the Articles.

   (v) "ProLogis" shall mean ProLogis Trust, a Maryland real estate investment trust.

   (w) "ProLogis Common Stock" shall mean common shares of beneficial interest of ProLogis, $0.01 par value per share. All references to ProLogis Common Stock shall be deemed to be references to ProLogis Common Stock as the same may be adjusted for stock splits, dividends, recapitalizations, reorganizations, and the like, and in the case of any such event such references shall be automatically deemed to be references to the ProLogis Common Stock as adjusted, with appropriate adjustments, as necessary, to the provisions hereof.

   (x) The "ProLogis Stock Value" shall be equal to the product of (i) average of the daily closing prices (as of 4:00 p.m. eastern time) per share of ProLogis Common Stock, as reported on the NYSE (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceding the Stockholders Meeting Date (as hereinafter defined) (provided that if the ProLogis Common Stock shall go "ex-dividend" during such measurement period, an appropriate adjustment will be made to the ProLogis Stock Value to take account of such dividend payment) and (ii) the number of shares of ProLogis Common Stock owned by the Company and to be a part of the Merger Consideration pursuant to the Stock Election.

   (y) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (z) "Public Investees" collectively means Storage USA, CarrAmerica Realty Corporation, ProLogis and Regency and "Public Investee" means each and any one of such companies.

   (aa) "Regency" shall mean Regency Realty Corporation, a Florida corporation.

   (bb) "Storage USA" shall mean Storage USA, Inc., a Tennessee corporation.

   (cc) "SEC" shall mean the United States Securities and Exchange Commission.

   (dd) "Shares" shall mean the Class A Shares and the Class B Shares.

   (ee) "Stock Consideration" shall mean the Class A Stock Consideration together with the Class B Stock Consideration.

   (ff) "Stockholders Meeting Date" shall mean the date for the Company Stockholder Meeting as set forth in the Proxy Statement as first mailed by the Company to holders of Shares, provided, however, that the Company may delay or postpone (but not change to an earlier date) the date of the Company Stockholder Meeting, or adjourn the Company Stockholder Meeting, to the extent it determines doing so is reasonably necessary to comply with any applicable legal or disclosure obligation, or in the event doing so is reasonably necessary to obtain the Company Requisite Vote, and any such date to which the Company Stockholder Meeting is so delayed, postponed or adjourned shall thereafter be the "Stockholders Meeting Date", provided that the Company shall promptly notify Parent of the date to which the Company Stockholder Meeting has been so delayed, postponed or adjourned, and shall not thereafter hold the Company Stockholder Meeting at a date prior to such date.

   (gg) "Storage USA Acquisition" means the consummation of the Merger contemplated by the Storage USA Transaction Agreements.

   (hh) "Storage USA Transaction Agreements" means that certain Agreement of Purchase and Sale, dated as of December 3, 2001, by and among Storage USA, Inc., Storage USA Trust, SUSA Partnership, L.P. and the Company, as the same may be amended from time to time in accordance with the terms of this Agreement.

   (ii) "subsidiary" means, when used with reference to any party, any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 10% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries. Notwithstanding the foregoing, no Public Investee, other than Storage USA, Inc. following consummation of the Merger contemplated by the Storage USA Transaction Agreements, will be deemed to be a subsidiary of the Company. References herein to "the Company and its subsidiaries taken as a whole" or other words of similar import shall be understood to refer to the Company and its subsidiaries on an aggregate basis, but in the case of subsidiaries that are not wholly owned, only to the extent of the Company's interest therein.

                           [signature page follows]

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          SECURITY CAPITAL GROUP INCORPORATED

                                          By: /s/   C. Ronald Blankenship
                                            -----------------------------------
                                                Name: C. Ronald Blankenship
                                                Title: Vice Chairman, Chief
                                                     Operating Officer

                                          EB ACQUISITION CORP.

                                          By:      /s/   Alec Burger
                                            -----------------------------------
                                                     Name: Alec Burger
                                                   Title: Vice President

                                          GENERAL ELECTRIC CAPITAL CORPORATION

                                          By:   /s/   Michael E. Pralle
                                            -----------------------------------
                                                  Name: Michael E. Pralle
                                                   Title: Vice President

                                                                     Appendix B


================================================================================

                               SUPPORT AGREEMENT

                                 by and among

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                             EB ACQUISITION CORP.

                                      and

                               -----------------

                         Dated as of December 14, 2001

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I       VOTING OF SHARES...........................................  1
   Section 1.01.     Agreement to Vote..................................     1
   Section 1.02.     Grant of Irrevocable Proxy; Appointment of Proxy...     1
   Section 1.03.     No Solicitation of Transactions....................     2
   Section 1.04.     Action in Stockholder Capacity Only................     2

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER..........  2
   Section 2.01.     Power; Binding Agreement...........................     2
   Section 2.02.     Title to Shares....................................     3

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....  3
   Section 3.01.     Due Organization; Authority Relative to this Agreement  3
   Section 3.02.     No Conflict; Required Filings and Consents.........     3

ARTICLE IV      ADDITIONAL AGREEMENTS......................................  4
   Section 4.01.     No Disposition or Encumbrance of Shares............     4
   Section 4.02.     Disclosure.........................................     4

ARTICLE V       TERMINATION................................................  4
   Section 5.01.     Termination........................................     4

ARTICLE VI      MISCELLANEOUS..............................................  4
   Section 6.01.     Additional Shares..................................     4
   Section 6.02.     Expenses...........................................     5
   Section 6.03.     Notices............................................     5
   Section 6.04.     Severability.......................................     5
   Section 6.05.     Assignment.........................................     5
   Section 6.06.     Amendment; Waiver..................................     6
   Section 6.07.     Parties in Interest................................     6
   Section 6.08.     Specific Performance...............................     6
   Section 6.09.     Governing Law......................................     6
   Section 6.10.     Headings...........................................     6
   Section 6.11.     Counterparts.......................................     6
   Section 6.12.     Entire Agreement...................................     6
   Section 6.13.     Further Assurances.................................     6

   SUPPORT AGREEMENT, dated as of December 14, 2001 (this "Agreement"), among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Parent"), BLANKET ACQUISITION CORP., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and ____________________ (the "Stockholder").

   WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Security Capital Group Incorporated, a Maryland corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger");

   WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of and has the power to vote or to direct the vote of ______ shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and ______ shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock and the associated Rights, the "Company Common Stock"), of the Company (such shares of Company Common Stock and any securities into which such shares may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on or otherwise in respect of, such shares, being referred to herein as the "Shares");

   WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

   WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement the Stockholder is willing to enter into this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                                   ARTICLE I

                               VOTING OF SHARES

   Section 1.01. Agreement to Vote. From the date hereof until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees to vote the Shares at every annual, special or adjourned meeting of the stockholders of the Company (or pursuant to any consent, certificate or other document relating to the Company that the law of the State of Maryland may permit or require): (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement; (b) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including, without limitation, any Acquisition Proposal) that would result in either Parent's or the Company's unilateral right to terminate the Merger Agreement; and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. The Stockholder acknowledges receipt of a copy of the Merger Agreement and the review thereof.

   Section 1.02. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Subject to Section 5.01, the Stockholder hereby irrevocably grants to, and appoints, Mark Kaplow and Kevin Korsh, or any one of them, in their respective capacities as employees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares held at the time of the relevant stockholder vote in the manner set forth in Section
1.01 hereof. The Stockholder will use his reasonable efforts to cause any record holder of Shares beneficially owned by the Stockholder to grant substantially similar proxies as Parent may reasonably request in connection with the Stockholder's obligations under this Agreement.

   (b) The Stockholder represents that any proxies heretofore given with respect to matters contained herein in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

   (c) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, subject to Section 5.01 and the following sentence, may under no circumstances be revoked. Notwithstanding the foregoing, the proxy granted hereunder shall automatically terminate, and the interest with which it is coupled shall for all purposes be deemed to be immediately and forever extinguished, upon the termination of this Agreement, or upon any sale, assignment, transfer, pledge, encumberance or disposition permitted hereunder, as to any Shares so sold, assigned, transferred, pledged, encumbered or disposed of.

   Section 1.03. No Solicitation of Transactions. Neither the Stockholder nor any of its affiliates shall, directly or indirectly, (a) solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal or (b) have any discussions with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal. The Stockholder and each of its affiliates shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. The Stockholder shall promptly advise Parent orally and in writing of (a) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal received by the Stockholder or any of its affiliates, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request (and provide Parent with copies of any written Acquisition Proposals or amendments or supplements thereto) and (b) any changes in any such Acquisition Proposal or request.

   Section 1.04. Action in Stockholder Capacity Only. The Stockholder acknowledges that this Agreement is entered into by it in its capacity as a stockholder of the Company and that nothing in this Agreement shall in any way restrict or limit any director, officer or employee of the Stockholder or its affiliates from taking any action in his capacity as such in order to comply with his or her fiduciary obligations.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDER

   The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

   Section 2.01. Power; Binding Agreement. The Stockholder if a natural person and has full legal right, power and authority to enter into and perform all of his or her obligations under this Agreement and if a corporation, partnership, trust, limited liability company or other legal entity is duly organized, validly existing and is in good standing under the applicable laws of its jurisdiction of formation and has all requisite corporate, partnership or similar power and authority to perform its obligations under this agreement. The execution and delivery of this Agreement by the Stockholder will not violate any other agreement to which he is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   Section 2.02. Title to Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Shares free and clear of any lien, pledge, security interest, encumbrance, charge or other claim of third parties of any kind or nature, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement and the Merger Agreement.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND MERGER SUB

   Parent and Merger Sub each represents and warrants to the Stockholder as follows:

   Section 3.01.  Due Organization; Authority Relative to this
Agreement. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub or any affiliate thereof are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming its due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   Section 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by Parent and Merger Sub of any of their obligations pursuant to this Agreement.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the HSR Act, any Antitrust Law and the Environmental

Laws, (ii) for the Regulatory Approvals, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent and Merger Sub of any of their obligations pursuant to this Agreement.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

   Section 4.01. No Disposition or Encumbrance of Shares. The Stockholder agrees that, prior to the termination of this Agreement in accordance with the terms hereof, he shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of the Shares (but excluding any such to or for the benefit of a charitable, philanthropic, eleemosynary, educational, religious or other similar entity, organization, trust, association or similar body; it being specifically understood and agreed that in the event of any such sale, assignment, transfer, pledge or other disposition the subject Shares shall no longer be in any way or manner subject to this Agreement), (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares, except as would otherwise be permitted by the foregoing clause (a), or (d) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder.

   Section 4.02. Disclosure. The Stockholder agrees to permit Parent and Merger Sub to publish and disclose in filings under the securities laws in connection with the Merger the Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and other information to the extent required by applicable law.

                                   ARTICLE V

                                  TERMINATION

   Section 5.01. Termination. The covenants and agreements contained herein shall terminate upon the earlier of (a) the date the Merger Agreement is terminated or modified in any manner adverse to the Stockholder (it being understood and agreed that without limitation of the generality of the foregoing, any modification or amendment to the Merger Agreement that in any way modifies or changes the form, amount or timing of consideration to be received by the Stockholder pursuant to the Merger or imposes any obligation or liability on the Stockholder, provided however that modifications to the form, amount or timing of consideration to be received by the Stockholder specifically contemplated by the Merger Agreement shall not be deemed to be adverse to the Stockholder); (b) the date Parent terminates this Agreement; and
(c) the day after the Stockholders Meeting (as defined in the Merger Agreement). Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.

                                  ARTICLE VI

                                 MISCELLANEOUS

   Section 6.01. Additional Shares. In the event the Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to such additional securities.

   Section 6.02. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

   Section 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

          (a) If to Parent or Merger Sub:

              General Electric Capital Corporation
              260 Long Ridge Road
              Stamford, Connecticut 06927
              Facsimile: 203-961-5523

              Attention: General Counsel

              with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York 10153
              Facsimile: (212) 310-8007
              Attention: Raymond O. Gietz, Esq.
                     Ellen J. Odoner, Esq.

          (b) If to the Stockholder:

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52 Street
              New York, New York 10019
              Facsimile: (212) 403-2000
              Attention: Adam O. Emmerich, Esq.

   Section 6.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   Section 6.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to Parent's ultimate parent company or any direct or indirect subsidiary of Parent or Parent's ultimate parent company, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

   Section 6.06. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

   Section 6.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 6.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

   Section 6.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

   Section 6.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 6.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 6.12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

   Section 6.13. Further Assurances. From time to time, at the request of Parent, in the case of the Stockholder, or at the request of the Stockholder, in the case of Parent and Merger Sub, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

                        [Signatures on following page.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned as of the date first above written.

                                          GENERAL ELECTRIC CAPITAL CORPORATION

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          EB ACQUISITION CORP.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          STOCKHOLDER:

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                     APPENDIX C
                                    [GRAPHIC]

Letterhead of Goldman Sachs


December 14, 2001

Board of Directors
Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico 87501

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "A Shares"), and the outstanding shares of Class B Common Stock, par value $0.01 per share (the "B Shares"), of Security Capital Group Incorporated (the "Company") of the Class A Merger Consideration and the Class B Merger Consideration (each as defined below), respectively, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2001 (the "Agreement"), among General Electric Capital Corporation ("GECC"), EB Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of GECC, and the Company.

The Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company. Under the terms of the Agreement, at the effective time of the Merger (x) each A Share will be converted into the right to receive the Class A Merger Consideration, and (y) each B Share will be converted into the right to receive the Class B Merger Consideration. The "Class A Merger Consideration" means either (1) $1,300.00 in cash, or (2) in the event that GECC elects in accordance with the Agreement to make the shares of common stock, par value $0.01 per share, of ProLogis Trust (the "ProLogis Shares") owned by the Company a part of the consideration to be received in the Merger by the holders of the A Shares and the B Shares (a "Stock Election"), (a) a number of ProLogis Shares (or fraction thereof) (the "Class A Stock Consideration") equal to the total number of ProLogis Shares to be made a part of the merger consideration pursuant to the Stock Election (the "ProLogis Election Shares Number") multiplied by the "Class A Per Share Factor" (as defined in the Agreement), provided that the Company may substitute cash in lieu of delivering fractional ProLogis Shares, in accordance with the terms of the Agreement, plus (b) an amount of cash equal to $1,300.00 less an amount equal to the dollar value of the Class A Stock Consideration based on the average of the closing prices per share of the ProLogis Shares on the New York Stock Exchange for the ten consecutive full trading days immediately preceding the two consecutive full trading days immediately preceding the meeting of the Company's stockholders to be held in connection with the Merger (the "ProLogis Average Closing Price"). The "Class B Merger Consideration" means either (1) $26.00 in cash, or (2) in the event of a Stock Election, (a) a number of ProLogis Shares (or fraction thereof) (the "Class B Stock Consideration") equal to the ProLogis Election Shares Number multiplied by the "Class B Per Share Factor" (as defined in the Agreement), provided that the Company may substitute cash in lieu of delivering fractional ProLogis Shares, in accordance with the terms of the Agreement, plus (b) an amount of cash equal to $26.00 less an amount equal to the dollar value of the Class B Stock Consideration based on the ProLogis Average Closing Price.

Board of Directors
Security Capital Group Incorporated
December 14, 2001
Page 2


Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as an agent of the public offering of $100 million aggregate principal amount of the 7.75% Medium Tenn Notes, Series A in 1998, having acted as the Company's financial advisor in connection with the acquisition of Security Capital U.S. Realty in 2001, having acted as sole book runner and co-lead manager of the secondary public offering of the Company's 29.456 million shares of beneficial interest in Archstone Communities Trust in 2001, having acted as sole book runner and sole lead manager of the secondary public offering of the Company's 16.873 million shares of CarrAmerica Realty Corporation in 2001, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided, and are currently providing, certain investment banking services to GECC and its affiliates (including General Electric Company ("GE") the parent company of GECC) from time to time, including, but not limited to, having acted as financial advisor in connection with GECC's purchase of MET Life Capital Credit Corporation in 1998, Franchise Finance Corporation of America in 2001, and Mellon Financial Corporation in 2001, and having acted as underwriter of a significant number of financing transactions for GECC. In addition, we may provide investment banking services to GE and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may from time time effect transactions and hold positions in securities, including derivative securities of the Company or GE for its own account and for the accounts of its customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Company for the four years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. also have held discussions with members of the senior management of the Company regarding the assessment of the strategic rationale for the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the A Shares and B Shares and the ProLogis Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimate and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Board of Directors
Security Capital Group Incorporated
December 14, 2001
Page 3


Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the Class A Merger Consideration to be received by the holders of A Shares pursuant to the Agreement is fair from a financial point of view to the holders of the A Shares, and the Class B Merger Consideration to be received by the holders of B Shares pursuant to the Agreement is fair from a financial point of view to the holders of the B Shares.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which have been or will be paid by the registrant, except as noted in the prospectus:

                                                                    Borne by
                                                       Borne by      Selling
                                                      Registrant   Shareholder

SEC registration fee............................       $251,421           $0
Accounting fees and expenses....................         25,000            0
Legal fees and expenses.........................         50,000            0
Printing fees...................................         75,000            0
Miscellaneous fees and expenses.................         98,579      250,000
                                                       --------     --------
Total...........................................       $500,000     $250,000


Item 15.  Indemnification of Trustees and Officers.

     Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

     Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings".

     Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

     Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings".

     ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 16.  Exhibits.

     See the Exhibit Index which is hereby incorporated herein by reference.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes that: (a) for purposes of determining any liability under the Securities Act or 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on April 15, 2002.

                                       PROLOGIS TRUST

                                       By:  /s/ K. Dane Brooksher
                                           ------------------------------------
                                           K. Dane Brooksher
                                           Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   Signature                                       Title                              Date
                   ---------                                       -----                              ----
 /s/ K. Dane Brooksher                            Chairman, Chief Executive Officer and        April 15, 2002
----------------------------------------          Trustee
K. Dane Brooksher


 /s/ Irving F. Lyons, III*                        President, Chief Investment Officer and
----------------------------------------          Trustee
Irving F. Lyons III


 /s/ Walter C. Rakowich*                          Chief Financial Officer and Managing
----------------------------------------          Director
Walter C. Rakowich


 /s/ Luke A. Lands*                               Senior Vice President and Controller
----------------------------------------
Luke A. Lands


 /s/ Shari J. Jones*                              Vice President (principal accounting
----------------------------------------          officer)
Shari J. Jones


 /s/ C. Ronald Blankenship*                       Trustee
----------------------------------------
C. Ronald Blankenship


 /s/ Stephen L. Feinberg*                         Trustee
----------------------------------------
Stephen L. Feinberg


/s/ George L. Fotiades*                           Trustee
----------------------------------------
George L. Fotiades


                                                  Trustee
----------------------------------------
Donald P. Jacobs


                                                  Trustee
----------------------------------------
Kenneth N. Stensby


 /s/ J. Andre Teixeira*                           Trustee
----------------------------------------
J. Andre Teixeira


 /s/ Thomas G. Wattles*                           Trustee
----------------------------------------
Thomas G. Wattles


 /s/ William D. Zollars*                          Trustee
----------------------------------------
William D. Zollars


* By:  /s/ K. Dane Brooksher                              April 15, 2002
      ----------------------------------
      K. Dane Brooksher
      Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit                           Description
-------                           -----------

2.1 Agreement and Plan of Merger, dated December 14, 2001, by and among Security Capital Group Incorporated, General Electric Capital Corporation and EB Acquisition Corp. (attached as Appendix A to the proxy statement/prospectus included in this registration statement)
4.1 Articles of Amendment and Restatement of ProLogis (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the period ending June 30, 1999)
4.2        Amended and Restated Bylaws of ProLogis (Incorporated by reference to
           Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30,
           1999)
4.3 Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)
4.4 First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)
4.5 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)
4.6 Third Amendment to Rights Agreement, dated as of October 11, 2001, among ProLogis, Fleet National Bank and EquiServe Trust Company, N.A. (Incorporated by reference to exhibit 4.1 to ProLogis' Form 10-Q for the quarter ended September 30, 2001)
4.7 Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis's registration statement No. 33-73382)
4.8 Form of share certificate for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.8 to ProLogis's Form 10-K for the year ended December 31, 1996)
4.9 Form of share certificate for Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.21 to ProLogis's registration statement No. 69001)
4.10 Form of share certificate for Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.22 to ProLogis's registration statement No. 69001)
5.1+ Opinion of Mayer, Brown & Platt as to the validity of the shares being offered
8.1+       Opinion of Mayer, Brown & Platt as to certain tax matters
23.1       Consent of Arthur Andersen LLP
23.2       Consent of KPMG LLP
23.3       Consent of KPMG LLP
23.4       Consent of KPMG LLP
23.5+      Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)
23.6       Consent of Arthur Andersen LLP
23.7       Consent of KPMG LLP
23.8       Consent of KPMG LLP
23.9       Consent of KPMG LLP
23.10      Consent of PricewaterhouseCoopers S.a.r.l.
23.11      Consent of PricewaterhouseCoopers
23.12      Consent of PricewaterhouseCoopers S.a.r.l.
23.13      Consent of PricewaterhouseCoopers
23.14      Consent of PricewaterhouseCoopers S.a.r.l.
23.15      Consent of Goldman, Sachs & Co.
24.1+      Power of Attorney
99.1       ProLogis representation letter
99.2       Security Capital Group Incorporated representation letter

--------------------

+ Previously filed.